                                  SCHEDULE 14A
                                (RULE 14(A)-101)

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12


                              ECOMETRY CORPORATION
                (Name of Registrant as Specified In Its Charter)


                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.
[X]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies: Ecometry Corporation common stock, par value $0.01 per share.

         2)       Aggregate number of securities to which transaction applies:
                  (i) 12,422,474 shares of common stock, which represents the number of shares outstanding as of February [ ], 2002, and
                  (ii) outstanding options to purchase an aggregate of 464,103 shares of common stock with a per share exercise price less than $2.90, and a per share weighted average exercise price of $2.505, which will be cashed out in connection with the merger.

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to the Agreement and Plan of Merger, dated as of January 25, 2002, by and among Ecometry Corporation, Citrus Merger Corp., Syngistix, Inc. and, with respect to Section 7.6(b)(i) only, Core Technology Fund IV, LLC, Citrus Merger Corp. will merge with and into Ecometry Corporation, and each outstanding share of common stock of Ecometry Corporation will be converted into the right to receive $2.90 in cash, without interest. In addition, pursuant to the terms of the merger agreement outstanding options to purchase common stock with a per share exercise price less than $2.90 will be converted into the right to receive a cash payment equal to the product of (1) the number of shares underlying such options and (2) the difference between $2.90 and the per share exercise price of such options.

         4)       Proposed maximum aggregate value of transaction:
                  $36,208,495.29

         5)       Total fee paid: $5,702.18

[ ]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid: $4,390.74

         2)       Form, Schedule or Registration Statement No.: Schedule 14A

         3)       Filing Party: Ecometry Corporation

         4)       Date Filed: November 15, 2001

                              ECOMETRY CORPORATION
                           1615 SOUTH CONGRESS AVENUE
                        DELRAY BEACH, FLORIDA 33445-6368

                                                    [ ] [ ] , 2002
Dear Shareholder:

         You are cordially invited to attend a special meeting of shareholders of Ecometry Corporation to be held at 10:00 a.m. local time, on [ ] [__], 2002, at the Embassy Suites, 661 Northwest 53rd Street, Boca Raton, Florida 33487.

         As described in the enclosed proxy statement, at the special meeting, you will be asked to approve two transactions involving the company. The first transaction that you will be asked to approve is a merger of Citrus Merger Corp. ("Citrus") with and into us (the "Syngistix Merger"). Citrus is a corporation newly-formed by Syngistix, Inc. ("Syngistix"), a privately-held corporation, for the sole purpose of effecting the merger. You will also be asked to approve a merger agreement among us, Citrus, Syngistix and, with respect to Section 7.6(b)(i) thereof only, Core Technology Fund IV, LLC, dated January 25, 2002, as it may be amended from time to time (the "Syngistix Merger Agreement").

         Since the Syngistix Merger is subject to a financing condition, in the interest of time, we are also soliciting shareholder approval for a second transaction that will only occur if the conditions to the Syngistix Merger are not met. The second transaction you will be asked to approve at the special meeting is a merger of SG Merger Corp. ("SG") with and into us (the "SG Merger"). SG is a corporation newly-formed by Wilburn W. Smith, chairman of our board of directors and executive vice president - sales, and Allan J. Gardner, a member of our board of directors and our chief technology officer (together, the "Principal Shareholders"), for the sole purpose of effecting the SG Merger. You will also be asked to approve a merger agreement by and among us, SG and, with respect to Section 5.2(c) only, the Principal Shareholders, dated October 25, 2001 (the "Original SG Agreement") as amended by the Amendment and Waiver to Agreement and Plan of Merger dated January 25, 2002 (the "SG Amendment") and as it may be further amended from time to time (collectively, the "SG Merger Agreement").

         YOU MAY VOTE TO APPROVE BOTH THE SYNGISTIX MERGER AND THE SG MERGER, ONLY ONE OF THEM, OR NEITHER OF THEM. IF THE CLOSING CONDITIONS TO THE SYNGISTIX MERGER (INCLUDING SYNGISTIX OBTAINING FINANCING AND THE APPROVAL OF OUR SHAREHOLDERS) ARE SATISFIED OR WAIVED, THE SYNGISTIX MERGER WILL OCCUR AND THE SG MERGER WILL NOT OCCUR. IF THE CLOSING CONDITIONS TO THE SYNGISTIX MERGER ARE NOT SATISFIED OR WAIVED AND THE SYNGISTIX MERGER DOES NOT OCCUR, AND THE CLOSING CONDITIONS TO THE SG MERGER ARE SATISFIED OR WAIVED, THE SG MERGER WILL OCCUR.

         If the Syngistix Merger is completed, shares of our common stock issued and outstanding immediately prior to the merger, excluding shares beneficially owned by us, Citrus or Syngistix, will be converted into the right to receive $2.90 per share, in cash, without interest. Following the Syngistix Merger, Citrus will cease to exist and we will become a privately-held corporation owned by Syngistix.

         If the Syngistix Merger is not completed but the SG Merger is completed, shares of our common stock issued and outstanding immediately prior to the merger, excluding shares beneficially owned by us, the Principal Shareholders and SG Merger, will be converted into the right to receive $2.70 per share, in cash, without interest. Following the SG Merger, SG will cease to exist and we will become a privately-held corporation owned by the Principal Shareholders.

         The Principal Shareholders beneficially own approximately 35% of the outstanding shares of our Common Stock. The Principal Shareholders have agreed to vote these shares in favor of the Syngistix Merger and the SG Merger.

         Our board of directors formed a special committee of three independent directors to mitigate any conflict of interest in evaluating the SG merger proposal, and any other acquisition proposals or indications of interest in us (including the Syngistix merger proposal). The Syngistix Merger and the SG Merger have been approved by our board of directors, based upon the unanimous recommendation of the special committee. In its evaluation of the mergers, the special committee considered, among other things, the opinion of Adams, Harkness & Hill, Inc., its independent financial advisor, to the effect that, as of the date of the opinion, the $2.70 per share cash merger consideration to be received in the SG Merger by our shareholders other than SG and the Principal Shareholders is fair to such shareholders from a financial point of view. Because the special committee had an opinion from Adams, Harkness & Hill regarding the fairness of the $2.70 per share merger consideration to be received in the SG Merger it did not request a fairness opinion regarding the $2.90 per share merger consideration to be received in the Syngistix Merger.

         THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS BELIEVE THAT THE SYNGISTIX MERGER AND THE SYNGISTIX MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND, THEREFORE, THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE SYNGISTIX MERGER AND THE SYNGISTIX MERGER AGREEMENT.

         THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS BELIEVE THAT, IF THE SYNGISTIX MERGER IS NOT COMPLETED FOR ANY REASON, THE SG MERGER AND THE SG MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND, THEREFORE, THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE SG MERGER AND THE SG MERGER AGREEMENT.

         Details of the Syngistix Merger and the SG Merger, the respective merger agreements and other important information are described in the accompanying notice of special meeting and proxy statement. You are urged to read these important documents carefully before casting your vote.

         Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and promptly return the enclosed proxy card. Neither the Syngistix Merger nor the SG Merger can be completed unless a majority of the outstanding shares of common stock approve the applicable merger agreement and merger. It is a further condition to the SG Merger that the SG Merger and the SG Merger Agreement be approved by a majority of our shareholders other than SG and the Principal Shareholders and their affiliates. We may waive this further condition.

         We thank you for your prompt attention to this matter and appreciate your support.

                                            Very truly yours,


                                            Wilburn W. Smith
                                            Chairman of the Board of Directors

         YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. IF THE SYNGISTIX MERGER OR THE SG MERGER IS COMPLETED, SHAREHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, OR PASSED UPON THE FAIRNESS OR MERITS OF THE PROPOSED TRANSACTIONS OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ECOMETRY CORPORATION
                           1615 SOUTH CONGRESS AVENUE
                        DELRAY BEACH, FLORIDA 33445-6368

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON [__________] [__], 2002

To the Shareholders of ECOMETRY CORPORATION:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of ECOMETRY CORPORATION will be held on [ ] [ ] , 2002 beginning at 10:00 a.m. local time, at the Embassy Suites, 661 Northwest 53rd Street, Boca Raton, Florida 33487, to consider and vote upon:

         1. A proposal to approve the merger agreement, dated as of January 25, 2002, between us and Citrus Merger Corp. ("Citrus"), Syngistix, Inc. ("Syngistix") and, with respect to Section 7.6(b)(i) thereof only, Core Technology Fund IV, LLC, as it may be amended from time to time (the "Syngistix Merger Agreement"), and the transactions contemplated thereby, including the merger of Citrus with and into us, with Ecometry Corporation as the surviving company (the "Syngistix Merger"), and pursuant to which our shareholders will be entitled to receive $2.90 in cash, without interest, for each share of our common stock held immediately prior to the merger. A copy of the Syngistix Merger Agreement is included in the attached proxy statement as Annex A and is incorporated in the attached proxy statement by reference.

         2. A proposal to approve the merger agreement, dated as of October 25, 2001, between us and SG Merger Corp. ("SG") and, with respect to
Section 5.2(c) thereof only, Wilburn W. Smith and Allan J. Gardner, as amended by the Amendment and Waiver to Agreement and Plan of Merger dated January 25, 2002 (the "SG Amendment") and as may be further amended from time to time (together, the "SG Merger Agreement"), and the transactions contemplated thereby, including the merger of SG with and into us (the "SG Merger"), with Ecometry Corporation as the surviving company, and pursuant to which our shareholders (other than SG, Wilburn W. Smith and Allan J. Gardner) will be entitled to receive $2.70 in cash, without interest, for each share of our common stock held immediately prior to the merger. IF APPROVED BY OUR SHAREHOLDERS, THE SG MERGER WOULD ONLY OCCUR IF THE SYNGISTIX MERGER DOES NOT OCCUR. A copy of the SG Merger Agreement is included in the attached proxy statement as Annex B and is incorporated in the attached proxy statement by reference.

         3.       Any proposal to adjourn or postpone the special meeting.

         4. Any other business as may properly come before the special meeting or any adjournment or adjournments of the special meeting.

         YOU MAY VOTE TO APPROVE BOTH THE SYNGISTIX MERGER AND THE SG MERGER, ONLY ONE OF THEM, OR NEITHER OF THEM. IF THE CLOSING CONDITIONS TO THE SYNGISTIX MERGER (INCLUDING THE APPROVAL OF OUR SHAREHOLDERS) ARE SATISFIED OR WAIVED, THE SYNGISTIX MERGER WILL OCCUR AND THE SG MERGER WILL NOT OCCUR. IF THE CLOSING CONDITIONS TO THE SYNGISTIX MERGER ARE NOT SATISFIED OR WAIVED AND THE SYNGISTIX MERGER DOES NOT OCCUR, AND THE CLOSING CONDITIONS TO THE SG MERGER ARE SATISFIED OR WAIVED, THE SG MERGER WILL OCCUR.

         Only shareholders of record as of the close of business on [ ] [ ], 2002 will be entitled to notice of the special meeting and to vote at the special meeting and any adjournment of the meeting. Any shareholder will be able to examine a list of shareholders of record for any purpose related to the special meeting, during regular business hours, for a period of ten days prior to the special meeting through the meeting and any adjournment of the meeting. The list will be available at our corporate headquarters located at 1615 South Congress Avenue, Delray Beach, Florida 33445-6368. Under Florida law, approval of the Syngistix Merger and the Syngistix Merger Agreement and the SG Merger and the SG Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at the special meeting. In addition to this requirement of Florida law, the SG Merger Agreement provides that it is a condition to our obligation to consummate the SG Merger that the holders of a majority of our outstanding shares of common stock not held by Wilburn W. Smith, Allan J. Gardner and SG and their affiliates vote to approve the SG Merger. We may waive this condition.

         All shareholders are cordially invited to attend the special meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, EACH SHAREHOLDER IS

URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. THE PROXY CARD REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                                       By Order of the Special Committee and
                                       the Board of Directors,



                                       Martin K. Weinbaum
                                       Secretary

Delray Beach, Florida
[_____________] [___] , 2002

         PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                              ECOMETRY CORPORATION
                           1615 SOUTH CONGRESS AVENUE
                        DELRAY BEACH, FLORIDA 33445-6368

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON [ ] [ ] , 2002


         This proxy statement is being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting of shareholders, and at any adjournment of the meeting, to be held at the Embassy Suites, 661 Northwest 53rd Street, Boca Raton, Florida 33487, on [ ] [ ], 2002 beginning at 10:00 a.m. local time. The special meeting has been called to consider and vote upon the following:

         (i) A proposal to approve the merger agreement, dated as of January 25, 2002, between us and Citrus Merger Corp. ("Citrus"), Syngistix, Inc. ("Syngistix") and, with respect to
                  Section 7.6(b)(i) thereof only, Core Technology Fund IV, LLC, as it may be amended from time to time (the "Syngistix Merger Agreement"), and the transactions contemplated thereby, including the merger of Citrus with and into us, with Ecometry Corporation as the surviving company (the "Syngistix Merger"), and pursuant to which our shareholders will be entitled to receive $2.90 in cash, without interest, for each share of our common stock held immediately prior to the merger. A copy of the Syngistix Merger Agreement is included in the attached proxy statement as Annex A and is incorporated in the attached proxy statement by reference. Please note that the $2.90 per share represents a discount of approximately 4% from the $3.02 book value per share of our common stock as of December 31, 2001.

         (ii) A proposal to approve the merger agreement, dated as of October 25, 2001, between us and SG Merger Corp. ("SG") and, with respect to Section 5.2(c) thereof only, Wilburn W. Smith and Allan J. Gardner, as amended by the Amendment and Waiver to Agreement and Plan of Merger dated January 25, 2002 (the "SG Amendment"), and as may be further amended from time to time (collectively, the "SG Merger Agreement"), and the transactions contemplated thereby, including the merger of SG with and into us (the "SG Merger"), with Ecometry Corporation as the surviving company, and pursuant to which our shareholders (other than SG, Wilburn W. Smith and Allan J. Gardner) will be entitled to receive $2.70 in cash, without interest, for each share of our common stock held immediately prior to the merger. IF APPROVED BY OUR SHAREHOLDERS, THE SG MERGER WILL ONLY OCCUR IF THE SYNGISTIX MERGER DOES NOT OCCUR. A copy of the SG Merger Agreement is included in the attached proxy statement as Annex B and is incorporated in the attached proxy statement by reference. Please note that the $2.70 per share price represents a discount of approximately 10.5% from the $3.02 book value per share of our common stock as of December 31, 2001.

         (iii)    Any proposal to adjourn or postpone the special meeting.

         (iv) Any other business as may properly come before the special meeting or any adjournment or adjournments of the special meeting.

         YOU MAY VOTE TO APPROVE BOTH THE SYNGISTIX MERGER AND THE SG MERGER, ONLY ONE OF THEM, OR NEITHER OF THEM. IF THE CLOSING CONDITIONS TO THE SYNGISTIX MERGER (INCLUDING THE APPROVAL OF OUR SHAREHOLDERS) ARE SATISFIED OR WAIVED, THE SYNGISTIX MERGER WILL OCCUR AND THE SG MERGER WILL NOT OCCUR. IF THE CLOSING CONDITIONS TO THE SYNGISTIX MERGER ARE NOT SATISFIED OR WAIVED AND THE SYNGISTIX MERGER DOES NOT OCCUR, AND THE CLOSING CONDITIONS TO THE SG MERGER ARE SATISFIED OR WAIVED, THE SG MERGER WILL OCCUR.

         Only shareholders of record on [__________] [__], 2002 are entitled to receive notice of and vote at the meeting. On that record date, there were [ ] shares of our common stock outstanding held by approximately [ ] record holders.

         Each share of our common stock will be entitled to one vote. Under Florida law in order to complete either merger, the applicable merger agreement and merger must be approved by a vote of a majority of the outstanding shares of common stock. Of those shares, approximately 35% are beneficially owned by Mr. Smith, chairman of our board of directors and our executive vice president - sales, and Mr. Gardner, a member of our board of directors and our chief technology officer, who we refer to herein collectively as the "Principal Shareholders." The Principal Shareholders have agreed to vote these shares in favor of the Syngistix Merger and the SG Merger. In addition to the foregoing vote required by Florida law, the SG Merger Agreement provides that it is a condition to our obligation to consummate the SG Merger that the holders of a majority of our outstanding common stock not held by the Principal Shareholders and SG and their affiliates approve the SG Merger Agreement and the SG Merger. We may waive this condition. A quorum for the meeting requires that holders of a majority of the outstanding shares of common stock must be present in person or by proxy.

         Proxies will be voted in the manner you specify in the proxy card. If you wish to vote by proxy, you must sign your proxy. Each proxy will confer discretionary authority on the named proxyholders to vote on any matter presented at the meeting which we did not know of a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, the proxies will be voted in the discretion of the persons named therein in accordance with their best judgment. If you return your proxy but do not specify how it should be voted, your shares will be voted for the approval of the Syngistix Merger Agreement and the Syngistix Merger and the SG Merger Agreement and the SG Merger and for the proposal to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting. If your stock is held by a broker or other custodian in "street name," your shares will not be voted unless you provide specific instructions to the custodian. Proxies submitted by custodians who have not received voting instructions will be counted for the purposes of determining a quorum, but will not be voted for or against either merger. Because both mergers must be approved by the holders of a majority of the outstanding shares, the failure to vote your shares, including the failure to provide instructions to a custodian, or a decision to abstain from voting, will have the same effect as a vote against both mergers. You are urged to complete and return your proxy and, if your shares are held in street name, to provide voting instructions in accordance with the materials you receive from your broker or other custodian.

         This proxy statement, the notice of special meeting and the accompanying form of proxy were first mailed to shareholders on or about [ ] [ ], 2002.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE INFORMATION IN THIS PROXY STATEMENT IS ONLY ACCURATE ON THE DATE OF THIS PROXY STATEMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, OR PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTIONS OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS.............................................................................................1
QUESTIONS AND ANSWERS ABOUT THE SYNGISTIX MERGER..................................................................2
QUESTIONS AND ANSWERS ABOUT THE SG MERGER.........................................................................4
PROCEDURAL QUESTIONS & ANSWERS....................................................................................6
SUMMARY/OVERVIEW..................................................................................................8
     OVERVIEW.....................................................................................................8
     THE COMPANIES................................................................................................9
     THE SYNGISTIX MERGER........................................................................................10
     THE SG MERGER...............................................................................................12
     MARKET PRICE AND DIVIDEND INFORMATION.......................................................................15
SPECIAL FACTORS..................................................................................................16
     BACKGROUND..................................................................................................16
     RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS.............................................26
THE SYNGISTIX MERGER.............................................................................................27
     ECOMETRY'S REASONS FOR THE SYNGISTIX MERGER.................................................................27
     MERGER FINANCING - THE SYNGISTIX MERGER.....................................................................29
     SELECTED FINANCIAL INFORMATION OF SYNGISTIX.................................................................31
     INTERESTS OF CERTAIN PERSONS IN THE SYNGISTIX MERGER........................................................31
     MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SYNGISTIX MERGER............................................32
     THE SYNGISTIX MERGER AGREEMENT..............................................................................34
         THE SYNGISTIX MERGER....................................................................................34
         STOCK OPTIONS...........................................................................................34
         CONVERSION OF COMMON STOCK..............................................................................34
         REPRESENTATIONS AND WARRANTIES..........................................................................35
         COVENANTS...............................................................................................36
         LITIGATION..............................................................................................37
         PUBLICITY; COMMUNICATIONS...............................................................................37
         CONDITIONS TO THE SYNGISTIX MERGER......................................................................38
         TERMINATION.............................................................................................39
         EFFECT OF TERMINATION...................................................................................40
         EXPENSES; TERMINATION FEE...............................................................................40
         INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.....................................................41
         AMENDMENT...............................................................................................41
     FINANCIAL ADVISORS - THE SYNGISTIX MERGER...................................................................41
     OUR MANAGEMENT'S FORECAST - THE SYNGISTIX MERGER............................................................41
     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS -- THE SYNGISTIX MERGER...........................45
THE SG MERGER....................................................................................................47
     ECOMETRY'S REASONS FOR THE SG MERGER AND FAIRNESS OF THE SG MERGER..........................................47
     SG MERGER'S AND THE PRINCIPAL SHAREHOLDERS' REASONS FOR THE SG MERGER AND FAIRNESS OF THE SG MERGER.........50
     MERGER FINANCING  -- THE SG MERGER..........................................................................53
     PURPOSES OF THE SG MERGER AND PLANS OR PROPOSALS............................................................55
     INTERESTS OF CERTAIN PERSONS IN THE SG MERGER...............................................................56
     MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SG MERGER...................................................57
     THE SG MERGER AGREEMENT AND THE SG AMENDMENT................................................................59
         THE SG MERGER...........................................................................................59
         STOCK OPTIONS...........................................................................................59
         CONVERSION OF COMMON STOCK..............................................................................59
         REPRESENTATIONS AND WARRANTIES..........................................................................60
         COVENANTS...............................................................................................61

         LITIGATION..............................................................................................62
         PUBLICITY; COMMUNICATIONS...............................................................................62
         CONDITIONS TO THE SG MERGER.............................................................................62
         TERMINATION.............................................................................................63
         EFFECT OF TERMINATION...................................................................................64
         EXPENSES; TERMINATION FEE...............................................................................64
         INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.....................................................65
         AMENDMENT...............................................................................................65
         THE SG AMENDMENT........................................................................................65
     OPINION OF ADAMS, HARKNESS & HILL, INC......................................................................66
     OUR MANAGEMENT'S FORECAST - THE SG MERGER...................................................................77
     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS - THE SG MERGER...................................81
THE SPECIAL MEETING..............................................................................................83
     MATTERS TO BE CONSIDERED....................................................................................83
     REQUIRED VOTES..............................................................................................83
     VOTING AND REVOCATION OF PROXIES............................................................................84
     RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM; VOTING AT THE SPECIAL MEETING..................................84
     ADJOURNMENTS................................................................................................85
     APPRAISAL RIGHTS............................................................................................85
     SOLICITATION OF PROXIES.....................................................................................85
CERTAIN INFORMATION CONCERNING OUR COMPANY.......................................................................86
     SELECTED HISTORICAL FINANCIAL DATA..........................................................................86
     RECENT DEVELOPMENTS.........................................................................................87
     PRICE RANGE OF SHARES; DIVIDENDS; AND STOCK REPURCHASES.....................................................88
     OPTIONS HELD BY EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES................................................89
CERTAIN BENEFICIAL OWNERSHIP OF SHARES...........................................................................91
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS...................................................................92
     GENERAL.....................................................................................................92
     HART-SCOTT-RODINO...........................................................................................92
     LITIGATION..................................................................................................92
ACCOUNTING TREATMENT.............................................................................................92
ESTIMATED FEES AND EXPENSES......................................................................................93
INDEPENDENT AUDITORS.............................................................................................94
SHAREHOLDER PROPOSALS............................................................................................94
WHERE YOU CAN FIND MORE INFORMATION..............................................................................94
AVAILABLE INFORMATION............................................................................................95
OTHER BUSINESS...................................................................................................96



Annex A           Syngistix Merger Agreement
Annex B           SG Merger Agreement and SG Amendment
Annex C           Opinion of Adams, Harkness & Hill, Inc.
[ANNEX D          ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED
                  DECEMBER 31, 2000]
[ANNEX E          QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER
                  30, 2001]

                              QUESTIONS AND ANSWERS

         The following questions and answers are intended to address briefly some commonly asked questions regarding the Syngistix Merger and the Syngistix Merger Agreement and the SG Merger and the SG Merger Agreement. These questions and answers may not address all questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement before voting on the Syngistix Merger and the SG Merger.

Q:       WHAT AM I BEING ASKED TO VOTE ON? (SEE PAGE 83)

A: You are being asked to vote to approve two separate transactions: the Syngistix Merger and the SG Merger. If the proposed Syngistix Merger is completed, we will become a privately-held corporation wholly-owned by Syngistix. If the SG Merger is completed, we will become a privately-held corporation wholly owned by the Principal Shareholders. If the SG Merger is approved, it will be completed only if the Syngistix Merger is not completed.

Q:       WHY AM I BEING ASKED TO VOTE ON TWO MERGERS?

A: We have entered into two merger agreements, one with Syngistix and one with SG. If the conditions to close the Syngistix Merger are satisfied or waived, the Syngistix Merger will occur and the SG Merger will not occur. If the conditions to close the Syngistix Merger are not satisfied or waived, the Syngistix Merger will not occur. If the Syngistix Merger does not occur and the conditions to close the SG Merger are satisfied or waived, the SG Merger will occur.

Q:       CAN I VOTE FOR BOTH THE SYNGISTIX MERGER AND THE SG MERGER?

A: Yes. If approved, the SG Merger will only occur if the closing conditions to the Syngistix Merger are not satisfied or waived and the Syngistix Merger does not occur.

Q:       CAN I VOTE FOR ONE MERGER, BUT NOT THE OTHER?

A: Yes. You can vote for the Syngistix Merger and not the SG Merger; you can vote for the SG Merger and not the Syngistix Merger. Please note, however, that even if the Syngistix Merger is approved, it may not close. If the Syngistix Merger does not close and the SG Merger is not approved, neither transaction will close and you will remain a shareholder of Ecometry.

Q:       WHY WAS THE SPECIAL COMMITTEE FORMED? (SEE PAGE 17)

A: The Principal Shareholders, who are members of our board of directors and officers of our company, have a direct conflict of interest in recommending approval of the SG Merger Agreement and the SG Merger because they are also the sole shareholders, directors and officers of SG. If the SG Merger occurs, the Principal Shareholders will beneficially own all of our outstanding common stock. As a result, the Principal Shareholders would receive all of the benefit of our future earnings and any increase in our value and bear the full loss of any decrease in our value, while you will no longer receive any such benefit or bear any such risk. Specifically, the Principal Shareholders have a direct pecuniary interest in having the merger consideration in connection with the SG Merger, both on a per-share basis and in the aggregate, be as low as possible. Because of this conflict, the board of directors initially formed a special committee of three independent directors to evaluate the SG merger proposal and any other proposals or indications of interest in acquiring us submitted by third parties, and to negotiate the SG Merger Agreement. The members of the special committee are not affiliated in any way with Syngistix, Citrus or SG and will not be affiliated with Syngistix, Citrus or SG at the time of the Syngistix Merger or the SG Merger.

Q: WHAT STEPS DID THE BOARD OF DIRECTORS AND SPECIAL COMMITTEE TAKE TO DETERMINE THAT THE PRICE PER SHARE I WILL RECEIVE IN THE PROPOSED SYNGISTIX MERGER OR SG MERGER IS FAIR TO ME FROM A FINANCIAL POINT OF VIEW? (SEE PAGES 17-26)

A: The board of directors formed a special committee consisting of directors who had no conflicts of interest with respect to the Syngistix Merger or the SG Merger (other than the fact that 3,750 each of their options will vest upon completion of the Syngistix Merger or the SG Merger (in the same manner as options held by all option holders generally) which, when combined with previously vested options, will result in the receipt by each member of the special committee of $5,750 upon completion of the Syngistix Merger or $4,750 upon the completion of the SG Merger) to evaluate and negotiate any proposals or indications of interest in us. The special committee selected and retained its own legal and financial advisors to assist it in the evaluation and negotiation of any merger agreement and any merger, and ultimately received a written fairness opinion from its financial advisor in connection with the SG Merger Agreement. In its evaluation of the Syngistix Merger and the SG Merger, the special committee considered, among other things, the opinion of Adams, Harkness & Hill, its independent financial advisor, that as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the $2.70 cash merger consideration that each shareholder will have the right to receive pursuant to the SG Merger is fair, from a financial point of view, to that shareholder. Since Adams, Harkness & Hill had delivered a fairness opinion with regard to the $2.70 per share consideration to be paid to our shareholders under the SG Merger Agreement, the special committee did not request an additional fairness opinion regarding the $2.90 per share consideration to be paid to our shareholders pursuant to the Syngistix Merger Agreement.

Q: WHAT DO THE PRINCIPAL SHAREHOLDERS RECEIVE IF THE SYNGISTIX MERGER IS CONSUMMATED? (SEE PAGE 65)

A: The SG Amendment provides that the SG Merger Agreement will terminate immediately prior to the consummation of the Syngistix Merger and SG, whose sole shareholders are the Principal Shareholders, will receive a termination fee of $1,679,100, minus the portion of the termination fee previously paid to SG upon the signing of the Syngistix Merger Agreement for its reasonably documented fees and expenses incurred in connection with the SG Merger Agreement. In addition, the Principal Shareholders will receive, like all other shareholders of Ecometry, $2.90 per share in cash for their shares.


                QUESTIONS AND ANSWERS ABOUT THE SYNGISTIX MERGER

Q:       WHAT WILL I RECEIVE IN THE SYNGISTIX MERGER? (SEE PAGES 34-35)

A: Upon completion of the Syngistix Merger, each outstanding share of our common stock immediately prior to the effective time of the merger will be converted into the right to receive $2.90 in cash, without interest, except for shares held by us, Syngistix and Citrus. We note that $2.90 per share represents a discount of approximately 4% from the $3.02 book value per share of our common stock as of December 31, 2001. However, we do not believe that book value per share, even though it is largely comprised of cash, cash equivalents and other current assets is indicative of what shareholders would receive for their shares upon liquidation of the company due to the costs and uncertainties associated with liquidating a company.

Q:       WHO IS CITRUS? (SEE PAGE 10)

A: Citrus is a corporation newly-formed by Syngistix for the sole purpose of acquiring us in the Syngistix Merger.

Q:       WHO IS SYNGISTIX? (SEE PAGE 10)

A: Syngistix, a Delaware corporation, is the parent company of Citrus. Syngistix is the successor to a business founded in 1976 and headquartered in Englewood, Colorado. Syngistix provides supply chain management software solutions for distribution enterprises and specializes in providing low-risk migration paths from legacy software systems to newer technologies.

Q:       WHAT EFFECT WILL THE SYNGISTIX MERGER HAVE ON THE SHAREHOLDERS? (SEE
         PAGE 10)

A: Upon consummation of the Syngistix Merger and conversion of your shares into the right to receive $2.90 per share, your shares of the company's common stock will cease to exist, our common stock will no longer be eligible for trading on the Nasdaq National Market, our common stock will no longer be registered under the Securities Exchange Act of 1934, as amended, we will no longer file reports with the Securities and Exchange Commission, and our shareholders will no longer be able to participate in the future earnings and growth of the company.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE SYNGISTIX MERGER? (SEE PAGES 27-29)

A: In the opinion of the board of directors, based upon the unanimous recommendation of a special committee of three independent directors, the terms and provisions of the Syngistix Merger and the Syngistix Merger Agreement are fair to and in the best interests of our shareholders. The board, with the Principal Shareholders abstaining, and then the full board unanimously, has approved the Syngistix Merger Agreement and the Syngistix Merger and declared it fair to and in the best interests of our shareholders.

Q:       HOW WILL SYNGISTIX FINANCE THE SYNGISTIX MERGER? (SEE PAGES 29-31)

A: Syngistix will use the cash that our company currently has and funds received pursuant to a financing to purchase all the shares owned by persons other than us, Syngistix and Citrus.

Q:       WHAT ARE THE CONDITIONS TO CLOSING THE SYNGISTIX MERGER? (SEE PAGES
         38-39)

A: The Syngistix Merger is subject to a number of conditions, including approval by the holders of a majority of our shares of our common stock and the consummation of Syngistix's financing arrangement (a commitment for which has been obtained), or alternate financing and other customary conditions.

Q: WHEN DO YOU EXPECT TO KNOW IF THE SYNGISTIX MERGER WILL BE COMPLETED OR TERMINATED? (SEE PAGE 34)

A: We are working toward completing the Syngistix Merger as quickly as possible. If the Syngistix Merger Agreement and the Syngistix Merger are approved by the shareholders and the other conditions to the Syngistix Merger are satisfied, we hope to complete the merger on the day of or the day following the special meeting, but there can be no assurance that we will be able to do so. If the conditions to the Syngistix Merger are not satisfied or waived at the special MEETING (as such meeting may be adjourned) we expect to terminate the Syngistix Merger Agreement. If the Syngistix Merger Agreement is terminated but the SG Merger is approved and the other conditions to the SG Merger Agreement are satisfied, we hope to complete the SG Merger as soon as possible following the special meeting, but there can be no assurance that we will be able to do so.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE SYNGISTIX MERGER TO ME? (SEE PAGES
         32-33)

A: The receipt of the cash merger consideration by you will be a taxable transaction for federal income tax purposes. To review the possible tax consequences in greater detail, see "Material Federal Income Tax Consequences of the Syngistix Merger." You should also consult your tax advisor as to your particular circumstances and the specific tax effects of the Syngistix Merger to you.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE SYNGISTIX MERGER AGREEMENT? (SEE PAGE 83-84)

A: Pursuant to the Syngistix Merger Agreement, our articles of incorporation and applicable Florida law, in order to complete the Syngistix Merger the holders of a majority of all outstanding shares of our common stock must vote to approve the Syngistix Merger Agreement and the Syngistix Merger.

                    QUESTIONS AND ANSWERS ABOUT THE SG MERGER

Q:       WHEN WOULD THE SG MERGER OCCUR? (SEE PAGE 65)

A: The SG Merger will only occur if the Syngistix Merger is not completed, the Syngistix Merger Agreement is terminated and the conditions to closing the SG Merger are satisfied or waived.

Q:       WHAT WILL I RECEIVE IN THE SG MERGER? (SEE PAGES 59-60)

A: If the SG Merger is completed, each outstanding share of our common stock immediately prior to the effective time of the SG Merger will be converted into the right to receive $2.70 in cash, without interest, except for shares held by us, the Principal Shareholders and SG. We note that $2.70 per share represents a discount of approximately 10.5% from the $3.02 book value per share of our common stock as of December 31, 2001. However, we do not believe that book value per share, even though it is largely comprised of cash, cash equivalents and other current assets is indicative of what shareholders would receive for their shares upon liquidation of the company due to the costs and uncertainties associated with liquidating a company.

Q:       WHO IS SG? (SEE PAGE 10)

A: SG is a corporation newly-formed by the Principal Shareholders for the sole purpose of acquiring us in the SG Merger.

Q:       WHO ARE THE PRINCIPAL SHAREHOLDERS? (SEE PAGE 8)

A: Wilburn W. Smith is the chairman of our board of directors, executive vice president - sales and the beneficial owner of approximately 17.4% of the outstanding shares of our common stock. Allan J. Gardner is our chief technology officer, a member of our board of directors and the beneficial owner of approximately 17.6% of the outstanding shares of our common stock. The Principal Shareholders are the only directors, officers and shareholders of SG. The Principal Shareholders together beneficially own approximately 35% of the outstanding shares of our common stock. The Principal Shareholders have agreed to vote these shares in favor of the SG Merger.

Q: WHAT EFFECT WILL THE SG MERGER HAVE ON THE UNAFFILIATED SHAREHOLDERS? (SEE PAGE 12)

A: If the SG Merger is completed, each share of common stock you own will convert into the right to receive $2.70 per share, your shares of the company's common stock will cease to exist, our common stock will no longer be eligible for trading on the Nasdaq National Market, our common stock will no longer be registered under the Securities Exchange Act of 1934, as amended, we will no longer file reports with the Securities and Exchange Commission, and our unaffiliated shareholders will no longer be able to participate in the future earnings and growth of the company.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE SG MERGER? (SEE PAGES 47-50)

A: In the opinion of the board of directors, based upon the unanimous recommendation of a special committee of three independent directors, the terms and provisions of the SG Merger and the SG Merger Agreement are fair to and in the best interests of our shareholders other than the Principal Shareholders and SG. The board, with the Principal Shareholders abstaining, and then the full board unanimously, has approved the SG Merger Agreement and the SG Merger and declared it fair to and in the best interests of our shareholders other than SG and the Principal Shareholders.

Q: DO THE PRINCIPAL SHAREHOLDERS AND SG BELIEVE THE SG MERGER IS FAIR TO THE SHAREHOLDERS? (SEE PAGES 50-53)

A: The Principal Shareholders and SG each believe that the SG Merger and the consideration to be paid in the SG Merger to the holders of our common stock other than the Principal Shareholders and SG are fair to such holders from a financial point of view.

Q: IF THE SYNGISTIX MERGER IS NOT COMPLETED, WHEN DO YOU EXPECT THE SG MERGER TO BE COMPLETED? (SEE PAGE 59)

A: If the Syngistix Merger Agreement is terminated and the conditions to the SG Merger Agreement are satisfied, we hope to complete the SG Merger as soon as possible following the special meeting, but there can be no assurance that we will be able to do so.

Q:       HOW WILL SG FINANCE THE SG MERGER? (SEE PAGES 53-54)

A: SG will use the cash that our company currently has to purchase all the shares owned by persons other than us, the Principal Shareholders and SG.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE SG MERGER TO ME? (SEE PAGES 57-58)

A: The receipt of the cash merger consideration by you will be a taxable transaction for federal income tax purposes. To review the possible tax consequences in greater detail, see "Material Federal Income Tax Consequences of the SG Merger." You should also consult your tax advisor as to your particular circumstances and the specific tax effects of the SG Merger to you.

Q:       WHAT VOTE IS REQUIRED TO APPROVE THE SG MERGER AGREEMENT? (SEE PAGES
         83-84)

A: Pursuant to our articles of incorporation and applicable Florida law, the holders of a majority of all outstanding shares of our common stock must vote to approve the SG Merger Agreement and the SG Merger. As of [__________] [__], 2002, the Principal Shareholders beneficially owned approximately 35% of the common stock eligible to vote at the special meeting. The Principal Shareholders have indicated that they intend to transfer their shares to SG prior to the SG Merger. The Principal Shareholders and SG have agreed to vote all shares owned by them in favor of approving the SG Merger Agreement and the SG Merger.

         In addition to the vote required by Florida law, the SG Merger Agreement provides that it is a condition to our obligation to effect the SG Merger that the holders of a majority of our outstanding shares of common stock not held by the Principal Shareholders and SG and their affiliates vote to approve the SG Merger Agreement and the SG Merger. We may waive this condition if the members of the special committee believe, based on the circumstances surrounding the shareholder vote at the time of the special meeting, that it is in the best interests of the shareholders of the company to consummate the SG Merger. There are no preconceived circumstances in which this condition would be waived. One potential scenario in which this condition might be waived is one in which an overwhelming majority of the unaffiliated shareholders who vote at the shareholders meeting vote in favor of the SG Merger, however, due to a substantial number of shareholders not voting, the condition is not met. A majority vote of the members of the board of directors, including a majority of the members of the special committee would be required to waive this condition. We cannot waive the requirement under Florida law that holders of a majority of all outstanding shares of our common stock must vote to approve the SG Merger Agreement and the SG Merger. We will not re-solicit proxies if any of the conditions are waived.

                         PROCEDURAL QUESTIONS & ANSWERS

Q:       WHO CAN VOTE ON THE SYNGISTIX MERGER AND SG MERGER? (SEE PAGE 84)

A: Shareholders of record as of the close of business on [ ], 2002, are entitled to notice of, and to vote at, the special meeting to approve the Syngistix Merger Agreement and the Syngistix Merger and the SG Merger Agreement and the SG Merger.

Q:       WHAT DO I NEED TO DO NOW? (SEE PAGES 83-85 AND THE ENCLOSED PROXY CARD)

A: Please mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. You can also vote your shares in person at the special meeting.

         If your shares are held in "street name," which means that your shares are held in the name of a broker or other financial institution instead of in your own name, your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to vote your shares.

         Abstaining from voting has the same effect as a vote against the transactions. Accordingly, if you are in favor of the Syngistix
         Merger and/or the SG Merger it is essential that you sign and complete the enclosed proxy so that your shares can be voted.

Q:       MAY I CHANGE MY VOTE? (SEE PAGE 84)

A: Yes, your vote can be changed at any time before the proxy is voted at the special meeting. This can be done by (i) sending in a written revocation of your proxy to our secretary at our principal address,
         (ii) sending in a signed proxy card with a later date to the address on the proxy card before the special meeting, or (iii) attending the special meeting and voting your shares in person.

         If you are not the record holder of your shares (for example if you own your shares in "street name"), you must follow the procedures required by the holder of record, usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record for more information on these procedures.

Q:       AM I ENTITLED TO APPRAISAL RIGHTS? (SEE PAGE 85)

A: No. Because our shares of common stock were listed on the Nasdaq National Market on the record date, you do not have appraisal rights under Florida law.

Q:       SHOULD I SEND MY STOCK CERTIFICATES NOW? (SEE PAGES 35 and 60)

A: No. After either the Syngistix Merger or the SG Merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates.

Q:       WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING? (SEE
         PAGE 83)

A: We are also soliciting proxies to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Q:       WHO CAN HELP ANSWER MY QUESTIONS? (SEE PAGES 94-95)

A: If you have more questions or would like additional copies of this proxy statement, you should contact our corporate secretary, Martin K. Weinbaum, at (561) 265-2700 or, our proxy solicitor, D.F. King & Co., Inc., Attention: Tom Long, 77 Water Street, 20th Floor, New York, New York 10005, telephone (212) 269-5550.

                                SUMMARY/OVERVIEW

         The following summary, together with the previous question and answer section, provides an overview of the material information discussed in this proxy and presented in the attached annexes and documents. This summary describes the material details and provisions of the Syngistix Merger and the SG Merger and is qualified by the more detailed information contained elsewhere in this proxy statement, the attached annexes and the documents we refer to in this proxy statement. You are urged to review this entire proxy statement carefully, including its annexes and all documents referenced in this proxy statement. No provisions have been made to grant unaffiliated shareholders access to the corporate files of the company, Syngistix, Citrus or SG and no counsel or appraisal services were engaged to represent the unaffiliated shareholders. We believe that our filings with the Securities and Exchange Commission, including the disclosures provided within this proxy statement, provide you with appropriate information to make an informed decision as to whether or not you wish to vote in favor of the Syngistix Merger and the SG Merger. See "Where You Can Find More Information" for more details.

OVERVIEW

         We are furnishing this proxy statement in connection with a special meeting of our shareholders to be held on [ ] [ ], 2002 at 10:00 a.m. local time at the Embassy Suites, 661 Northwest 53rd Street, Boca Raton, Florida 33487, to allow our shareholders to consider and vote on a proposal to approve the Syngistix Merger and the Syngistix Merger Agreement and the SG Merger and the SG Merger Agreement. A copy of the Syngistix Merger Agreement is attached to this proxy statement as Annex A and a copy of the SG Merger Agreement is attached to this proxy as Annex B.

         The Syngistix Merger Agreement provides that Citrus will be merged with and into us with us as the surviving corporation. Pursuant to the Syngistix Merger, our shareholders will receive $2.90 per share in cash, without interest, for each share of our common stock that they own at the effective time of the Syngistix Merger. If the Syngistix Merger occurs, Citrus will cease to exist and we will become a privately-held corporation owned by Syngistix. The Syngistix Merger is subject to a number of conditions, including approval by holders of a majority of our outstanding common stock and the consummation by Syngistix of financing arrangements with Core Technology Fund IV, LLC and The Roser Partnership III, SBIC LP including the sale of indebtedness for an aggregated $10 million (a commitment for which has been obtained) or alternate financing acceptable to the company, and other customary conditions.

         The company has also entered into the SG Merger Agreement. The SG Merger would occur only if the Syngistix Merger does not occur and the Syngistix Merger Agreement is terminated. If the SG Merger does occur, SG will be merged with and into us with us as the surviving corporation. Pursuant to the SG Merger Agreement, our shareholders other than the Principal Shareholders and SG will receive $2.70 per share in cash, without interest, for each share of our common stock that they own at the effective time of the SG Merger. Following the SG Merger, SG will cease to exist and we will be a privately-held corporation owned by the Principal Shareholders.

         During the time the Syngistix Merger Agreement and the SG Merger Agreement were negotiated and at the time they were executed, Wilburn W. Smith was the chairman of our board of directors and our executive vice president - sales, and Allan J. Gardner was a member of our board of directors and our chief technology officer. The Principal Shareholders are also the sole shareholders, officers and directors of SG. The Principal Shareholders, therefore, have a direct conflict of interest with respect to the proposed transactions. As of the date of this proxy statement, the Principal Shareholders own approximately 35% of our outstanding common stock. The Principal Shareholders have agreed to vote these shares in favor of the Syngistix Merger and the SG Merger.

         In light of this conflict of interest, our board of directors formed a special committee to evaluate the SG Merger proposal and any other proposals or indications of interest in us submitted to us by third parties, including the Syngistix Merger proposal. The special committee is comprised of three of our directors who are not employees and are not affiliated in any way with SG, Syngistix or Citrus and otherwise have no special interest in the Syngistix Merger or the SG Merger (other than the fact that 3,750 of their options will vest upon completion of either merger (in the same manner as options held by all option holders generally) which, when combined with previously vested options, will result in the receipt by each member of the special committee of $5,750 upon completion of the Syngistix Merger or $4,750 upon completion of the SG Merger). The special committee retained its own financial advisor and legal counsel, and negotiated the terms of each merger agreement on behalf of the board and us.

         In connection with the execution of the Syngistix Merger Agreement, the special committee determined that the Syngistix Merger and the Syngistix Merger Agreement are fair to and in the best interests of our shareholders. The special committee unanimously recommended that the entire board vote to adopt the Syngistix Merger Agreement and approve the Syngistix Merger and to recommend that our shareholders approve the Syngistix Merger Agreement and the Syngistix Merger. The board, with Messrs. Smith and Gardner abstaining, and then the entire board, acted in accordance with the special committee's recommendation, and approved the Syngistix Merger Agreement and the Syngistix Merger and recommended that our shareholders do the same.

         In connection with the execution of the SG Merger Agreement, the special committee determined that the SG Merger and the SG Merger Agreement are fair to and in the best interests of our shareholders other than the Principal Shareholders and SG. The special committee unanimously recommended that the entire board vote to adopt the SG Merger Agreement and approve the SG Merger and to recommend that our shareholders approve the SG Merger Agreement and the SG Merger. The board, with Messrs. Smith and Gardner abstaining, and then the entire board, acted in accordance with the special committee's recommendation, and approved the SG Merger Agreement and the SG Merger and recommended that our shareholders do the same.

THE COMPANIES

ECOMETRY CORPORATION
1615 South Congress Avenue
Delray Beach, Florida 33445-6368
(561) 265-2700

         We are a publicly-held Florida corporation incorporated in 1988 under the name Smith-Gardner & Associates, Inc. On December 4, 2000, we changed our name to Ecometry Corporation. We are a provider of enterprise software solutions and services to the multi-channel commerce industry. Our clients include direct marketing and catalog companies, retailers and manufacturers with significant direct sales channels, Internet-only companies and fulfillment houses. Our Ecometry family of software products is designed to automate multi-channel commerce activities, including marketing, advertising analysis, sales, telemarketing, ordering, customer services, merchandising, procurement, electronic and Internet commerce, supply chain management, warehousing, shipping, accounting and systems operation. Ecometry Retail Enterprise also provides managers and sales personnel with real-time operations, inventory and customer data to improve both management decision-making and customer service.

Syngistix, Inc.
5340 Quebec Street, Suite 300
Englewood, CO  80111
(303) 889-4500

         Syngistix, headquartered in Englewood, CO, is the successor to a business founded in 1976. Syngistix provides supply chain management software solutions for distribution enterprises. Syngistix specializes in providing low-risk migration paths from legacy software systems to newer technologies. Its products include X!TE, an enterprise application suite focused on traditional distribution models and XPDT which focuses on the sell, source, ship distribution model. Customers include Georgia Pacific - UNISOURCE, Corporate Express and TruServ Canada.

SG MERGER CORP.
1615 South Congress Avenue
Delray Beach, Florida 33445-6368
(561) 265-2700

         SG is a privately-held Florida corporation incorporated on August 9, 2001 specifically for the SG Merger and has not carried on any activities to date other than those incident to its formation, the negotiation and execution of the SG Merger Agreement and the transactions contemplated by the SG Merger Agreement. Wilburn W. Smith, our executive vice president - sales, and Allan J. Gardner, our chief technology officer, both of whom are on our board of directors, are the sole shareholders, officers and directors of SG.

CITRUS MERGER CORP
c/o Syngistix, Inc.
5340 Quebec Street, Suite 300
Englewood, CO  80111
(303) 889-4500

         Citrus was incorporated in Florida on January 24, 2002 as a wholly-owned subsidiary of Syngistix in connection with the proposed Syngistix Merger. Citrus has not been engaged in any business activities other than those in connection with the Syngistix Merger.

THE SYNGISTIX MERGER

         EFFECT OF THE SYNGISTIX MERGER (SEE PAGE 34)

         Pursuant to the Syngistix Merger Agreement, Citrus will be merged directly into us and we will be the surviving corporation. At the effective time of the Syngistix Merger, Citrus will cease to exist and we will become a privately-held corporation wholly-owned by Syngistix. The Syngistix Merger will become effective when the articles of merger are duly filed with the Department of State of the State of Florida. Upon consummation of the Syngistix Merger and conversion of your shares into the right to receive $2.90 per share, your shares of the company's common stock will cease to exist, our common stock will no longer be eligible for trading on the Nasdaq National Market, our common stock will no longer be registered under the Securities Exchange Act of 1934, as amended, we will no longer file reports with the Securities and Exchange Commission, and our unaffiliated shareholders will no longer be able to participate in the future earnings and growth of the company.

         COMPANY STOCK OPTIONS (SEE PAGE 34)

         At the effective time of the Syngistix Merger, all options to purchase our shares will automatically become vested. Each option with an exercise price per share less than $2.90 will be converted into the right to receive an amount equal to $2.90 in cash, less the applicable exercise price, for each share of common stock subject to such stock option. All other options will be terminated.


         SHAREHOLDER VOTE; OWNERSHIP OF MANAGEMENT, DIRECTORS AND OTHER AFFILIATES (SEE PAGES 83-84)

         Under the Syngistix Merger Agreement, our articles of incorporation and Florida law, the holders of a majority of all outstanding shares of our common stock must vote to approve the Syngistix Merger Agreement.

         As of [ ], 2002, the record date for the special meeting, the Principal Shareholders held approximately 35% of the common stock eligible to vote at the special meeting. Pursuant to the SG Amendment, the Principal Shareholders have agreed that at any meeting of stockholders of the company, or any solicitation of written consents, called for the purpose of approving the Syngistix Merger through May 31, 2002, they will vote in favor of, or consent to, the approval of the Syngistix Merger Agreement and the approval of the Syngistix Merger.

         As of [ ], 2002, our directors and executive officers (other than the Principal Shareholders) beneficially owned approximately 1% of our outstanding common stock, excluding options to purchase common stock. All of our directors and executive officers who own common stock have indicated that they intend to vote to approve the Syngistix Merger Agreement and the Syngistix Merger.

         CONDITIONS TO THE SYNGISTIX MERGER (SEE PAGES 38-39)

         We, Syngistix and Citrus will not complete the Syngistix Merger unless a number of conditions are satisfied by us, Syngistix and/or Citrus. It is a condition to Syngistix's, Citrus's and our obligation to consummate the Syngistix Merger that shareholders holding a majority of the shares of our outstanding common stock vote to approve the Syngistix Merger Agreement and the Syngistix Merger. It is a condition to our obligation to consummate the Syngistix Merger that Syngistix have completed its proposed financing involving the sale of indebtedness for an aggregate of $10 million prior to or simultaneously with the effective time of the Syngistix Merger. In addition, it is a condition to our obligation to consummate the Syngistix Merger that there shall not have occurred an event or events that have had or are reasonably likely to have a material adverse effect on Syngistix's or Citrus's ability to perform under the Syngistix Merger Agreement. It is a condition to Syngistix's and Citrus's obligations to consummate the Syngistix Merger that we have at least an aggregate of $32 million in cash, cash equivalents and marketable securities immediately prior to the effective time of the Syngistix Merger, minus any transaction fees and expenses incurred by us in connection with the Syngistix Merger or SG Merger and any amounts to be paid as termination fees under the SG Merger Agreement. It is a condition to Syngistix's and Citrus's obligation to consummate the Syngistix Merger that we have obtained all consents and approvals required pursuant to certain of our customer and vendor contracts. Further, it is a condition to Syngistix's and Citrus's obligation to consummate the Syngistix Merger that we shall not have experienced an event or events that have had or are reasonably likely to have a material adverse effect on our business or operations between the date of the Syngistix Merger Agreement and the effective time of the Syngistix Merger. The Syngistix Merger Agreement also contains various other conditions which are customary in transactions of this type. Many of these conditions may be waived by the party benefiting from the condition. The requirement under Florida law that holders of a majority of all outstanding shares of our common stock must vote to approve the Syngistix Merger and the Syngistix Merger Agreement cannot be waived.

         TERMINATION OF THE SYNGISTIX MERGER AGREEMENT (SEE PAGES 39-41)

         The Syngistix Merger Agreement may be terminated and the Syngistix Merger abandoned at any time before it is completed under certain circumstances, including Syngistix's and our mutual consent. We or Syngistix may terminate the Syngistix Merger Agreement, among other reasons, if the Syngistix Merger Agreement and the Syngistix Merger are not approved by the holders of a majority of our common stock or if the Syngistix Merger has not been consummated by May 31, 2002. We can terminate the Syngistix Merger Agreement if, among other reasons, Syngistix has not completed a financing involving the sale of equity and/or indebtedness for an aggregate of $10 million prior to or simultaneously with the effective time or fulfilled its obligations pursuant to the Syngistix Merger Agreement or our board of directors, acting upon the recommendation of the special committee, approves an acquisition proposal that is superior to Syngistix's proposal or otherwise withdraws, modifies or amends its approval or recommendation of the Syngistix Merger Agreement and related transactions. Syngistix can terminate the Syngistix Merger Agreement if, among other reasons, our board of directors withdraws, modifies or amends in any respect adverse to Syngistix or Citrus its recommendation of the Syngistix Merger and related transactions, or if our board approves, recommends or enters into an agreement with respect to or consummates a superior acquisition proposal (or resolves to do so). Syngistix may also terminate the Syngistix Merger Agreement if a third party commences a tender or exchange offer for 15% or more of our common stock and our board of directors does not recommend that you reject such offer. We have agreed to pay Syngistix a termination fee of $1,800,000 in the event that the Syngistix Merger Agreement is terminated as a result of our board's withdrawal or adverse modification of its recommendation of the Syngistix Merger, the failure of our board to recommend rejection of a third-party tender or exchange offer for 15% or more of our common stock, or the approval of a superior third-party acquisition proposal. We have agreed to pay Syngistix a termination fee of $400,000 if the Syngistix Merger Agreement is not approved by holders of a majority of shares of our common stock. Syngistix has agreed to pay us a termination fee of $400,000 if the Syngistix Merger Agreement is terminated because Syngistix has failed to complete a financing involving the sale of equity and/or indebtedness for an aggregate of $10 million prior to or simultaneously with the effective time of the Syngistix Merger and all conditions to Syngistix's obligation to close have been satisfied.

         MERGER FINANCING (SEE PAGE 29-31)

         The total amount of cash required to consummate the transactions contemplated by the Syngistix Merger Agreement, including payment of related fees and expenses and payment of the termination fee to SG pursuant to the SG Merger Agreement, is estimated to be approximately $39 million, which will be paid from funds received by Syngistix in their proposed financing and from cash that we currently have on hand.

         FINANCIAL ADVISOR (SEE PAGE 41)

         Since the special committee had already received an opinion from Adams, Harkness & Hill regarding the fairness of the $2.70 per share merger consideration to be received in the SG Merger, the special committee did not request a fairness opinion regarding the $2.90 per share merger consideration to be received in the Syngistix Merger.

THE SG MERGER

         EFFECT OF THE SG MERGER (SEE PAGE 59)

         Pursuant to the SG Merger Agreement, SG will be merged directly into us and we will be the surviving corporation. At the effective time of the merger, SG will cease to exist and we will become a privately-held corporation owned by the Principal Shareholders. The SG Merger will become effective when the articles of merger are duly filed with the Department of State of the State of Florida. Upon consummation of the SG Merger and conversion of your shares into the right to receive $2.70 per share, your shares of the company's common stock will cease to exist, our common stock will no longer be eligible for trading on the Nasdaq National Market, our common stock will no longer be registered under the Securities Exchange Act of 1934, as amended, we will no longer file reports with the Securities and Exchange Commission, and our unaffiliated shareholders will no longer be able to participate in the future earnings and growth of the company.

         COMPANY STOCK OPTIONS (SEE PAGE 51)

         At the effective time of the SG Merger, all options to purchase our shares will automatically become vested. Each option (other than those held by the Principal Shareholders) with an exercise price per share less than $2.70 will be converted into the right to receive an amount equal to $2.70 in cash, less the applicable exercise price, for each share of common stock subject to such stock option. All other options (including those held by the Principal Shareholders) will be terminated.

         SHAREHOLDER VOTE; OWNERSHIP OF MANAGEMENT, DIRECTORS AND OTHER AFFILIATES (SEE PAGES 83-84)

         Under our articles of incorporation and Florida law, the holders of a majority of all outstanding shares of our common stock must vote to approve the SG Merger Agreement. In addition, the SG Merger Agreement provides that it is a condition to our obligation to effect the SG Merger that the holders of a majority of our outstanding shares of common stock not held by the Principal Shareholders and SG and their affiliates vote to approve the SG Merger Agreement. We may waive this condition.

         As of [ ], 2002, the record date for the special meeting, the Principal Shareholders held approximately 35% of the common stock eligible to vote at the special meeting. The Principal Shareholders have indicated that they intend to transfer their shares to SG prior to the SG Merger. In any case, the Principal Shareholders and SG have agreed to vote their common stock in favor of approving the SG Merger Agreement and the SG Merger.

         As of [ ], 2002, our directors and executive officers (other than the Principal Shareholders) beneficially owned less than 1% of our outstanding common stock, excluding options to purchase common stock. All of our directors and executive officers who own common stock have indicated that they intend to vote to approve the SG Merger Agreement and the SG Merger.

         CONDITIONS TO THE SG MERGER (SEE PAGES 62-63)

         We and SG will not complete the SG Merger unless a number of conditions are satisfied by us and/or SG. It is a condition to both SG's and our obligation to consummate the SG Merger that shareholders (including the Principal Shareholders and SG) holding a majority of shares of our outstanding common stock vote to approve the SG Merger Agreement and the SG Merger. It is a condition to our obligation to consummate the SG Merger that holders of a majority of our shares of outstanding common stock not held by the Principal Shareholders and SG and their affiliates vote to approve the SG Merger Agreement and the SG Merger. Further, it is a condition to SG's obligation to consummate the SG Merger that we shall not have experienced an event or events that have had or are reasonably likely to have a material adverse effect on our business or operations between the date of the SG Merger Agreement and the effective time of the SG Merger. The SG Merger Agreement also contains various other conditions which are customary in transactions of this type. Many of these conditions (including the condition that holders of a majority of our outstanding common stock not held by the Principal Shareholders and SG and their affiliates vote to approve the SG Merger Agreement and the SG Merger) may be waived by the party benefiting from the condition. The requirement under Florida law that holders of a majority of all outstanding shares of our common stock must vote to approve the SG Merger and the SG Merger Agreement cannot be waived.

         TERMINATION OF THE SG MERGER AGREEMENT (SEE PAGES 63-65)

         The SG Merger Agreement may be terminated and the SG Merger abandoned at any time before it is completed under certain circumstances, including the parties' mutual consent. Either party may terminate the SG Merger Agreement, among other reasons, if the SG Merger Agreement and the SG Merger are not approved by the holders (including SG and the Principal Shareholders) of a majority of our common stock or if the SG Merger has not been consummated by July 31, 2002. Prior to the approval of the SG Merger Agreement by holders of a majority of our outstanding common stock not held by SG and the Principal Shareholders and their affiliates, we can terminate the SG Merger Agreement if, among other reasons, our board of directors, acting upon the recommendation of the special committee, approves an acquisition proposal that is superior to SG's proposal or otherwise withdraws, modifies or amends its approval or recommendation of the SG Merger Agreement and related transactions. Subject to the provisions of the SG Amendment described below, SG can terminate the SG Merger Agreement if, among other reasons, our board of directors withdraws, modifies or amends in any respect adverse to SG its recommendation of the SG Merger and related transactions, or if our board approves, recommends or enters into an agreement with respect to or consummates a superior acquisition proposal (or resolves to do so). SG may also terminate the SG Merger Agreement if a third party commences a tender or exchange offer for 15% or more of our common stock and our board of directors does not recommend that you reject such offer. We have agreed to pay SG a termination fee of $1,679,100 (minus $______ that has already been paid as described in the next paragraph) in the event that the SG Merger Agreement is terminated as a result of the our board's withdrawal or adverse modification of its recommendation of the SG Merger, the failure of our board to recommend rejection of a third-party tender or exchange offer for 15% or more of our common stock, or the approval of a superior third-party acquisition proposal.

         Notwithstanding the foregoing paragraph, the SG Amendment provides, among other items, that the company's entering into the Syngistix Merger Agreement does not constitute a breach of the SG Merger Agreement and does not give SG the right to terminate the SG Merger Agreement or to collect the termination fee provided for in the SG Merger Agreement. In connection with the SG Amendment, we agreed to pay to SG its reasonably documented fees and expenses incurred to date in connection with the SG Merger Agreement. We have paid SG $________ pursuant to this agreement. This amount will be deducted from any termination fee payable to SG upon consummation of the Syngistix Merger.

         The SG Amendment further provides that the SG Merger Agreement will terminate immediately prior to the consummation of the Syngistix Merger and any portion of the termination fee not previously paid to SG as described above shall immediately become due and payable. If, however, the Syngistix Merger Agreement is terminated for any reason, the SG Merger Agreement will remain in effect and SG will not be entitled to the remaining portion of the termination fee if the merger with SG is consummated.

         MERGER FINANCING (SEE PAGES 53-54)

         The total amount of cash required to consummate the transactions contemplated by the SG Merger Agreement, including payment of related fees and expenses, is estimated to be approximately $23 million, which will be paid by our company after the SG Merger from cash that we currently have on hand.

         OPINION OF FINANCIAL ADVISOR (SEE PAGES 66-76)

         The special committee retained Adams, Harkness & Hill as its independent financial advisor to render an opinion as to the fairness, from a financial point of view, of the cash merger consideration that each holder of our shares other than SG and the Principal Shareholders will receive in the SG Merger. On October 24, 2001, Adams, Harkness & Hill delivered its written opinion to the special committee that, as of the date of the opinion, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the $2.70 per share cash merger consideration that each of our shareholders other than SG and the Principal Shareholders will have the right to receive in the SG Merger is fair, from a financial point of view, to that shareholder.

         A copy of Adams, Harkness & Hill's October 24, 2001 written opinion is attached to this proxy statement as Annex C. We urge you to read Adams, Harkness & Hill's opinion in its entirety.


MARKET PRICE AND DIVIDEND INFORMATION (SEE PAGE 88)

         On October 25, 2001, the trading day immediately preceding the announcement of the execution and delivery of the SG Merger Agreement, the closing price per share of our common stock on the Nasdaq National Market was $1.50. On January 25, 2002, the trading immediately preceding the announcement of the execution and delivery of the Syngistix Merger Agreement and the SG Amendment, the closing price per share of our common stock on the Nasdaq National Market was $2.66. On [ ] [ ], 2002, the latest practicable trading day before the printing of this document, the closing price per share of our common stock on the Nasdaq National Market was $_______.

         We have not declared or paid cash dividends on our common stock since our initial public offering.

                                 SPECIAL FACTORS

BACKGROUND

         We were incorporated in Florida in 1988. In February 1999, we completed an initial public offering of 4,410,000 shares of our common stock at $12 per share. After our initial public offering, the Principal Shareholders each owned approximately 19% of our issued and outstanding common stock.

         Since our initial public offering, our common stock has been relatively thinly traded, providing little liquidity for our shareholders. In the opinion of our board of directors and management, our public market valuation has been constrained due to our small market capitalization, limited public float, relatively low trading volume and the lack of research coverage from securities analysts. Because we have been unable to realize the principal benefits of public ownership, we have from time to time considered strategic alternatives to maximize shareholder value.

         On June 22, 2000, our board of directors approved a share repurchase program. The board hoped that a repurchase program would be viewed by the investment community as an expression of the board's confidence in our company and would thus increase the interest of the investment community in our company and its stock. The board was also motivated by the improvement in our financial ratios that would result from share repurchases. Pursuant to the repurchase program, from August 1, 2000 through August 24, 2001, we purchased an aggregate of 65,000 shares of our common stock in the open market at prices ranging from $3.9375 to $4.6250.

         In March 2001, our management requested that Sharon Gardner, our former vice president-marketing and Mr. Gardner's daughter, assist us in pursuing strategic alternatives for the company, including the possible sale or merger of our company. From March through June 2001, Ms. Gardner contacted approximately 50 potential buyers for our company. As a result of Ms. Gardner's efforts, three potential buyers attended meetings with management of the company. After these meetings, one party submitted an indication of interest to purchase our company. The potential acquirer made a preliminary proposal, subject to further due diligence, to purchase all of the shares of our company's stock in exchange for the acquirer's stock, valuing each share of our common stock at $4.50. After subsequent due diligence and further conversations with our management, the potential acquirer withdrew its offer to purchase the company before the offer was considered by our board. During the next few weeks, the parties discussed several alternate transactions, which involved the purchase by us of certain assets from such party and the purchase from the Principal Shareholders of shares of our common stock by such party. On May 15, 2001, we received a written proposal outlining a proposed transaction in which the company would purchase certain assets for $57 million, payable in the form of $30 million in cash and a promissory note for $27 million. In addition, such other party would purchase from the Principal Shareholders approximately 3.75 million shares of our common stock for $10 million in cash and equity of the other party. After review and discussion by our board of directors, our board of directors decided not to proceed with the proposed transaction because our board of directors believed that the transaction was not in the best interests of our shareholders. Our board reached this conclusion largely because the terms of the proposed transaction which would have required the company to purchase substantial assets from the third party and because the proposed transaction would have created significant operational challenges to management relating to the integration of new assets into the company. No additional discussions took place between the parties.

         At a special meeting of our board of directors on June 7, 2001, the Principal Shareholders advised the board that given the inability to agree on a transaction with the party discussed above and the apparent lack of interest in acquiring us on the part of other parties that had been contacted to date, the Principal Shareholders might be interested in offering to take the company private if the board would be receptive to such a proposal. After some discussion, the board concluded that it would be open to such a proposal, as well as other transactions involving the sale of our company. The board of directors' determination to evaluate the sale of our company was based on:

         -        our small public float and limited institutional following;

         -        our low trading volume;

         - limited research coverage of the company from securities analysts;

         - the board of director's belief that there was little likelihood that the liquidity of our common stock would improve in the future; and

         - the poor performance of our stock price since the second quarter of 2000.

         On June 12, 2001, the company engaged the investment banking firm Raymond James & Associates, Inc. to perform a valuation of our company. For purposes of this valuation, representatives from Raymond James met with members of our management and performed a limited due diligence investigation of our company.

         On July 25, 2001, representatives of Raymond James presented their preliminary views of the value of the company to our board of directors using several valuation methodologies, including comparisons with comparable public companies, liquidation value, comparisons to valuations obtained in precedent transactions and discounted cash flow analysis. The preliminary valuations presented ranged from $2.63 to $28.38 per share. The board of directors did not give this valuation much weight at the time it was delivered because it was clear that Raymond James had not done extensive due diligence of the company for purposes of its report, because Raymond James's report was clearly preliminary and incomplete and because Raymond James's report contained such a broad range of values and Raymond James did not offer much guidance regarding where in this broad range of value Raymond James believed our company's value actually fell. At the time the special committee considered the transactions with SG in October 2001 and Syngistix in January 2002, the special committee did not rely on the Raymond James presentation for the same reasons and because by that time, the report was based on projections and assumptions that were outdated and not reasonable in light of current conditions affecting the company and the economy as a whole. Although the projections included in the Raymond James report were provided by members of company management, due to the passage of time since the preparation of those projections, the special committee believes that the assumptions regarding growth and revenues used in the Raymond James report are no longer reasonable in light of the company's increased difficulty selling its higher priced products and systems as a result of recent economic conditions, the recent drastic decline of the technology sector, the outmoded software used by the company in comparison to new products offered in the market in which the company competes, the overall decline in the economy and the extreme impact the events of September 11, 2001 have had on the economy. In addition, the special committee does not believe that the discounted cash flow analysis used by Raymond James was a reliable measure of the company's valuation because the company is expected to have negative cash flows through 2004 making a discounted cash flow analysis heavily reliant on projections for periods after 2004, which are inherently uncertain, and on the discount rate applied, which is subjective. Raymond James' presentation materials are included as an exhibit to the Schedule 13E-3 filed concurrently with this proxy statement.

         At a meeting of our board of directors held on July 25, 2001, our board resolved to form a special committee consisting of our independent directors, Robert C. "Bud" Kneip, James J. Felcyn, Jr. and Francis H. Zenie, to review and evaluate options for a sale of our company, including a going private transaction led by the Principal Shareholders, and to make recommendations to the full board. The board authorized the special committee to engage such third party advisors as it deemed appropriate and resolved that each member of the special committee would receive $20,000, plus expenses for serving on the special committee. This compensation arrangement was established to compensate the members of the special committee for the additional time that would be required to serve on the special committee. The board authorized the formation of a special committee consisting of our independent directors and excluding the Principal Shareholders because the board concluded that if the Principal Shareholders made an offer to take the company private, their interests would be different from the company's other shareholders. Each of the members of the special committee is a non-employee director and has no affiliation with the Principal Shareholders, SG, Syngistix or Citrus.

         On August 1, 2001, the special committee retained Testa, Hurwitz & Thibeault, LLP and Edwards & Angell, LLP as its legal counsel. Neither law firm has previously represented our company.

         On August 9, 2001, SG was organized by the Principal Shareholders for the purpose of pursuing a merger between SG and us.

         On August 10, 2001, SG submitted a letter to the special committee asking whether the special committee would be receptive to receiving a formal acquisition proposal from SG. The letter from SG outlined the following terms of a potential transaction. The transaction would be structured as a merger under the laws of the State of Florida. SG, a newly-formed corporation owned by the Principal Shareholders, would be merged with and into us. Upon the consummation of a merger, each outstanding share of common stock of the company not held by the Principal Shareholders or by SG would be converted into the right to receive $2.75 in cash, without interest. The $2.75 price was determined based on current market conditions and the Principal Shareholders' knowledge of the company and the industry in which the company competes. Each outstanding option to receive capital stock of our company not held by SG or the Principal Shareholders would be converted into the right to receive an amount in cash equal to the difference between the option price and $2.75. All shares of common stock and all options held by SG or the Principal Shareholders would be cancelled for no consideration. Immediately following the merger, all of the outstanding capital stock of the surviving company would be owned by the Principal Shareholders. The letter indicated that SG would expect that the merger agreement relating to the potential transaction would permit the company to solicit other offers to buy the company, would contain a "fiduciary out" allowing the special committee to terminate the merger agreement with SG if it received a superior third party offer that the special committee wished to accept and would not provide for the payment of a "topping" or "break-up" fee upon the termination of the merger agreement as a result of the special committee accepting a superior third party offer. However, the letter indicated that SG would require that the merger agreement give SG a right of first refusal to match any competing offer to acquire us made by a third party before we would be allowed to terminate the merger agreement with SG and that, if we accepted a competing offer and terminated the merger agreement with SG, we reimburse SG for its fees and expenses. The letter also indicated that the closing of the merger would be subject to customary closing conditions, including the approval of a majority of our shareholders and the receipt of a "fairness opinion" from our financial advisors, as well as the condition that our net book value not be less than $40 million at the closing.

         On August 14, 2001, the special committee met by telephone with its counsel to discuss the letter received from SG. The special committee discussed the need to retain an independent financial advisor and agreed to retain Adams, Harkness & Hill.

         On August 14, 2001 the special committee responded to SG indicating that it had insufficient information to make a decision whether or not to invite SG to make a formal offer and informed SG that it had retained Adams, Harkness & Hill to act as its independent financial advisor.

         The factors used for selection of Adams, Harkness & Hill as the special committee's independent financial advisor included (i) the advisor's expertise and experience in our industry; (ii) the reputation of the advisor in the financial community; (iii) the ability of the advisor to meet the special committee's requirements and timeliness; (iv) the lack of any previous business relationship with SG or the Principal Shareholders; and (v) the structure and amount of consideration to be paid to the advisor.

         On August 21 and August 22, 2001, Adams, Harkness & Hill conducted a due diligence investigation of the company, which included discussions with our management and analysis of our financial situation and projections.

         On August 23, 2001, the special committee met with its legal and financial advisors at our office in Delray Beach, Florida. Adams, Harkness & Hill reported on its due diligence investigation of the company and reviewed with the special committee its preliminary conclusions regarding the value of the company. Adams, Harkness & Hill did not provide any written materials to the members of the special committee during this presentation. The presentation included (i) an introduction to Adams, Harkness & Hill and the individuals that would be working with the special committee, (ii) a description of a fairness opinion, (iii) a review of the current and projected performance of the company, (iv) a preliminary valuation of the company based on comparable companies and (v) a brief overview of a potential structure for a transaction between the company and SG. The projections for fiscal year 2001 included in the presentation were subsequently revised by the company. The initial projections and the revised projections are included in "Our Management's Forecast - The SG Merger" on pages 77-80.

         In addition, at the August 23, 2001 meeting, Adams, Harkness & Hill advised the special committee that given its limited due diligence to date, its analysis was necessarily preliminary but that it was of the opinion that a number of unique factors made it difficult for Adams, Harkness & Hill to assess the value of the company without soliciting potential purchasers of the company. The most important of these factors was the fact that the core of the company's primary product was written in COBOL, an outmoded computer programming language that is difficult to maintain. The special committee authorized Adams, Harkness & Hill to contact potential purchasers of the Company while continuing its financial analysis of the company. The special committee did not impose any restrictions on the parties that could be contacted by Adams, Harkness & Hill. Adams, Harkness & Hill discussed with the special committee third parties that might have an interest in acquiring us and the resources to complete a transaction.

         Between August 24, 2001 and September 5, 2001, Adams, Harkness & Hill attempted to contact a number of potential strategic acquirers. When contacted, these parties were informed that Adams, Harkness & Hill was acting on behalf of the special committee of a publicly-traded company that was contacting a limited list of potential buyers, and that if they were interested in pursuing a transaction, a non-disclosure agreement would be sent naming and describing the company.

         On September 5, 2001, the special committee had a telephonic meeting with its legal and financial advisors. Representatives of Adams, Harkness & Hill reported that because of the Labor Day holiday they had not been able to contact many of the potential purchasers, but that those they had contacted had not expressed strong interest, in large part due to the COBOL issues noted above. Representatives of Adams, Harkness & Hill informed the special committee that they would continue to solicit potential purchasers, but that they were not confident that a third party willing to consummate a transaction with the company in a timely manner would emerge. After discussing the company's alternatives if no third party willing to make an offer emerged such as liquidating the company, the special committee asked Adams, Harkness & Hill to provide, in addition to the other methodologies Adams, Harkness & Hill was using to analyze the value of the company, an analysis of the liquidation value of the company.

         On September 13, 2001, counsel to SG submitted a draft merger agreement based on the terms of its August 10, 2001 request for an indication of interest to the special committee for the special committee's consideration in the event that it responded favorably to SG's request for an indication of interest in receiving an acquisition proposal from SG.

         On September 24, 2001, counsel to SG contacted counsel to the special committee and informed them that in light of the events of September 11, 2001 and subsequent economic developments including a perceived reluctance of the company's customers to invest in new software and products, general economic uncertainty and the decline in the stock market, SG was reducing its indication of interest from $2.75 to $2.20 per share.

         On September 28, 2001, the special committee had a telephonic meeting with its financial and legal advisors. Representatives of Adams, Harkness & Hill presented an updated analysis of the value of the company and reported on the companies that Adams, Harkness & Hill had contacted and the results of its discussions with each company. Representatives of Adams, Harkness & Hill reported that there was little interest in a transaction with the company and those companies that expressed limited interest were not likely to be able to complete a transaction in a timely manner due to, among other things, the current state of the financial markets. Next, representatives from Adams, Harkness & Hill presented their liquidation analysis of the company. This analysis assumed that the company's support and services business could be separated from the rest of the business and that a buyer for the support and services business could be found. With this assumption, the analysis concluded that the liquidation value of the company was approximately $2.30 to $2.90 per share. The financial advisor outlined several risks to a liquidation strategy including (i) the risk that upon an announced liquidation of the company the company's customer base would aggressively look to replace the company's technology and, therefore, terminate support contracts, (ii) potential purchasers of our assets and business segments may lack resources to complete a transaction and (iii) management retention upon the adoption of a liquidation strategy might be uncertain. The special committee then asked the financial advisor to comment on SG's indication of interest of $2.20 per share. Representatives of Adams, Harkness & Hill indicated that based on their work to date, they did not believe that they would be able to reach the conclusion that $2.20 per share was fair to the company's public shareholders from a financial point of view.

         Soon after the meeting of the special committee on September 28, 2001, Mr. Felcyn contacted Wilburn W. Smith, one of the Principal Shareholders, on behalf of the special committee and informed him that $2.20 per share was not acceptable to the special committee. Mr. Felcyn and Mr. Smith had discussions regarding the expected impact that the events of September 11 and the general slowdown of the economy would have on the long-term prospects of the company. Mr. Felcyn and Mr. Smith debated whether a lower price per share for the company would be more appropriate due to these and other events affecting the company. Mr. Felcyn indicated that, whatever the impact of these events on the company, the special committee could not accept an offer that the special committee and its advisors did not believe to be in the best interests of the company's shareholders. After these discussions, Mr. Smith proposed increasing SG's indication of interest to $2.40 per share. Mr. Felcyn responded that, based on the analysis prepared by Adams, Harkness & Hill, $2.40 per share was also not acceptable.

         On October 1, 2001, Mr. Smith called Mr. Felcyn and offered to increase SG's indication of interest to $2.70 per share if the company accepted all of the other terms of the proposed merger agreement delivered by counsel to SG.

         After the call, the special committee met by telephone with its legal and financial advisors. Mr. Felcyn reported on his discussions with Mr. Smith. At the special committee's request, counsel to the special committee then summarized the terms of the proposed merger agreement provided by counsel to SG, including SG's request for a right of first refusal to match any competing offer, SG's request for reimbursement of its expenses if the merger agreement with SG were terminated as a result of the special committee's acceptance of a higher offer from a third party, the scope of the company's ability to solicit competing offers after entering into a merger agreement with SG, and the conditions to closing that a majority of the company's shareholders vote in favor of the merger and that the company's net book value be at least $40 million at the time of the closing. After discussion, the special committee concluded that the right of first refusal requested by SG would be likely to discourage potential third party purchasers from making an offer to acquire the company and was therefore not acceptable. The special committee was also not inclined to agree to the net book value test. In addition, the special committee agreed that it would be advisable to seek a new condition to the company's obligation to close that a majority of the company's shareholders not affiliated with SG or the Principal Shareholders vote in favor of the merger with SG.

         On October 2, 2001; Mr. Felcyn contacted Mr. Smith to invite him to submit the $2.70 per share proposal to the special committee but could not anticipate whether it would be acceptable to the special committee, and to inform him that certain terms and conditions proposed by SG were not acceptable and that the special committee wished to add a new condition to the company's obligation to close that a majority of the company's shareholders not affiliated with SG or the Principal Shareholders vote in favor of the merger. Mr. Smith rejected Mr. Felcyn's requests.

         From October 2, 2001 to October 11, 2001, the parties had several conversations but were not able to reach agreement on the terms of the proposed merger.

         On October 11, 2001, SG sent a letter to the special committee withdrawing its request for an indication of interest.

         On October 15, 2001, at the special committee's request, representatives from Adams, Harkness & Hill contacted representatives of SG to discuss the differences between the two parties' positions and to determine if an agreement could be reached. Following such conversations, SG indicated that it would be willing to reconsider whether it would offer $2.70 per share to acquire the company and indicated that it might withdraw its request for a right of first refusal if the company would provide comprehensive information regarding any third party offer to purchase the company. Ultimately, the special committee concluded that if it intended to accept a superior third party offer to purchase the company, the special committee would disclose that fact, including solely the identity of the third party making such offer, to SG at least one day before accepting the offer. In exchange for dropping its request for a right of first refusal, SG requested that the company pay a break-up fee of $1,679,100 if the merger agreement were terminated under certain circumstances.

         On October 16, 2001, counsel to the special committee consulted with the members of the special committee by telephone and reported on the status of the negotiations. The members of the special committee concluded that the proposals made by SG outlined above were acceptable and instructed its counsel to engage in negotiations on the other terms and conditions of the merger agreement.

         From October 16 through October 24, 2001, SG and its advisors and the members of the special committee and their advisors negotiated the terms of the definitive merger agreement and related documents. During these negotiations, SG accepted the addition of the condition to the company's obligation to close that the merger be approved by the holders of a majority of the company's shares of common stock not owned by SG and the Principal Shareholders and their affiliates if the company agreed to pay a break-up fee of $1,679,100 if a third party offer was accepted. The special committee agreed to such a fee based on the totality of the circumstances, including, but not limited to SG's willingness to drop its request for a right of first refusal, SG's willingness to drop its request that the company pay its expenses in the event the company accepted a third party offer, the company's ability to actively solicit a superior third party offer and the relatively high costs associated with a transaction such as this one. SG also agreed to withdraw its request for a condition to its obligation to close the merger that the company's net book value be not less than a specified amount at the time of the closing. The company may waive the condition that the holders of a majority of the company's shares not owned by SG and the Principal Shareholders and their affiliates approve the merger if the members of the special committee believe, based on the circumstances surrounding the shareholder vote at the time of the special meeting, that it is in the best interests of the shareholders of the company to have the merger with SG consummated. There are no preconceived circumstances in which the special committee has decided it would waive this condition. One potential scenario in which this condition might be waived is one in which an overwhelming majority of the unaffiliated shareholders who vote at the shareholders meeting vote in favor of the merger, however, due to a substantial number of shareholders not voting, the condition has not been met. A majority vote of the members of the board of directors, including a majority vote of the members of the special committee would be required to waive this condition.

         On October 24, 2001, the special committee met by telephone with its financial and legal advisors to review the status of the negotiation of the merger agreement with SG. Counsel to the special committee reported that all of material issues regarding the merger agreement had been resolved. Next, representatives from Adams, Harkness & Hill gave a presentation regarding the financial aspects of the proposed merger agreement and delivered its opinion to the special committee that the consideration to be received by the shareholders of the company other than SG and the Principal Shareholders was fair from a financial point of view. The special committee approved the SG Merger and the SG Merger Agreement, subject to the completion of the disclosure statement and other final details and recommended that the full board of directors of the company approve the SG Merger and the SG Merger Agreement.

         Following the special committee meeting on October 24, 2001, the board of directors of the company met by telephone. The legal and financial advisors to the special committee and the legal advisor to SG were also present. Counsel to the special committee reported the conclusions of the special committee, including the special committee's recommendation that the board of directors approve the merger and the merger agreement. Representatives of Adams, Harkness & Hill summarized their opinion to the special committee with respect to the fairness, from a financial point of view, of the consideration to be received by the company's shareholders other than SG and the Principal Shareholders. Counsel to the special committee summarized the terms and conditions of the SG Merger Agreement. Discussion followed each presentation and the financial and legal advisors to the special committee answered questions raised by the board of directors. Following these discussions, the board of directors, with Messrs. Smith and Gardner abstaining, approved the SG Merger and the SG Merger Agreement subject to the completion of the disclosure statement and other final details in substantially the form submitted to the board of directors and authorized the appropriate officers of the company to execute and deliver final documents on behalf of the company. Subsequently, the full board, with Messrs. Smith and Gardner voting so that the full board would cast a unanimous vote, voted again to approve the SG Merger and the SG Merger Agreement subject to the completion of the disclosure statement and other final details.

         On October 24 and 25, 2001, the company completed the disclosure statement to the SG Merger Agreement. On October 25, 2001, the parties executed the SG Merger Agreement, and the company issued a press release announcing the signing of the SG Merger Agreement.

         On November 8, 2001, the special committee received an indication of interest from Syngistix, a privately-held company based in Englewood, Colorado. Syngistix indicated that, subject to due diligence and other conditions (including the waiver by SG of certain rights under the SG Merger Agreement, including the right to receive a break-up fee of $1,679,100 if the Company terminates the SG Merger Agreement), it might be prepared to make a definitive offer to purchase the company for $3.00 per share in cash.

         In response to this indication of interest, counsel to the special committee contacted counsel to Syngistix and asked that Syngistix provide information to the special committee regarding Syngistix, including Syngistix's ability to finance the merger and the operations of the combined company following the merger. Counsel to the special committee also indicated that the condition to Syngistix's offer that SG waive certain rights it had under the SG Merger Agreement rendered Syngistix's offer unacceptable as we had no control over SG and no means to induce SG to waive its contractual rights.

         On November 10, 2001, the special committee received from Syngistix information regarding Syngistix's business, management and principal stockholders, an analysis of the sources and uses of funds needed to acquire us and run the combined company after the acquisition, and letters from Syngistix's stockholders expressing their confidence in its ability to raise the financing necessary to acquire us and run the combined company after the acquisition.

         On November 12, 2001, the special committee had a telephonic meeting with its legal and financial advisors to discuss the information provided by Syngistix. The special committee discussed the ability of Syngistix to complete a transaction with the company from a financial perspective. The special committee discussed the terms of the letter from Syngistix, including the condition requiring SG to waive certain rights under the SG Merger Agreement.

         After the meeting, counsel to the special committee advised Syngistix's counsel that Syngistix's indication of interest could not be given serious consideration unless the condition regarding the waiver of SG's rights was eliminated.

         On November 13, 2001, the financial advisor to the special committee received another indication of interest from a California investment firm. This party never commenced due diligence and the indication of interest was withdrawn on December 20, 2001.

         On November 21, 2001, the special committee received a revised indication of interest from Syngistix that was substantially similar to the proposal submitted on November 8, except that the revised proposal provided that the price per share would be reduced from $3.00 to $2.90 if SG did not agree to waive the break-up fee provided for in the SG Merger Agreement.

         On November 26, 2001, the special committee held a telephonic meeting to review the revised indication of interest. At that meeting, the special committee agreed to allow Syngistix to begin due diligence of Ecometry. In connection with the initial due diligence review, the company and Syngistix executed a mutual non-disclosure agreement.

         From November 26, 2001 through November 29, 2001, representatives of Syngistix conducted an initial due diligence review of the company, including holding meetings with senior management of the company and members of the special committee, and examining corporate records, forms of customer contracts and licensing agreements. Concurrently, the special committee conducted due diligence of Syngistix.

         On December 7, 2001, Syngistix delivered a memorandum to the special committee updating the special committee on the status of its due diligence and expressing continued interest in acquiring the company. In the memorandum, Syngistix outlined its remaining due diligence items and requested meetings with additional members of company management.

         On December 9, 2001, the special committee held a telephonic meeting with its legal and financial advisors to discuss Syngistix's request. The special committee expressed concern regarding the ability of Syngistix to complete a transaction with the company from a financial perspective. The special committee agreed to provide Syngistix additional due diligence items and access to additional members of company management only after Syngistix produced an executed term sheet with reputable financing sources providing for adequate finances to complete a transaction with the company and operate the combined company after the acquisition. Counsel to the special committee informed counsel to Syngistix of this determination.

         On December 10, 2001, Syngistix delivered an executed financing term sheet to the special committee. The term sheet included proposed terms for a $15,000,000 financing, consisting of $7,500,000 of equity and $7,500,000 of subordinated debt to be invested by Core Technology Fund IV, LLC and Roser Ventures, LLC, existing investors of Syngistix. After the financing term sheet was provided to the special committee, Syngistix continued its due diligence investigation of the company which included meetings with additional members of company management.

         On December 14, 2001, the special committee received a draft merger agreement from Syngistix, the form of which was based on the SG Merger Agreement. The draft merger agreement included numerous changes from the terms of the SG Merger Agreement including additional company representations and warranties and a right on Syngistix's part to terminate the agreement upon the occurrence of certain events which were not included in the SG Merger Agreement. In addition, the draft merger agreement did not provide adequate representations or other assurances that Syngistix would have sufficient resources to complete an acquisition of the company and operate the combined company after the acquisition.

         On December 16, 2001, the special committee had a telephonic meeting with its legal and financial advisors to discuss the draft merger agreement submitted by Syngistix. The special committee agreed that the terms of the draft merger agreement represented a significant risk to the company that a transaction with Syngistix would not close. The special committee concluded that the price differential between the Syngistix proposal and the SG proposal was not significant enough to justify the additional risks associated with a transaction with Syngistix based on the terms of the merger agreement submitted by Syngistix. The special committee concluded that, at the price offered by Syngistix, it was not in the best interest of the company's shareholders to terminate the SG Merger Agreement and enter into a merger agreement with Syngistix if the merger agreement represented significant risk that the merger with Syngistix would not close. After the meeting of the special committee, Mr. Felcyn called Gary Jacobs, a director of Syngistix, and Mr. Kneip and Mr. Zenie called Scotte Hudsmith, the President and Chief Executive Officer of Syngistix, to discuss the special committee's concerns with the proposed merger agreement and its unwillingness to terminate the SG Merger Agreement if there were significant risks that a merger with Syngistix would not close.

         On December 19, 2001, the special committee received a revised merger agreement from Syngistix. From December 19, 2001 through December 28, 2001, the members of the special committee reviewed and commented on the revised merger agreement and consulted with their legal and financial advisors.

         On December 28, 2001 the special committee had a telephonic meeting with its legal and financial advisors to discuss the revised merger agreement. The special committee remained concerned that the revised merger agreement still presented substantially more risk to the company then the SG Merger Agreement. In addition, the special committee expressed continued concern regarding the ability of Syngistix to obtain financing needed to complete an acquisition of our company and operate the combined company after the acquisition. Notwithstanding these concerns, the special committee instructed its counsel to submit comments to the draft Syngistix merger agreement to counsel to Syngistix.

         Between December 28, 2001 and January 11, 2001, representatives from Syngistix and representatives from the special committee had several conversations regarding the ability of Syngistix to raise the financing necessary to acquire us and operate the combined company after the acquisition. On January 11, 2001, the special committee received a revised merger agreement from Syngistix.

         On January 11, 2002, Mr. Hudsmith informed counsel to the special committee that he had had discussions with Wilburn Smith about the possibility of amending the SG Merger Agreement in a manner that would permit the company to enter into a merger agreement with Syngistix and not terminate the SG Merger Agreement so that if the acquisition of our company by Syngistix did not close for any reason, the company could proceed under its merger agreement with SG. Mr. Hudsmith reported that Mr. Smith had been receptive to the proposal and had agreed to consider it further once a draft of the proposed amendment to the SG Merger Agreement was prepared.

         On January 12, 2002, counsel to the special committee received a draft amendment to the SG Merger Agreement prepared by counsel to Syngistix. The draft amendment provided, among other things, that the company's entering into a merger agreement with Syngistix would not constitute a breach of the SG Merger Agreement and would not give SG the right to terminate the SG Merger Agreement or to collect the termination fee provided for in the SG Merger Agreement. The proposed amendment also provided that if the proposed merger agreement with Syngistix was terminated for any reason, SG's obligations under the SG Merger Agreement would continue and it extended the termination date of the SG Merger Agreement.

         On January 13, 2002, the special committee received draft financing documents from Syngistix. The draft documents contemplated a $10 million financing composed of $5 million of equity and $5 million of debt. The draft documents did not include a price per share of the equity security or an agreement on the valuation of Syngistix. Such terms were proposed to be determined after the execution of a merger agreement with the company.

         On January 14, 2002, the proposed amendment to the SG Merger Agreement was delivered to SG.

         On the evening of January 14, 2002, the special committee met by telephone with its legal and financial advisors to discuss the revised merger agreement, the proposed amendment to the SG Merger Agreement and the draft financing documents. The special committee concluded that if SG would agree to the proposed amendment to the SG Merger Agreement, entering into a merger agreement with Syngistix presented significantly less risk to the company's shareholders notwithstanding the possibility that a merger with Syngistix might not close. The special committee authorized Mr. Felcyn and the Company's legal and financial advisors to meet with representatives of Syngistix and its counsel in Colorado to continue to negotiate the proposed merger agreement with Syngistix and the amendment to the SG Merger Agreement.

         On January 16, 2002, Mr. Felcyn, and the company's legal and financial advisors met with representatives of Syngistix and its counsel for this purpose.

         From January 17, 2001 through January 22, 2001, representatives of Syngistix, SG and the special committee had several conversations regarding the proposed terms of the amendment to the SG Merger Agreement.

         During these conversations the parties agreed on the following additional provisions to the amendment to the SG Merger Agreement:

         - the Principal Shareholders agreed that at any meeting of stockholders of the company held before May 31, 2002, they would vote in favor of the Syngistix Merger and the Syngistix Merger Agreement.

         - Upon signing the merger agreement with Syngistix, the company would reimburse SG for its reasonable, documented fees and expenses incurred in connection with the SG Merger Agreement.

         On January 23, 2001 and January 24, 2001, counsel to the Company and Syngistix, met to finalize the terms of the merger agreement with Syngistix and the amendment to the SG Merger Agreement. During these meetings, the parties agreed on the final terms of the Syngistix Merger, including the condition that at the time of the closing the company have not less than an aggregate of $32 million in cash, cash equivalents and marketable securities less the amount of any transaction expenses and any termination fees payable under the SG Merger Agreement.

         On January 24, 2002, the special committee met by telephone with its financial and legal advisors to review the status of the negotiation of the merger agreement with Syngistix and the amendment to the SG Merger Agreement. Counsel to the special committee reported that all of the material issues regarding the merger agreement with Syngistix and the amendment to the SG Merger Agreement had been resolved. Counsel to the special committee summarized the terms and conditions of the merger agreement with Syngistix and the amendment to the SG Merger Agreement. Discussion followed and the legal advisors to the special committee answered questions raised by members of the special committee. The special committee approved the Syngistix Merger, the Syngistix Merger Agreement and the SG Amendment, subject to the completion of final details and recommended that the full board of directors of the company approve the Syngistix Merger, Syngistix Merger Agreement and the SG Amendment.

         On January 24, 2002, the special committee received revised draft financing documents from Syngistix. The revised documents contemplated a $10 million financing composed entirely of debt.

         On January 25, 2002, the board of directors of the company met by telephone with counsel to the special committee and SG also present. Mr. Kneip was not present at this meeting. Counsel to the special committee reported the conclusions of the special committee, including the special committee's recommendation that the board of directors approve the Syngistix Merger, the Syngistix Merger Agreement and the SG Amendment. Counsel to the special committee summarized the terms and conditions of the Syngistix Merger Agreement. Discussion followed and counsel to the special committee and SG answered questions raised by the board of directors. Following these discussions, the board of directors, with Messrs. Smith and Gardner abstaining, approved the Syngistix Merger, the Syngistix Merger Agreement and the SG Amendment, subject to the completion of final details in substantially the form submitted to the board of directors, and authorized the appropriate officers of the company to execute and deliver final documents on behalf of the company. Subsequently, the full board, with Messrs. Smith and Gardner voting, voted again to approve the Syngistix Merger, the Syngistix Merger Agreement and the SG Amendment subject to the completion of final details. Finally, the full board (including Mr. Kneip) approved the Syngistix Merger, the Syngistix Merger Agreement and the SG Amendment by written consent dated January 25, 2002.

         On January 25, 2002, the company completed the disclosure statement to the Syngistix Merger Agreement. On the evening of January 25, 2002, the parties executed the Syngistix Merger Agreement and the SG Amendment.

         On January 28, 2002, the company and Syngistix issued a joint press release announcing the signing of the Syngistix Merger Agreement and the SG Amendment.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS

         On October 24, 2001, the special committee unanimously determined that the SG Merger and the SG Merger Agreement are fair to and in the best interests of our shareholders other than the Principal Shareholders and SG and recommended that our board of directors approve the SG Merger and the SG Merger Agreement and that our shareholders approve the SG Merger and the SG Merger Agreement.

         On October 24, 2001, (i) our board of directors, with the Principal Shareholders abstaining, and (ii) our full board of directors, including the Principal Shareholders, unanimously determined that the SG Merger and the SG Merger Agreement are fair to and in the best interests of our shareholders other than the Principal Shareholders and SG and recommended that our shareholders approve the SG Merger Agreement and the SG Merger.

         On January 24, 2002, the special committee unanimously determined that the Syngistix Merger and the Syngistix Merger Agreement are fair to and in the best interests of our shareholders and recommended that our board of directors approve the Syngistix Merger and the Syngistix Merger Agreement and that our shareholders approve the Syngistix Merger and the Syngistix Merger Agreement.

         On January 25, 2002, (i) our board of directors, with the Principal Shareholders abstaining, and (ii) our full board of directors, including the Principal Shareholders, unanimously determined that the Syngistix Merger and the Syngistix Merger agreement are fair to and in the best interests of our shareholders and that our shareholders approve the Syngistix Merger Agreement and the Syngistix Merger.

                              THE SYNGISTIX MERGER

ECOMETRY'S REASONS FOR THE SYNGISTIX MERGER

         In reaching its determination to approve the Syngistix Merger and the Syngistix Merger Agreement, the special committee relied on its knowledge of our business, information provided by our officers, as well as the advice of its financial and legal advisors. In reaching its decision, the special committee considered a number of factors, including the following, each of which in the view of the special committee supported such determination and the special committee's and the board's adoption of the conclusion and analysis of Adams, Harkness & Hill contained in its fairness opinion delivered in connection with the SG Merger;

         - that the merger consideration offered in the Syngistix Merger of $2.90 per share of our common stock is approximately 7.4% greater than merger consideration in the SG Merger;

         - that we have entered into the SG Amendment, which provides that our entering into the Syngistix Merger Agreement does not constitute a breach of the SG Merger Agreement and does not give SG the right to terminate the SG Merger Agreement or to collect the termination fee provided for in the SG Merger Agreement (except in the event that the Syngistix Merger is completed) (other than SG's reasonable and documented expenses), and allows us to complete the SG Merger if the Syngistix Merger is not completed;

         - the financial presentation of Adams, Harkness & Hill, including its opinion, delivered on October 24, 2001 and attached as Annex C, that the merger consideration of $2.70 per share of our common stock under the SG Merger Agreement to be received by our shareholders pursuant to the SG Merger Agreement is fair, from a financial point of view, to holders of common stock;

         - that Syngistix has received a commitment letter from Core Technology Fund IV, LLC and The Roser Partnership III, SBIC LP for a $10 million financing;

         - the economic and market conditions affecting us and our industry as a whole, including but not limited to, the drastic decline of the technology sector during the last year, the outmoded software used by the company in comparison to new products offered in the technology sector, the overall decline in the economy and the extreme impact the events of September 11, 2001 have had on the economy, all of which has lead to a decrease in sales to our customers, including, but not limited to, those customers dependent on e-commerce sales;

         - for the quarter ended December 31, 2001, new customer sales decreased by 28% and existing customer sales decreased by 62%. For the twelve months ended December 31, 2001 new customer sales decreased by 55% and existing customer sales decreased by 69%;

         - the lack of equity research coverage for our common stock resulting from the discontinuance of research coverage in June 2000 by the two investment firms who served as underwriters of our initial public offering: Deutsche Banc Alex. Brown and WitSoundView and by a third firm, Red Chip Review, in May 2001, which makes it difficult to attract new investment interest in us;

         - that the last trading day before public announcement of the SG Merger, the per share closing price of our common stock was $1.50 per share, and that at that time our common stock trading price had not closed at or above $2.90 since February 9, 2001 and taking into account the current market conditions since the events of September 11, 2001, it did not appear likely that our common stock would approach a higher level of trading prices in the foreseeable future;

         - based on the per share closing price of $1.50 on October 25, 2001, the last trading day before the public announcement of the signing of the SG Merger Agreement, the consideration to be paid to the holders of common stock in the Syngistix Merger represents an approximate premium of 93% over the trading price of the shares;

         - the significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Securities Exchange Act of 1934 (which were approximately $350,000 in 2000), were becoming increasingly burdensome given the deterioration of our financial performance;

         - that Sharon Gardner, the company's former vice-president marketing and the daughter of one of the Principal Shareholders, contacted approximately 50 companies between March and June 2001 and Adams, Harkness & Hill contacted 17 software companies to solicit interest in a transaction with the company, but that as of the time we entered into the Original SG Merger Agreement, no third party had approached the company with an acceptable alternative transaction proposal;

         - the fact that since the announcement of the SG Merger proposal on October 25, 2001, besides Syngistix, only one other third party had expressed an interest in acquiring the company and that expression of interest had been withdrawn;

         - becoming a private company would allow us to focus on long-term strategic initiatives rather than the quarter-to-quarter results that Wall Street demands;

         - the sale of the entire company was preferable to the piecemeal sale of the company followed by a liquidating dividend because a single sale involved less transactional expenses and operating performance risk;

         - the immediate availability of liquidity for shareholders, particularly in light of the relatively low volume of trading in our common stock;

         - that cash and not stock or other noncash consideration will be paid to our shareholders in the Syngistix Merger, eliminating any uncertainties in valuing the Syngistix Merger consideration to be received by the company's shareholders;

         - the terms of the Syngistix Merger Agreement were reasonable in that they would not likely deter a third party from making competing offer to acquire the company;

         - that the Syngistix Merger Agreement permits us to provide information and participate in negotiations with respect to unsolicited acquisition proposals if the board of directors determines, in consultation with its outside counsel and the special committee, that such action is necessary to act in a manner consistent with the fiduciary duties of the board of directors;

         The special committee and the board also considered a variety of risks and potentially negative factors concerning the Syngistix Merger, including:

         - that some of the holders of our common stock may realize a loss on their investment in the shares of the company;

         - that, following the Syngistix Merger, our shareholders will cease to participate in any of our future earnings growth or benefit from any increase in the value of the company;

         - the fact that, while the merger consideration represents a premium to the recent trading prices of our stock, the stock market has not performed well, which may have contributed to the decline in the trading price of our common stock;

         - the risk that the Syngistix Merger will not be completed, including because of Syngistix's inability to complete the $10 million financing it has obtained a commitment for, the exercise of termination rights under the Syngistix Merger Agreement or either party's failure to satisfy certain closing conditions; and

         - that if the Syngistix Merger is not completed under circumstances further discussed in "The Syngistix Merger Agreement --Termination of the Syngistix Merger Agreement," the company may be required to pay Syngistix a break up fee equal to $1,800,000 or $400,000, depending upon the reasons why the Syngistix Merger was not completed.

         The foregoing discussion addresses the material information and factors considered by the special committee and the board of directors in their evaluation of the Syngistix Merger and the Syngistix Merger Agreement, including factors that support the Syngistix Merger as well as those that may weigh against it. In view of the variety of factors considered in reaching its determination, the special committee and the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its recommendations. In addition, the individual members of the special committee and the board may have given different weight to different factors. The special committee did not view the fact that the $2.90 per share merger consideration in the Syngistix Merger is less than the $3.02 book value per share of our common stock as of December 31, 2001 to be of significance due to its belief that the book value is not indicative of what our shareholders would obtain in a liquidation because of the risks involved and the costs and uncertainties associated with liquidating, including severance payments, lease termination payments, litigation costs associated with the termination of accounts, the inability to collect accounts receivable and the time involved in a liquidation. In light of the current economic environment, the general problems that companies in our industry group are having in the marketplace, along with the continuing decline in the trading price of our common stock, the special committee did not believe that historical market prices of our common stock (which ranged from a high of $22.63 to a low of $1.26 per share), prices paid for shares repurchased by the company (which ranged from $3.9375 to $4.625) or liquidation value were indicative of the value of our common stock. Accordingly, the special committee did not consider relevant or material the historical market prices, prices paid by the company for shares repurchased by the company, our book value or our liquidation value in evaluating (i) the fairness of the Syngistix Merger to our shareholders or
(ii) the fairness of the Syngistix Merger to our shareholders. Additionally, the special committee did not believe that a discounted cash flow analysis would be a reliable measure of the company's valuation because the company is expected to have negative cash flows through 2004, making a discounted cash flow analysis heavily reliant on projections for periods after 2004, which are inherently uncertain, and on the discount rate applied, which is subjective.

MERGER FINANCING - THE SYNGISTIX MERGER

                  The total amount of cash required to consummate the Syngistix Merger is estimated to be approximately $39 million. This includes approximately $36 million to be paid to our shareholders and option holders, $1,679,100 to be paid to SG as a termination fee pursuant to the SG Merger Agreement and approximately $1,000,000 for fees and expenses, including fees of Adams, Harkness & Hill, legal and accounting fees, printing and mailing costs, proxy solicitation fees and other expenses. Syngistix anticipates that it will obtain the proceeds required to pay the aggregate merger consideration and any fees and expenses associated with the Syngistix Merger from Ecometry's cash balances at the effective time of the Syngistix Merger and from the issuance of debt and/or equity securities.

         On January 25, 2002, Syngistix entered into a note financing commitment letter with two of its stockholders, Core Technology Fund IV, LLC and The Roser Partnership III, SBIC LP (the "Investors"). The Investors are both affiliates of members of Syngistix's Board of Directors. Pursuant to such commitment letter, the Investors have agreed, subject to certain terms and conditions set forth therein, to provide to Syngistix a loan or loans in the aggregate principal amount of $10 million (the "Debt Financing"). It is anticipated that Syngistix will seek other lenders and/or investors to purchase at least $10 million of debt and/or equity securities that would be issued by Syngistix in lieu of the Debt Financing ("Alternative Financing"). In the event that Syngistix is able to secure such Alternative Financing, Syngistix anticipates that it will not borrow funds from the Investors pursuant to the Debt Financing.

         The obligation of the Investors to loan funds to Syngistix as described above is subject to the execution of definitive documentation on or prior to the sale and issuance of such debt, as well as certain customary conditions, including the following:

         - Syngistix shall have obtained all required approvals from its Board of Directors and stockholders to issue such debt and enter into the documents related thereto;

         - Subject to certain exceptions, Syngistix shall have obtained all consents and approvals necessary or appropriate to consummate the sale and issuance of such debt and the transactions related thereto;

         - The representations and warranties made by Syngisitix in connection with the issuance of the debt shall be true and correct in all material respects;

         - No event of default shall have occurred under any note to be issued to the Investors or under the security agreement to be entered into by Syngistix in connection with the Debt Financing;

         - Syngistix shall have granted the Investors a perfected first priority security interest in all of Syngistix's assets;

         - Subject to certain exceptions, Syngistix shall have received a waiver of any applicable preemptive rights, rights of first refusal and similar rights in connection with the issuance of notes to the Investors;

         - The Syngistix Merger shall have closed and all conditions to the obligation of Syngisitix to consummate the Syngistix Merger set forth in the Syngistix Merger Agreement shall have been fulfilled at or prior to such closing;

         - Syngistix shall have delivered to The Roser Partnership III, SBIC LP a letter relating to Syngistix's compliance with certain matters related to investments in Syngistix by a small business investment company;

         - Syngistix shall have delivered to the Investors customary certificates relating to its good standing and qualification to do business; and

         - Syngistix shall have delivered to the Investors customary closing certificates from its officers.

         The proceeds of the Debt Financing or the Alternative Financing will be used primarily to finance a portion of the Syngistix Merger and the related expenses, to finance working capital needs, and for general corporate purposes. In connection with the Debt Financing, Syngistix will issue a secured promissory note to each of the Investors and grant the Investors a perfected security interest in substantially all of its assets. The notes issuable pursuant to the terms of the Debt Financing shall become due and payable on May 31, 2005. As long as no event of default shall have occurred, the interest on such notes shall originally be 8% per annum and shall increase during the term of such notes up to a maximum rate of 18% per annum. Additionally, the Investors shall be entitled to a 3% origination fee.

         There is no assurance as to the cash balances that Ecometry will have on hand at the effective time of the Syngistix Merger. There also is no assurance that the definitive documentation with respect to the Debt Financing will be executed or, if executed, that Syngistix will be able to comply with all the conditions contained within the definitive documentation. If one or more of the Investors do not provide financing in the amounts described above, and no suitable replacement can be timely found, the financing condition contained in the Syngistix Merger Agreement will not be satisfied. Although Syngistix is in the process of attempting to secure alternative financing, no alternative financing arrangements or plans exist in the event the arrangements discussed above with respect to the Debt Financing are not implemented.

         The Investors' commitment to provide funding pursuant to the commitment letter described above will terminate upon the earliest of (i) the termination of the Merger Agreement, (ii) the closing of a transaction pursuant to which Syngistix shall have secured Alternative Financing, and (iii) May 31, 2002. If the Syngistix Merger is not consummated, all fees and expenses will be paid by the party incurring such fees and expenses. If the Syngistix Merger Agreement is terminated as a result of the withdrawal or adverse modification of the recommendation of the merger by our board of directors, the failure of our board of directors to recommend rejection of a third-party tender or exchange offer of 15% or more of our common stock, or the approval of a superior third-party acquisition proposal, we will pay Syngistix a termination fee of $1,800,000. If the Syngistix Merger Agreement is terminated because it is not approved by the holders of a majority of shares of our common stock, we will pay Syngistix a termination fee of $400,000. If the Syngistix Merger Agreement is terminated because Syngistix has failed to complete a financing prior to or simultaneously with the effective time and all conditions to Syngistix's obligation to close have been satisfied, Syngistix will pay us a termination fee of $400,000.


SELECTED FINANCIAL INFORMATION OF SYNGISTIX

         For the 10 months ended December 31, 2001 (the period that Syngistix has existed in its current form), Syngistix had revenue of approximately $5.5 million and a net loss of approximately $5.2 million. As of December 31, 2001, Syngistix had assets of approximately $2.4 million including approximately $317,000 of cash, liabilities of approximately $4.5 million, including deferred revenue and excluding negative goodwill, and a cumulative stockholders deficit of approximately $3.3 million. Since Syngistix intends to use our cash on hand and the proceeds from its financing to fund the consideration payable under the Syngistix Merger Agreement, Syngistix and the company believe that additional financial information regarding Syngistix is not material to stockholders in evaluating the Syngistix Merger. Syngistix's financial statements have not been audited. In addition, no financial information is provided for Citrus since Citrus is a corporation newly formed for the purpose of the Syngistix Merger and has no operations to date other than those in connection with the Syngistix Merger.

INTERESTS OF CERTAIN PERSONS IN THE SYNGISTIX MERGER

         In considering the Syngistix Merger and the fairness of the consideration to be received in the Syngistix Merger, you should be aware that certain of our officers and directors have interests in the Syngistix Merger, which are described below and which may present them with certain actual or potential conflicts of interest.

         As of [ ] [ ], 2002, the directors and executive officers as a group beneficially owned 4,642,668 shares of our common stock on a fully diluted basis, or 36.4% of such shares, which includes 316,168 shares issuable upon the exercise of outstanding stock options that are or become exercisable within 60 days. Our board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Certain Beneficial Ownership of Shares," "Special Factors - Recommendation of the Special Committee and Board of Directors" and "Special Factors - Ecometry's Reasons for the Syngistix Merger and Fairness of the Syngistix Merger."

         The members of the special committee were each paid $20,000 for serving on the special committee. Pursuant to the Syngistix Merger Agreement, if the Syngistix Merger is completed, our directors will receive the merger consideration less the exercise price for each share of common stock subject to directors' stock options having an exercise price of less than $2.90 per share. Each director who serves on the special committee has 5,000 such options, exercisable at $1.75 per share. The only executive officers of our company owning options having an exercise price of less than $2.90 per share are Martin Weinbaum, who has options to purchase 7,876 shares of our common stock at $2.53 per share and Joy Crenshaw, who has options to purchase 2,222 shares of our common stock at $2.53 per share.

         We entered into retention agreements with John Marrah, our president and chief operating officer, and Martin Weinbaum, our vice president - finance and chief financial officer, each dated as of November 8, 2001. The purpose of the retention agreements was to ensure that we would benefit from Mr. Marrah's and Mr. Weinbaum's knowledge and experience prior to and during the process of a potential strategic transaction involving our company (including the Syngistix Merger). The retention agreements award Mr. Marrah and Mr. Weinbaum a one-time bonus equal to $250,000 and $75,000, respectively, if they are employed by us (or the surviving corporation) on the date on which we complete a strategic transaction or if they are involuntarily terminated, other than for cause, prior to the consummation of a strategic transaction.

         If the Syngistix Merger is completed, SG will receive a termination fee of $1,679,100 pursuant to the SG Merger Agreement, minus $_________ previously paid to SG upon the signing of the Syngistix Merger Agreement for its reasonably documented fees and expenses incurred in connection with the SG Merger Agreement. The Principal Shareholders are the only shareholders of SG.

         Pursuant to the SG Amendment, the Principal Shareholders have agreed with us to vote, or cause to be voted, all of their shares of common stock in favor of the Syngistix Merger Agreement and the Syngistix Merger.

         Except as described herein, based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or affiliates of any of the foregoing, have effected any transactions involving shares of our common stock during the 60 days prior to the date hereof. Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers are a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Syngistix Merger with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

         If the Syngistix Merger is completed, at the effective time of the Syngistix Merger, all options to purchase our shares will automatically become vested. Each option with an exercise price per share less than $2.90 will be converted into the right to receive an amount equal to $2.90 in cash, less the applicable exercise price, for each share of common stock subject to such stock options. All other options will be terminated.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SYNGISTIX MERGER

         The following discussion summarizes the material U.S. federal income tax consequences of the Syngistix Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of common stock in light of the shareholder's particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as shareholders who are not citizens or residents of the United States, shareholders whose functional currency is not the U.S. dollar, shareholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations or trusts, shareholders who acquired their common stock through the exercise of options or similar derivative securities or shareholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the federal income tax consequences to holders of options to acquire our common stock. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of the Code. No party to the Syngistix Merger will seek a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

         We intend this discussion to provide only a general summary of the material federal income tax consequences of the Syngistix Merger. We do not intend it to be a complete analysis or description of all potential federal income tax consequences of the Syngistix Merger. We also do not address foreign, state or local tax consequences of the Syngistix Merger. Accordingly, we strongly urge you to consult your own tax advisor to determine the U.S. federal, state, local or foreign income or other tax consequences resulting from the Syngistix Merger in light of your individual circumstances.

         The receipt of cash for shares of common stock pursuant to the Syngistix Merger will be a taxable transaction for United States federal income tax purposes. A shareholder who receives cash in exchange for shares pursuant to the Syngistix Merger will generally recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis for the shares surrendered for cash pursuant to the Syngistix Merger. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to the Syngistix Merger.

         Capital gains recognized by non-corporate taxpayers from the sale of common stock held for more than one year will generally be subject to U.S. federal income tax at a rate not to exceed 20%. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused losses may be carried forward to subsequent tax years.

         Certain non-corporate holders of shares of common stock will be subject to backup withholding at a rate of 30% on cash payments received pursuant to the merger unless the holder provides certain certifications required by the Internal Revenue Service. Backup withholding will not apply to a holder of shares of common stock who furnishes a taxpayer identification number, or TIN, and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

         For U.S. federal tax income tax purposes, the company should not recognize any gain or loss as a result of the Syngistix Merger. Certain tax attributes of the company, such as net operating losses, may be limited as a result of the Syngistix Merger.

                         THE SYNGISTIX MERGER AGREEMENT

         This section of the proxy statement describes material aspects of the Syngistix Merger, including material provisions of the Syngistix Merger Agreement. This description of the Syngistix Merger Agreement is not complete and is qualified by reference to the Syngistix Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference. You are urged to read the entire Syngistix Merger Agreement carefully.

THE SYNGISTIX MERGER

         The Syngistix Merger Agreement provides that, upon the terms and subject to the conditions in the Syngistix Merger Agreement, and in accordance with Florida law, Citrus will be merged with and into us. At that time, Citrus's corporate existence will cease and Ecometry Corporation, as the surviving corporation in accordance with Florida law, will continue as a privately-held corporation wholly-owned by Syngistix. The Syngistix Merger will become effective at the time the articles of merger are duly filed with the Department of State of the State of Florida. The Syngistix Merger is expected to occur as soon as practicable after all conditions to the Syngistix Merger have been satisfied or waived.

         Except as noted below, upon consummation of the Syngistix Merger, each issued and outstanding share of our common stock (other than shares owned by us, Syngistix or Citrus) will be converted automatically into the right to receive $2.90 per share. Each share of our common stock owned by us, Syngistix or Citrus will be cancelled and retired and cease to exist with no consideration deliverable in exchange for these shares. Upon consummation of the Syngistix Merger and conversion of your shares into the right to receive $2.90 per share, your shares of the company's common stock will cease to exist, our common stock will no longer be eligible for trading on the Nasdaq National Market, our common stock will no longer be registered under the Securities Exchange Act of 1934, as amended, we will no longer file reports with the Securities and Exchange Commission, and our shareholders will no longer be able to participate in the future earnings and growth of the company.

         The directors and officers of Citrus immediately prior to the effective time of the Syngistix Merger will be the initial directors and officers of the surviving corporation. The company's articles of incorporation and by-laws will be amended and restated in their entirety so that they will be the same as Citrus's articles of incorporation and by-laws (except that the name of the surviving corporation shall remain Ecometry Corporation). After the Syngistix Merger, any vacancy in the surviving corporation's board of directors or in any of the surviving corporation's offices may be filled in the manner provided by Florida law and the surviving corporation's articles of incorporation and by-laws.

STOCK OPTIONS

         At the effective time, all options to purchase our common stock will immediately become vested. Each option with an exercise price less than $2.90 will be converted into cash in the amount of the merger consideration per share minus the exercise price per share. All other options with an exercise price that is higher than $2.90 per share will terminate at the effective time.

CONVERSION OF COMMON STOCK

         Once the Syngistix Merger is complete, the following will occur:

         - each share of our common stock (other than those owned by us, Syngistix or Citrus), that was issued and outstanding immediately prior to the effective time, will automatically be converted into the right to receive $2.90 in cash, without interest;

         - each share of our common stock held by our shareholders, upon conversion into the right to receive the cash merger consideration, will no longer be outstanding and will automatically be cancelled and retired;

         - each share of our common stock owned by us, Syngistix or Citrus will be cancelled and retired and will cease to exist and no consideration will be paid for it;

         - each holder of a certificate formally representing shares of our pre-merger company will cease to have any rights, except the right to receive the merger consideration;

         - you will not be entitled to dissenters' rights under Florida law;

         - we will appoint a paying agent who will pay the merger consideration to you; and

         - we will send you a transmittal form and written instructions for exchanging your share certificates for the merger consideration. Do not send share certificates now.

REPRESENTATIONS AND WARRANTIES

         The Syngistix Merger Agreement contains certain representations and warranties that we made to Syngistix and Citrus. Generally, these representations and warranties are typical for transactions such as the Syngistix Merger and include representations and warranties relating to:

         -        our corporate existence, good standing and authority;

         -        our capitalization;

         -        certain information about our subsidiary;

         -        copies of our corporate documents;

         - our belief that entering into the Syngistix Merger Agreement and the Syngistix Merger will not violate our organizational documents, the law or certain agreements to which we are a party, or give any other person rights against us that such person would not otherwise have;

         - our having filed all required documents with the Securities and Exchange Commission and our representation that such documents comply with the law;

         -        the accuracy of our financial statements;

         -        the nature of litigation with which we are involved;

         -        payment of our taxes;

         - the accuracy of our public filings with the Securities and Exchange Commission;

         - certain matters involving our compliance with ERISA, OSHA and environmental laws;

         - the manner in which we have conducted our business since December 31, 2000;

         - the absence of any brokers retained by us other than Adams, Harkness & Hill;

         -        our real properties;

         - our material contracts and our compliance with our contractual obligations;

         -        our intellectual property rights;

         -        employee and labor matters;

         -        our insurance;

         -        our receivables;

         -        the existence of any warranty claims; and

         - certain other technical and factual items relevant to the Syngistix Merger.

         Many of the representations and warranties that we make in the Syngistix Merger Agreement are qualified by a materiality standard. This standard requires the representations and warranties to which it applies to be true except in the cases where their failure to be true would not have a "material adverse effect" on us and our subsidiary as a whole. The Syngistix Merger Agreement defines a material adverse effect generally as any change or effect that itself or with a combination of changes or effects would be materially adverse to our business, operations, assets, liabilities, financial condition or results of operations or a material impairment on our ability to perform any of our obligations under the Syngistix Merger Agreement or to effect the Syngistix Merger.

         The Syngistix Merger Agreement also contains representations and warranties that Syngistix made to us. These relate to:

         - Syngistix's and Citrus's corporate existence, good standing and authority;

         -        Syngistix's and Citrus's capitalization;

         - Syngistix's and Citrus's authority to execute the Syngistix Merger Agreement;

         - Syngistix's and Citrus's belief that entering into the Syngistix Merger Agreement and the Syngistix Merger will not violate its organizational documents, the law or certain agreements to which it is a party, or give any other person rights against it that such person would not otherwise have;

         - the accuracy of the information Syngistix or Citrus provided to us, including its financial statements;

         -        the absence of any brokers retained by Syngistix or Citrus;

         - the absence of any litigation pending or threatened against Syngistix or Citrus; and

         - Syngistix's financing commitments and the sufficiency of such, together with our capital assets and resources, to operate the surviving corporation following the Syngistix Merger in the ordinary course of business.

COVENANTS

         We have made certain agreements with Syngistix and Citrus in the Syngistix Merger Agreement relating to actions that we will or will not take between the date on which we signed the Syngistix Merger Agreement and the effective time of the Syngistix Merger (subject to certain limited exceptions set forth in the Syngistix Merger Agreement). These agreements are customary in transactions such as the Syngistix Merger. The agreements that we have made include but are not limited to:

         - we will not take certain extraordinary actions relating to our company or our business or which are inconsistent with actions that we take in the ordinary course of business without Syngistix's consent;

         - we are required to take certain actions with respect to the preparation of this proxy statement in connection with the Syngistix Merger and in preparation for the special meeting;

         - we are not permitted to solicit or facilitate other acquisition proposals, however we are permitted to negotiate with other parties presenting unsolicited offers to acquire us if our board of directors believes such action complies with its Fiduciary duties.

         - we have agreed to notify Syngistix if our board of directors receives a third party acquisition proposal for which we have furnished confidential information or otherwise commenced negotiations;

         - in the event that we intend to enter into an agreement with respect to a third party acquisition proposal that is superior to Citrus's proposal, we have agreed to notify Syngistix of such intention and the identity of the third party and, if such proposal would provide for a per share consideration for our common stock of less than $3.20, the material terms thereof, at least 24 hours prior to entering into any such agreement;

         - allowing representatives of Syngistix to inspect our corporate records; and

         - committing us to use our reasonable best efforts to consummate the Syngistix Merger.

         Syngistix and Citrus have made certain agreements with us in the Syngistix Merger Agreement relating to actions that they will or will not take between the date on which we signed the Syngistix Merger Agreement and the effective time of the Syngistix Merger. The agreements that they have made include:

         - Syngistix and Citrus are required to take certain actions with respect to the preparation of this proxy statement;

         - Syngistix is required to vote the shares of our common stock held by them in favor of the adoption and approval of the Syngistix Merger Agreement and the Syngistix Merger;

         - committing Syngistix and Citrus to use their reasonable best efforts to consummate the Syngistix Merger.

LITIGATION

         We and Syngistix have agreed to participate jointly in the defense of any shareholder litigation against us, Syngistix or Citrus, as applicable, relating to the transactions contemplated by the Syngistix Merger Agreement.

PUBLICITY; COMMUNICATIONS

         We, Syngistix and Citrus have agreed not to issue, without the approval of the other parties, any press release or other public announcement with respect to the Syngistix Merger Agreement or the Syngistix Merger, except as and to the extent that it is required by applicable law. We, Syngistix and Citrus have also agreed to consult with each other before issuing any press release or making any public announcement with respect to the Syngistix Merger Agreement and the Syngistix Merger.

CONDITIONS TO THE SYNGISTIX MERGER

         The consummation of the Syngistix Merger is subject to certain conditions contained in the Syngistix Merger Agreement which if not waived must have occurred or be true. If those conditions have not occurred or are not true either Syngistix, Citrus and we or either Syngistix, Citrus or we are not obligated to effect the Syngistix Merger. If we waive any of the conditions to the Syngistix Merger, we will not re-solicit proxies.


         - Conditions to Our, Syngistix's and Citrus's Obligation to Consummate the Syngistix Merger:

                  - no injunction or other order, decree, statute, rule or regulation of any governmental authority can be in effect which prevents the consummation of the Syngistix Merger or materially changes the terms of the Syngistix Merger Agreement;

                  - the parties must have obtained all material consents, authorizations, orders or approvals of, and made all material filings or registrations with, governmental regulatory authorities necessary for the execution, delivery and performance of the Syngistix Merger Agreement (except for the filing of the articles of merger or documents that must be filed after the effective time); and

                  - the consummation of the Syngistix Merger cannot violate any applicable law.

         -        Conditions to Our Obligation to Consummate the Syngistix
                  Merger:

                  - shareholders who hold a majority of shares of our common stock must have voted to approve the Syngistix Merger Agreement and the Syngistix Merger;

                  - Syngistix's representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on Syngistix's ability to perform its obligations under the Syngistix Merger Agreement and Syngistix and Citrus must have performed all of their obligations that must be performed before the effective time;

                  - from the date of the Syngistix Merger Agreement through the effective time, Syngistix and Citrus must not have experienced any event that has had, or is reasonably likely to have, a material adverse effect on Syngistix's or Citrus's ability to perform their obligations under the Syngistix Merger Agreement;

                  - Syngistix must have completed its financing prior to or simultaneously with the effective time; and

                  - Syngistix and Citrus must deliver certain other documents and certificates.

         - Conditions to Syngistix's and Citrus's Obligation to Consummate the Syngistix Merger:

                  - shareholders who hold a majority of shares of our common stock must have voted to approve the Syngistix Merger Agreement and the Syngistix Merger;

                  - there must not be any pending or threatened by any governmental entity any suit, action or proceeding that would restrain or prohibit the Syngistix Merger and related transactions or place certain limitations on us, Syngistix or Citrus;

                  - there must not be any pending or threatened suit, action or proceeding by a non-governmental person that is reasonably likely to impose injunctive relief or monetary damages that would have a material adverse effect on us;

                  - our representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect and we must have performed all our obligations that must be performed before the effective time;

                  - we must have obtained all consents and approvals required pursuant to certain of our customer and vendor contracts in connection with the Syngistix Merger Agreement and the Syngistix Merger;

                  - from the date of the Syngistix Merger Agreement through the effective time, we must not have experienced any event or series of events that has had, or is reasonably likely to have, a material adverse effect on us;

                  - all of our directors must have resigned as of the effective time and certain of our officers shall have resigned as an officer (but not as an employee) as of the effective time;

                  - we must have at least an aggregate of $32 million in cash, cash equivalents and marketable securities immediately prior to the effective time, minus any transaction fees and expenses incurred by the company in connection with the Syngistix Merger or SG Merger and any amounts to be paid as termination fees under the SG Merger Agreement; and

                  - we must deliver certain other documents and certificates.

TERMINATION

         The Syngistix Merger Agreement may be terminated at any time prior to the effective time of the Syngistix Merger, whether before or after you approve the Syngistix Merger Agreement and the Syngistix Merger, in any of the following ways:

         -        by our and Syngistix's mutual consent;

         - by either Syngistix or us (upon the recommendation of the special committee) if:

                  -- the Syngistix Merger has not been consummated by May 31, 2002, and the delay is not a result of a breach of the Syngistix Merger Agreement by the party seeking such termination;

                  -- the Syngistix Merger Agreement and the Syngistix Merger is not approved by the holders of a majority of our common stock;

                  -- a court or a governmental authority has issued an order, decree or ruling either permanently restraining, enjoining or otherwise prohibiting the Syngistix Merger or any related transaction or altering the terms of the Syngistix Merger in any significant respect.

         -        by us, prior to approval of our shareholders, if:

                  -- Syngistix breaches any of its representations, warranties, covenants or agreements and such breach is not or cannot be cured within 20 days and has or is likely to have a material adverse effect on Syngistix's or Citrus's ability to perform its obligations under the Syngistix Merger Agreement;

                  -- our board of directors, acting upon the recommendation of the special committee, withdraws, modifies or amends its approval or recommendation of the Syngistix Merger Agreement and related transactions (or publicly announces that it will do so); or

                  -- our board of directors, acting upon the recommendation of the special committee, approves an acquisition proposal from a third party that is superior to Citrus's proposal described in this proxy statement, but only if we have first notified Syngistix.

         -        by us, prior to the effective time if:

                  -- Syngistix has not completed a financing prior to or simultaneously with the effective time or fulfilled its obligations pursuant to the Syngistix Merger Agreement.

         -        by Syngistix if:

                  -- we breach any of our representations, warranties, covenants or agreements and such breach is not or cannot be cured within 20 days and such breach has or is reasonably likely to have a material adverse effect on us or our ability to perform our obligations under the Syngistix Merger Agreement;

                  -- our board of directors withdraws, modifies or amends in any respect adverse to Syngistix or Citrus its recommendation of the Syngistix Merger Agreement and related transactions (or resolves to do so);

                  -- our board of directors approves, recommends or enters into an agreement with respect to or consummates a superior acquisition proposal (or resolves to do so); or

                  -- a third party commences a tender or exchange offer for 15% or more of our common stock and our board of directors has not recommended that you reject such tender or exchange offer.

EFFECT OF TERMINATION

         If the Syngistix Merger Agreement terminates, each party's obligations to the other terminate, except for Syngistix's confidentiality obligations, our agreement that Syngistix and we will participate jointly in the defense of any shareholder litigation against Syngistix, Citrus or us relating to the Syngistix Merger Agreement and related transactions, our obligation to pay Syngistix a termination fee in the event the Syngistix Merger Agreement is terminated because of certain actions taken by our board in connection with a third party acquisition proposal or because the Syngistix Merger outlined in this proxy was not approved by the holders of a majority of shares of our common stock and Syngistix's obligation to pay us a termination fee in the event the Syngistix Merger Agreement is terminated because Syngistix has not completed its financing.

EXPENSES; TERMINATION FEE

         Each of Syngistix and we will pay our own fees and expenses in connection with the Syngistix Merger and related transactions. We have, however, agreed to pay Syngistix a termination fee of $1,800,000 if the Syngistix Merger Agreement is terminated as a result of any of the following:

         - our board of directors withdraws, modifies or amends in any respect adverse to Syngistix or Citrus its recommendation of the Syngistix Merger Agreement and related transactions (or resolves or publicly announces its intent to do so);

         - our board of directors approves, recommends or enters into an agreement with respect to or consummates a superior acquisition proposal (or resolves to do so); or

         - a third party commences a tender or exchange offer for 15% or more of our common stock and our board of directors has not recommended that you reject such tender or exchange offer.

         We have agreed to pay Syngistix a termination fee of $400,000 if the Syngistix Merger Agreement is not approved by the holders of a majority of shares our common stock.

         Syngistix has agreed to pay us a termination fee of $400,000 if we terminate the Syngistix Merger Agreement because Syngistix has failed to complete a financing involving the sale of equity and/or indebtedness for an aggregate of $10 million prior to or simultaneously with the effective time and all conditions to Syngistix's obligations to close have been satisfied.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

         Syngistix shall, to the fullest extent permitted by law, cause the surviving corporation to honor all of our obligations to indemnify individuals who were directors and officers of our corporation prior to the Syngistix Merger, with respect to acts and omissions occurring prior to the closing, following the closing of the Syngistix Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. For a period of six years following the closing of the Syngistix Merger and subject to the terms and conditions described in the Syngistix Merger Agreement, the surviving corporation will maintain in effect a policy of directors' and officers' liability insurance on the same terms as our existing policy for the benefit of our directors and officers for acts and omissions occurring prior to the closing.

AMENDMENT

         The Syngistix Merger may be amended by Syngistix, Citrus and us, in writing, at any time before or after you have approved the Syngistix Merger Agreement and the Syngistix Merger, except that after you approve the Syngistix Merger Agreement and the Syngistix Merger, we cannot amend the Syngistix Merger Agreement if the proposed amendment would require your further approval under Florida law.

                    FINANCIAL ADVISORS - THE SYNGISTIX MERGER

         Pursuant to the terms of the Adams, Harkness & Hill engagement letter, Adams, Harkness & Hill was retained by the special committee to advise the special committee and render an opinion as to the fairness, from a financial point of view, to the stockholders of the company, of the consideration to be received by such stockholders in connection with the SG Merger. Because Adams, Harkness & Hill deemed the merger consideration of $2.70 to be paid pursuant to the SG Merger Agreement as fair to our shareholders from a financial point of view, based upon and subject to the various consideration set forth in its fairness opinion, the special committee did not request an additional fairness opinion regarding the $2.90 per share consideration to be paid pursuant to the Syngistix Merger Agreement. See "The SG Merger -- Opinion of Adams, Harkness & Hill" on pages 66-76.

                OUR MANAGEMENT'S FORECAST - THE SYNGISTIX MERGER

         We do not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with our possible sale to Syngistix, during January 2002 our management prepared and provided to Syngistix the projections set forth below.

         The primary assumptions underlying our management's forecasts are as follows:

         For 2002


         -        New customer sales are estimated to be approximately
                  $11,800,000

         -        Existing client software sales are estimated to be $4,211,065

         - Existing client third party hardware and software sales are estimated to be approximately $3,200,000

         - Support revenues were estimated by annualizing fourth quarter 2001 estimated support fees and factoring new client sales as well as software license upgrades, offset by client attrition

         -        Services revenues are estimated to be $3,300,000

         - Costs of sale for hardware and third party software are based on estimated margins. Cost of sales salaries are based on actual fourth quarter 2001 levels plus 4% average annual salary increases

         - General and administrative expenses are based on budgeted expenses for 2002. Salaries are based on actual fourth quarter 2001 levels plus 4% average annual salary increases

         - Sales and marketing expenses are based on budgeted expenses for 2002. Salaries are based on actual fourth quarter 2001 levels plus 4% average annual salary increases.

         - Research and development expenses are based budgeted expenses for 2002. Salaris are based on actual fourth quarter 2001 levels plus 4% average annual salary increases.

         - Merger expenses of $350,000 were included in operating expenses.

         - Interest income was based on projected cash balances earning 2% interest.

         - No income tax benefits are assumed for 2002 losses due to the uncertainty of realizing such benefits.

         The projections below were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission, or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither our independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or other form of assurance with respect to these projections or their achievability, and assume no responsibility for, and disclaim any association with them. The inclusion of these projections in this document should not be regarded as a representation by us, any members of our management team, our board of directors, the special committee, Syngistix, Citrus, or any of their advisors, agents or representatives that these projections are or will prove to be correct. Projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond our control. As a result, there can be no assurance that any of these projections will be realized.

         The projections below are or involve forward-looking statements and, as discussed below, are based upon a variety of assumptions. These assumptions involve judgments with respect to future economic, competitive, industry and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors are described under "Cautionary Statement Regarding Forward-Looking Statements -- The Syngistix Merger." In addition, with respect to the Syngistix Merger, the following factors, among others, could cause actual events to differ materially from those described herein: inability to satisfy various conditions to the closing of the Syngistix Merger, including failure of our stockholders to approve the Syngistix Merger; the costs related to the Syngistix Merger; and the effect of the Syngistix Merger on vendor, supplier, customer or other business relationships. All of the above matters are difficult to predict and many are beyond our control. Accordingly, there can be no assurance that any of the projections are indicative of our future performance or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Regarding Forward-Looking Statements -- The Syngistix Merger" on pages 45-46.

         The inclusion of the projections herein should not be interpreted as an indication that any of the company, Syngistix, Citrus or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the predictions should not be relied upon as such. None of the company, Syngistix,

Citrus or their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the company compared to information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. For comparative purposes only, the projections provided by the company to Raymond James in June 2001, and to Adams, Harkness & Hill in August 2001 and in October 2001, are also provided. The projections provided to Raymond James, Adams, Harkness & Hill and Syngistix changed because, due to the passage of time, management had greater visibility as to the results of 2001 and the potential results of 2002.

                                                         PROJECTIONS FOR FISCAL YEAR PROVIDED TO
                                                                 SYNGISTIX (JANUARY 2002):

                                                                       2002E
                                                                   ------------
Total Revenue .............................................        $ 32,870,352
Gross Margin ..............................................        $ 17,423,173
Operating Income ..........................................        $ (1,225,152)
Net Income (Loss) .........................................        $   (544,695)


                                          PROJECTIONS FOR FISCAL YEAR PROVIDED TO
                                           ADAMS, HARKNESS & HILL (OCTOBER 2001):
                                          ---------------------------------------
                                             2001E                     2002E
                                          ------------             ------------
Total Revenue ................            $ 27,484,929             $ 30,324,186
Gross Margin .................            $ 11,980,928             $ 14,570,432
Operating Income .............            $(10,766,480)            $ (3,995,532)
Net Income (Loss) ............            $ (7,207,802)            $ (2,765,018)

                                          PROJECTIONS FOR FISCAL YEAR PROVIDED TO
                                            ADAMS, HARKNESS & HILL (AUGUST 2001):
                                          ---------------------------------------
                                             2001E                    2002E
                                          ------------             ------------
Total Revenue ................            $ 29,905,908             $ 30,324,186
Gross Margin .................            $ 11,180,616             $ 14,570,432
Operating Income .............            $ (8,577,815)            $ (3,995,532)
Net Income (Loss) ............            $ (5,445,123)            $ (2,765,018)

                                         PROJECTIONS FOR FISCAL YEAR PROVIDED TO
                                                 RAYMOND JAMES (JUNE 2001):
                                         ---------------------------------------
                                             2001E                    2002E
                                          ------------             ------------
Total Revenue ................            $ 32,269,537             $ 40,062,824
Gross Margin .................            $ 13,613,303             $ 18,896,992
Operating Income .............            $ (6,019,576)            $  1,735,887
Net Income (Loss) ............            $ (2,501,554)            $   (197,751)

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS --
                              THE SYNGISTIX MERGER

         This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to us that are based on the beliefs of management as well as assumptions made by and information currently available to us. Forward-looking statements include statements concerning projected financial data, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the Syngistix Merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events, including the completion of the Syngistix Merger, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others:

         - the failure of shareholders to approve the Syngistix Merger Agreement and the Syngistix Merger;

         - the inability of Syngistix to obtain the financing necessary to complete the Syngistix Merger;

         - the unpredictability of revenues due to the large dollar amounts of our individual license transactions and the lengthy and unpredictable sales cycles for these transactions;

         - our dependence on the development, introduction and client acceptance of new and enhanced versions of our software products;

         - our ability to control costs, including costs associated with our infrastructure and increased research and development expenses;

         -        our dependence on new product development;

         - uncertainties regarding the outcome of the pending class action litigation against us;

         - our reliance on a combination of trade secrets, copyright and trademark law, nondisclosure agreements and technical measures to protect our proprietary technology;

         - our ability to sell our products in new markets within the direct commerce industry;

         - our dependence on proprietary technology licensed from third parties;

         - our ability to continue to resell a variety of hardware and software developed and manufactured by third parties;

         - our ability to maintain margins on the sale of hardware and software developed and manufactured by third parties;

         - significant competition in the software and direct commerce industry and competitive pricing for our products;

         -        customer concentration;

         - fluctuations in demand for our products which are dependent upon the condition of the software and direct commerce industries;

         -        our ability to collect receivables;

         - economic effects of the September 11, 2001 terrorist attacks in New York, near Washington, D.C. and in Pennsylvania, the possibility of future attacks and the uncertain effect of the country's military involvement resulting from such attacks; and

         - other risks and uncertainties described in this proxy statement and other documents filed with the Securities and Exchange Commission.

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy. Further information about the risks of forward-looking statements applicable to us can be found in [OUR FORM 10-Q FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000], both of which have been incorporated herein by reference and attached as Annex D and Annex E, respectively, to this proxy statement.

                                  THE SG MERGER


ECOMETRY'S REASONS FOR THE SG MERGER AND FAIRNESS OF THE SG MERGER

         In reaching its determination to approve the SG Merger and the SG Merger Agreement on October 24, 2001, the special committee relied on its knowledge of our business, information provided by our officers, as well as advice of its financial and legal advisors. In reaching its decision, the special committee considered a number of factors, including the following, each of which in the view of the special committee supported such determination and the special committee's and the board's adoption of the conclusion and analysis of Adams, Harkness & Hill contained in its fairness opinion;

         - the financial presentation of Adams, Harkness & Hill, including its opinion, delivered on October 24, 2001 and attached as Annex C, that $2.70 per share consideration to be received by our shareholders pursuant to the SG Merger Agreement is fair, from a financial point of view, to holders of common stock other than SG and the Principal Shareholders;

         - the economic and market conditions affecting us and our industry as a whole, including but not limited to, the drastic decline of the technology sector during the last year, the outmoded software used by the company in comparison to new products offered in the technology sector, the overall decline in the economy and the extreme impact the events of September 11, 2001 have had on the economy, all of which has lead to a decrease in sales to our customers, including, but not limited to, those customers dependent on e-commerce sales;

         - for the quarter ended September 30, 2001, new customer sales decreased by 74.6% and existing customer sales decreased by 75.6%. For the nine months ended September 30, 2001 new customer sales decreased by 58.2% and existing customer sales decreased by 70.3%;

         - the lack of equity research coverage for our common stock resulting from the discontinuance of research coverage in June 2000 by the two investment firms who served as underwriters of our initial public offering: Deutsche Banc Alex. Brown and WitSoundView and by a third firm, Red Chip Review, in May 2001, which makes it difficult to attract new investment interest in us;

         - that the last trading day before public announcement of the SG Merger, the per share closing price of our common stock was $1.50 per share, and that at that time our common stock trading price had not closed at or above $2.70 since February 16, 2001 and taking into account the current market conditions since the events of September 11, 2001, it did not appear likely that our common stock would approach a higher level of trading prices in the foreseeable future;

         - the significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Securities Exchange Act of 1934 (which were approximately $350,000 in 2000), were becoming increasingly burdensome given the deterioration of our financial performance;

         - that Sharon Gardner, the company's former vice-president marketing and the daughter of one of the Principal Shareholders, contacted approximately 50 companies between March and June 2001 and Adams, Harkness & Hill contacted 17 software companies to solicit interest in a transaction with the company, but as of the time we entered into the Original SG Merger Agreement, no third party had approached the company with an acceptable alternative transaction proposal;

         - becoming a private company would allow us to focus on long-term strategic initiatives rather than the quarter-to-quarter results that Wall Street demands;

         - the sale of the entire company was preferable to the piecemeal sale of the company followed by a liquidating dividend because a single sale involved less transactional expenses and operating performance risk;

         - based on the per share closing price of $1.50 on October 25, 2001, the last trading day before the public announcement of the SG Merger Agreement, the consideration to be paid to the holders of common stock in the SG Merger represented an approximate premium of 80% over the trading price of the shares;

         - the negotiations with respect to the merger consideration and the SG Merger Agreement that, among other things, led to an increase in SG's revised proposal from $2.20 per share to $2.70 per share of common stock, and the belief of the members of the special committee that $2.70 per share was the highest price that SG would agree to pay;

         - the immediate availability of liquidity for shareholders, other than the Principal Shareholders or SG, particularly in light of the relatively low volume of trading in our common stock;

         - that cash and not stock or other noncash consideration will be paid to our shareholders (other than SG and the Principal Shareholders) in the SG Merger, eliminating any uncertainties in valuing the SG Merger consideration to be received by the company's shareholders (other than SG and the Principal Shareholders);

         - the terms of the SG Merger Agreement were reasonable in that they would not likely deter a third party from making competing offer to acquire the company;

         - the SG Merger Agreement permits us to provide information and participate in negotiations with respect to third party acquisition proposals if the board of directors determines, in consultation with its outside counsel and the special committee, that such action is necessary to act in a manner consistent with the fiduciary duties of the board of directors;

         - the SG Merger Agreement permits us to terminate the SG Merger Agreement to accept a superior acquisition proposal;

         - the SG Merger requires the approval of holders of at least a majority of our common stock not held by SG or the Principal Shareholders or their affiliates (this requirement is waivable by the company if the special committee believes it is in the best interests of our shareholders to do so);

         The special committee also determined that the SG Merger is procedurally fair because among other things:

         - our board of directors established a special committee to consider and negotiate the SG Merger Agreement;

         - the special committee was comprised of independent directors who are not officers or employees of the company and have no financial interest in the SG Merger different from our shareholders generally (other than the fact that 3,750 of their options will vest upon completion of the SG Merger (in the same manner as options held by all option holders generally) which, when combined with previously vested options, will result in the receipt by each member of the special committee of $4,750 upon the completion of the SG Merger);

         - the special committee was given exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transactions;

         - the special committee retained and received advice from its own independent legal counsel and financial advisor in evaluating, negotiating and recommending the terms of the SG Merger Agreement;

         - Adams, Harkness & Hill conducted an extensive search for strategic alternatives to the SG Merger after the receipt of the proposal from SG and such search was not limited in any way by the special committee;

         - Adams, Harkness & Hill rendered an opinion concerning the fairness, from a financial point of view, of the consideration to be received by our shareholders (other than SG and the Principal Shareholders); and

         - the price of $2.70 per share and the other terms and conditions of the SG Merger Agreement resulted from active and lengthy negotiations between the special committee and its representatives, on the one hand, and SG and its representatives, on the other hand.

         The special committee and the board also considered a variety of risks and potentially negative factors concerning the SG Merger, including:

         - that some of the holders of our common stock may realize a loss on their investment in the shares of the company;

         - that, following the SG Merger, our shareholders will cease to participate in any of our future earnings growth or benefit from any increase in the value of the company;

         - the fact that, while the merger consideration represents a premium to the recent trading prices of our stock, the stock market has not performed well, which may have contributed to the decline in the trading price of our common stock;

         - the risk that the SG Merger will not be completed, including because of the exercise of termination rights of SG under the SG Merger Agreement or our failure to satisfy certain closing conditions; and

         - that if the SG Merger is not completed under circumstances further discussed in "The SG Merger Agreement--Termination of the SG Merger Agreement," the company may be required to pay SG a break up fee equal to $1,679,100.

         The special committee and the board were also aware of and considered the fact that the interests of SG conflicted with the interests of our public shareholders because the two groups are on opposite sides of the proposed merger transaction, and that the interests of the Principal Shareholders were different from the interests of our other shareholders because the Principal Shareholders would continue to have an interest in our business through their ownership of all of the stock of SG. The special committee and the board of directors did not regard these facts as weighing in favor of or against the SG Merger.

         The foregoing discussion addresses the material information and factors considered by the special committee and the board of directors in their evaluation of the SG Merger, including factors that support the SG Merger as well as those that may weigh against it. In view of the variety of factors considered in reaching its determination, the special committee and the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its recommendations. In addition, the individual members of the special committee and the board may have given different weight to different factors. The special committee did not view the fact that the $2.70 per share merger consideration in the SG Merger is less than the $3.22 book value per share of our common stock as of September 30, 2001 to be of significance due to its belief that the book value is not indicative of what our shareholders would obtain in a liquidation because of the risks involved and the costs and uncertainties associated with liquidating, including severance payments, lease termination payments, litigation costs associated with the termination of accounts, the inability to collect accounts receivable and the time involved in a liquidation. In light of the current economic environment, the general problems that companies in our industry group are having in the marketplace, along with the continuing decline in the trading price of our common stock, the special committee did not believe that historical market prices of our common stock (which ranged from a high of $22.63 to a low of $1.26 per share), prices paid for shares repurchased by the company (which ranged from $3.9375 to $4.625) or liquidation value were indicative of the value of our common stock. Accordingly, the special committee did not consider material the historical market prices, prices paid by the company for shares repurchased by the company, our book value or our liquidation value in evaluating the fairness of the SG Merger to our shareholders other than SG and the Principal Shareholders. Additionally, the special committee did not believe that a discounted cash flow analysis would be a reliable measure of the company's valuation because the company is expected to have negative cash flows through 2004, making a discounted cash flow analysis heavily reliant on projections for periods after 2004, which are inherently uncertain, and on the discount rate applied, which is subjective.

         Because the special committee is comprised of the members of the board of directors not affiliated with SG or the Principal Shareholders, and because the special committee retained independent legal counsel and an independent financial advisor to assist it in assessing the fairness of the SG Merger to shareholders not affiliated with SG, the special committee and the board of directors did not consider it necessary to retain an outside party to negotiate on behalf of the unaffiliated shareholders or to engage counsel or an appraiser to represent unaffiliated shareholders.


SG MERGER'S AND THE PRINCIPAL SHAREHOLDERS' REASONS FOR THE SG MERGER AND FAIRNESS OF THE SG MERGER

         The Principal Shareholders hold in the aggregate 4,325,000 shares of our common stock, representing approximately 35% of our issued and outstanding shares. Before the SG Merger, they expect to contribute all their shares to SG and have agreed that all of their shares will be voted in favor of the SG Merger Agreement and the SG Merger. The Principal Shareholders have informed us that their purpose for the SG Merger is to acquire all shares of our common stock that they do not already own and to continue the business and operations of our company as a private company. The SG Merger will allow them to share in any of our future earnings and growth once the common stock ceases to be publicly-traded. Public company status imposes a number of limitations on us and our management in conducting operations. Accordingly, one of the purposes of the SG Merger for SG and the Principal Shareholders is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on quarter-to-quarter performance often emphasized by the public markets. The SG Merger is also intended to enable us to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies, which approximated $350,000 in 2000. Given the continued deteriorating market and prospects facing our company, the Principal Shareholders determined to offer to acquire Ecometry at this time because they believe that they could more effectively address our ongoing operating losses as a private company. In determining, in October 2001, that SG should enter into the SG Merger Agreement, the Principal Shareholders considered the following factors:

         - our results of operations, financial condition, business and prospects. We sustained an operating loss of approximately $3,508,000 for the fiscal year ended December 31, 2000. We incurred an operating loss of 2,334,000 for the quarter ended September 30, 2001 and our total revenues decreased 56.1% as compared to the previous year's comparable quarter. New client sales decreased by 74.6% and sales to existing customers decreased by 75.6% in the quarter ended September 30, 2001 as compared to the previous year's comparable quarter;

         - management's forecasts for revenues and earnings described in "Our Management's Forecast - The SG Merger" beginning on pages 77-80 projected continued operating losses;

         - the uncertain economic and market conditions affecting us, our customers and our industry as a whole;

         - the lack of equity research coverage for our common stock and the difficulty of attracting new investment interest in us, and the resulting difficulty for shareholders, including the Principal Shareholders, to receive a fair price when selling their shares in the market;

         - the significant and steady decline in trading prices for our common stock since the second quarter of 2000 and in trading prices for providers of business and information technology consulting services in general resulting in decreased liquidity for our shareholders, which reduces the prospects of obtaining value for the Principal Shareholders' equity investment in us through a sale of stock on the open market or otherwise;

         - the lack of viable third-party interest in acquiring or exploring other strategic transactions with Ecometry despite previous efforts to identify such a third party and the lack of strategic alternatives to the SG Merger Agreement, which reduced the prospects of obtaining value for our shareholders, including the Principal Shareholders;

         - the potential long-term value of Ecometry as an established and recognized provider of enterprise software solutions and services and the uncertainties that Ecometry would be able to realize that value as a public company; and

         - the potential benefits to Ecometry of operating as a privately-held company, including the ability of Ecometry to react rapidly to opportunities or changing conditions.

         SG and the Principal Shareholders each believe that the SG Merger and the consideration to be paid in the SG Merger to the holders of our common stock other than the Principal Shareholders and SG is substantively fair to such holders. However, none of SG or the Principal Shareholders have hired a financial advisor in connection with the SG Merger, or undertaken any formal evaluation of the fairness of the SG Merger to such shareholders. Moreover, SG and the Principal Shareholders did not participate in the deliberations of the special committee or receive advice from the special committee's financial advisor. Consequently, none of SG or the Principal Shareholders is in a position to adopt the conclusions of the special committee with respect to the fairness of the SG Merger to the shareholders. SG and the Principal Shareholders based their belief on the following:

         - after a thorough review with independent financial and legal advisors, the special committee, which consisted entirely of directors of who are not affiliated with the Principal Shareholders, concluded that the SG Merger is fair to, and in the best interests of, the holders of our common stock other than SG and the Principal Shareholders and recommended that our shareholders approve the SG Merger Agreement and the SG Merger;

         - that the special committee had obtained a written opinion of Adams, Harkness & Hill on October 24, 2001, that the merger consideration in the SG Merger is fair, from a financial point of view, to holders of common stock not affiliated with SG;

         - the special committee acted independently during the negotiation of the SG Merger Agreement, with the assistance of financial and legal advisors and on behalf of the holders of our common stock;

         - the SG Merger is conditioned upon approval by a majority of the votes cast at the special meeting by holders of our common stock other than the Principal Shareholders and SG and their affiliates (which condition may be waived by the special committee);

         - that the last trading day before public announcement of the SG Merger, the per share closing price of our common stock was $1.50 per share; and that our common stock trading price had not closed at or above $2.70 since February 16, 2001 and taking into account the current market conditions since the events of September 11, 2001, it did not appear likely that our common stock would approach a higher level of trading prices in the foreseeable future;

         - the consideration to be paid to the holders of common stock in the SG Merger represents an approximate premium of 80% over the per share closing price as of October 25, 2001, the day before the public announcement that the company and SG had signed the SG Merger Agreement;

         - the company's trend of declining revenues and increased operating losses;

         - the lack of prospects for finding an alternative to the SG Merger with SG that would result in greater value to the holders of common stock other than the Principal Shareholders; and

         - the ability of the company to return to substantial profitability and substantial revenue growth is uncertain and, in any event, is expected to take a long time.

         SG and the Principal Shareholders believe that each of the above factors supports their conclusion that the SG Merger is fair to the holders of our common stock unaffiliated with SG from a financial point of view. In view of the variety of factors considered in reaching their respective determinations, the Principal Shareholders did not quantify or otherwise assign relative weights to the specific factors considered in reaching their belief as to fairness. The Principal Shareholders are not making any recommendation as to how the holders of our common stock should vote on the SG Merger Agreement and the SG Merger.

         SG and the Principal Shareholders did not rely on any report, opinion or appraisal in determining the fairness of the SG Merger to our shareholders, although they were aware that the special committee had obtained a fairness opinion from Adams, Harkness & Hill. Based on the above factors, SG and the Principal Shareholders each believe that the SG Merger and the consideration to be paid in the SG Merger to the holders of our common stock other than the Principal Shareholders and SG is fair to such holders notwithstanding that SG and the Principal Shareholders did not retain financial advisors. The Principal Shareholders reviewed the description of the analyses of Adams, Harkness & Hill included in this proxy statement and did not find it to be objectionable. However, SG and the Principal Shareholders did not undertake to conduct an independent evaluation of the Adams, Harkness & Hill analyses, and did not retain any independent financial advisors to conduct a review of the results or an independent analysis of the company, and did not rely on the Adams, Harkness & Hill analyses. While Raymond James prepared a presentation for the board, SG and the Principal Shareholders did not rely on such presentation in their fairness determination since such presentation was preliminary in nature and the assumptions used to prepare the report were no longer valid and Raymond James did not make any recommendations or draw any conclusions as to the fairness of the consideration to be received by our shareholders in the SG Merger.

         SG and the Principal Shareholders did not view the fact that the $2.70 per share merger consideration included in the SG Merger Agreement is less than the book value of $3.22 per share as of September 30, 2001 to be of significance due to their belief that the book value is not indicative of what our shareholders would obtain in a liquidation due to costs and uncertainties associated with liquidating, including severance payments, lease termination payments, litigation costs associated with the termination of accounts, the inability to collect accounts receivable and the time and expenses involved in a liquidation. For these reasons, along with the factors described previously on pages 50-52, SG and the Principal Shareholders each believe that the SG Merger and the consideration to be paid in the SG Merger to the holders of our common stock other than the Principal Shareholders and SG is fair to such holders notwithstanding that the price per share being offered in the SG Merger is less than the book value per share as of September 30, 2001.

         Neither SG nor the Principal Shareholders performed any financial analysis valuing our common stock, including liquidation or going concern values. In light of the current economic environment, the general problems that companies in our industry group are having in the marketplace, our financial problems, along with the continuing decline in the trading price of our common stock, SG and the Principal Shareholders did not believe that historical market prices (which ranged from a high of $22.63 to a low of $1.26 per share), prices paid for shares repurchased by the company (which ranged from $3.9375 to $4.625), liquidation value or going concern values were indicative of the value of our common stock. Accordingly, SG and the Principal Shareholders did not consider material the historical market prices, prices paid by the company for shares repurchased by the company, book value, liquidation value or going concern value of the company in evaluating the fairness of the merger to our shareholders other than SG and the Principal Shareholders.

         SG and the Principal Shareholders believe that the SG Merger is procedurally fair to our shareholders other than SG and the Principal Shareholders because the special committee, consisting solely of directors who are not our officers or employees and who have no financial interest in the proposed SG Merger different from our shareholders generally (other than the fact that 3,750 of their options will vest upon completion of the SG Merger (in the same manner as options held by all option holders generally) which, when combined with previously vested options, will result in the receipt by each member of the special committee of $4,750 upon completion of the SG Merger) was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the SG Merger. In addition, it is a condition to the SG Merger that the SG Merger must be approved by a majority of the votes cast at the special meeting by holders of common stock other than the Principal Shareholders and SG and their affiliates, although we may waive this condition. Further, shareholders have the opportunity to vote on both the Syngistix Merger and the SG Merger. Given these procedural protections, SG and the Principal Shareholders believe that the SG Merger is procedurally fair to our shareholders other than SG and the Principal Shareholders even though no independent representative (including an appraiser or counsel for the unaffiliated shareholders), other than the special committee and its advisors, was retained to act solely on behalf of the disinterested shareholders.

         SG and the Principal Shareholders considered other alternatives to the SG Merger, including continuing to operate our business as a public company, exploring business combinations with other companies and liquidating our business. However, for the reasons discussed above, SG and the Principal Shareholders believe that the SG Merger provides the highest value to our shareholders. The Principal Shareholders considered structuring the going-private transaction as an issuer tender offer followed by a merger between the company and SG. However, the Principal Shareholders determined that a one-step merger would be a more efficient and less costly means of acquiring the shares of Ecometry common stock that they do not own.

         Shareholders unaffiliated with SG should be aware that the Principal Shareholders, the sole officers, directors and shareholders of SG, are also executive officers, directors and significant shareholders of our company and have interests that are in addition to, or different from, the interests of the holders of our common stock. See "Interests of Certain Persons in the SG Merger."

MERGER FINANCING -- THE SG MERGER

         The total amount of cash required to consummate the SG Merger is estimated to be approximately $23 million, all of which will be paid by the surviving corporation from the cash that we currently have on hand. This includes approximately $22 million to be paid to our shareholders and optionholders (other than the Principal

Shareholders and SG) and approximately $1,000,000 for fees and expenses, including fees of Adams, Harkness & Hill, legal and accounting, printing and mailing costs, proxy solicitation fees and other expenses. If the SG Merger is not consummated, all fees and expenses shall be paid by the party incurring such fees and expenses. In the event that the SG Merger Agreement is terminated as a result of the withdrawal or adverse modification of the recommendation of the SG Merger by our board of directors, the failure of our board of directors to recommend rejection of a third-party tender or exchange offer of 15% or more of our common stock, or the approval of a superior third-party acquisition proposal, we have agreed to pay SG a termination fee of $1,679,100 less $_________ for SG's transaction fees and expenses incurred in connection with the SG Merger Agreement as of the date of the signing of the Syngistix Merger Agreement and the SG Amendment.

PURPOSES OF THE SG MERGER AND PLANS OR PROPOSALS

         The purpose of the SG Merger for the Principal Shareholders is to acquire the entire equity interest in us.

         If the SG Merger Agreement is approved by the holders of a majority of outstanding shares of our common stock and, unless we waive this condition, the holders of a majority of shares not held by the Principal Shareholders and SG and their affiliates, and the other conditions to the closing of the SG Merger are satisfied or waived, we and SG will close the SG Merger. At or soon after the closing of the SG Merger:

         - our shareholders (other than the Principal Shareholders) will cease to have any ownership interest in us or rights as holders of our common stock;

         - our shareholders (other than the Principal Shareholders) will no longer benefit from any increases in our value or the payment of dividends on shares of our common stock;

         - our shareholders (other than the Principal Shareholders) will no longer bear the risk of any decreases in our value;

         - the Principal Shareholders' aggregate interests in our net book value and net earnings will increase from approximately 35% to 100%;

         - the Principal Shareholders will be the sole beneficiaries of our future earnings and profits and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by us in the future;

         - we will be privately-held and, as a result, there will be no public market for our common stock;

         -        there will not be another meeting of our public shareholders;

         - the surviving corporation will seek to have the registration of our shares under the Exchange Act terminated as soon as the SG Merger is complete;

         - the surviving corporation will seek to have the listing of our shares on The Nasdaq National Market terminated as soon as the SG Merger is complete; and

         - we will no longer be required to file periodic reports with the Securities and Exchange Commission once the registration of the shares has been terminated.

         After the SG Merger, the Principal Shareholders have stated to us that they have no present intentions, plans or proposals to cause the surviving corporation to engage in any of the following:

         - extraordinary transactions, such as a merger, reorganization or liquidation involving the surviving corporation;

         - purchases, sales or transfers of a material amount of the surviving corporation's assets;

         - material changes in the surviving corporation's corporate structure or business;

         - acquisitions by any person of our securities or the disposition of the surviving corporation's securities; or

         - material changes in the surviving corporation's capitalization.

         Nevertheless, following completion of the SG Merger, the Principal Shareholders may initiate a review of the surviving corporation and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the operations of the surviving corporation.

INTERESTS OF CERTAIN PERSONS IN THE SG MERGER

         In considering the SG Merger and the fairness of the consideration to be received in the SG Merger, you should be aware that certain of our officers and directors have interests in the SG Merger, which are described below and which may present them with certain actual or potential conflicts of interest.

         As of November 9, 2001, the directors and executive officers as a group beneficially owned 4,637,375 shares of our common stock on a fully diluted basis, or 36.4% of such shares, which includes 310,875 shares issuable upon the exercise of outstanding stock options that are or become exercisable within 60 days. The Principal Shareholders beneficially own approximately 35% of the outstanding shares of our common stock. Our board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Certain Beneficial Ownership of Shares," "Special Factors - Recommendation of the Special Committee and Board of Directors," "Special Factors - Ecometry's Reasons for the SG Merger and Fairness of the SG Merger," and "Special Factors - SG's and the Principal Shareholders' Reasons for the SG Merger and Fairness of the SG Merger."

         If the SG Merger is consummated, the Principal Shareholders will beneficially own 100% of the outstanding shares of the common stock of the surviving corporation.

         The members of the special committee were each paid $20,000 for serving on the special committee. Pursuant to the SG Merger Agreement, if the SG Merger is completed, our directors will receive the merger consideration less the exercise price for each share of common stock subject to directors' stock options having an exercise price of less than $2.70 per share. Each director who serves on the special committee has 5,000 such options, exercisable at $1.75 per share. The only executive officers of our company owning options having an exercise price of less than $2.70per share are Martin Weinbaum, who has options to purchase 7,876 shares of our common stock at $2.53 per share and Joy Crenshaw, who has options to purchase 2,222 shares of our common stock at $2.53 per share.

         We entered into retention agreements with John Marrah, our president and chief operating officer, and Martin Weinbaum, our vice president - finance and chief financial officer, each dated as of November 8, 2001. The purpose of the retention agreements was to ensure that we would benefit from Mr. Marrah's and Mr. Weinbaum's knowledge and experience prior to and during the process of a potential strategic transaction involving our company (including the SG Merger). The retention agreements award Mr. Marrah and Mr. Weinbaum a one-time bonus equal to $250,000 and $75,000, respectively, if they are employed by us (or the surviving corporation) on the date on which we complete a strategic transaction or if they are involuntarily terminated, other than for cause, prior to the consummation of a strategic transaction.

         If the Syngistix Merger is not consummated, the Principal Shareholders have indicated that they intend to transfer the shares of our common stock that they own to SG prior to the time the SG Merger is completed. They are the only shareholders, as well as the only officers and directors, of SG. They have agreed with us to vote, or cause to be voted, all of their shares of common stock in favor of the SG Merger Agreement and the SG Merger.

         Except as described herein, based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or affiliates of any of the foregoing, have effected any transactions involving shares of our common stock during the 60 days prior to the date hereof. Except


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


as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers are a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the SG Merger with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

         If the SG Merger is completed, at the effective time of the SG Merger, all options to purchase our shares will automatically become vested. Each option (other than those held by the Principal Shareholders) with an exercise price per share less than the merger consideration will be converted into the right to receive an amount equal to merger consideration in cash, less the applicable exercise price, for each share of common stock subject to such stock options. All other options (including those held by the Principal Shareholders) will be terminated.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SG MERGER

         The following discussion summarizes the material U.S. federal income tax consequences of the SG Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of common stock in light of the shareholder's particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as shareholders who are not citizens or residents of the United States, shareholders whose functional currency is not the U.S. dollar, shareholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations or trusts, shareholders who acquired their common stock through the exercise of options or similar derivative securities or shareholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the federal income tax consequences to holders of options to acquire our common stock. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of the Code. No party to the SG Merger will seek a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

         We intend this discussion to provide only a general summary of the material federal income tax consequences of the SG Merger. We do not intend it to be a complete analysis or description of all potential federal income tax consequences of the SG Merger. We also do not address foreign, state or local tax consequences of the SG Merger. Accordingly, we strongly urge you to consult your own tax advisor to determine the U.S. federal, state, local or foreign income or other tax consequences resulting from the SG Merger in light of your individual circumstances.

         The receipt of cash for shares of common stock pursuant to the SG Merger will be a taxable transaction for United States federal income tax purposes. A shareholder who receives cash in exchange for shares pursuant to the SG Merger will generally recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis for the shares surrendered for cash pursuant to the SG Merger. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to the SG Merger.

         Capital gains recognized by non-corporate taxpayers from the sale of common stock held for more than one year will generally be subject to U.S. federal income tax at a rate not to exceed 20%. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the tax rates applicable to


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corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused losses may be carried forward to subsequent tax years.

         Certain non-corporate holders of shares of common stock will be subject to backup withholding at a rate of 30% on cash payments received pursuant to the merger unless the holder provides certain certifications required by the Internal Revenue Service. Backup withholding will not apply to a holder of shares of common stock who furnishes a taxpayer identification number, or TIN, and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

         For U.S. federal tax income tax purposes, the company should not recognize any gain or loss as a result of the SG Merger. Certain tax attributes of the company, such as net operating losses, may be limited as a result of the SG Merger.


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


                  THE SG MERGER AGREEMENT AND THE SG AMENDMENT

         This section of the proxy statement describes material aspects of the SG Merger, including material provisions of the SG Merger Agreement and the SG Amendment. The descriptions of the SG Merger Agreement and SG Amendment are not complete and are qualified by reference to the SG Merger Agreement and SG Amendment, copies of which are attached to this proxy statement as Annex B which are incorporated by reference. You are urged to read the entire SG Merger Agreement and SG Amendment carefully.

THE SG MERGER

         The SG Merger Agreement provides that, upon the terms and subject to the conditions in the SG Merger Agreement, and in accordance with Florida law, SG will be merged with and into us. At that time, SG's corporate existence will cease and Ecometry Corporation, as the surviving corporation in accordance with Florida law, will continue as a privately-held corporation owned by the Principal Shareholders. The SG Merger will become effective at the time the articles of merger are duly filed with the Department of State of the State of Florida. The SG Merger is expected to occur as soon as practicable after all conditions to the SG Merger have been satisfied or waived.

         Except as noted below, upon consummation of the SG Merger, each issued and outstanding share of our common stock (other than shares owned by us, the Principal Shareholders or SG) will be converted automatically into the right to receive $2.70 per share. Each share of our common stock owned by us, the Principal Shareholders or SG will be cancelled and retired and cease to exist with no consideration deliverable in exchange for these shares. Upon consummation of the SG Merger and conversion of your shares into the right to receive $2.70 per share, your shares of the company's common stock will cease to exist, our common stock will no longer be eligible for trading on the Nasdaq National Market, our common stock will no longer be registered under the Securities Exchange Act of 1934, as amended, we will no longer file reports with the Securities and Exchange Commission, and our unaffiliated shareholders will no longer be able to participate in the future earnings and growth of the company.

         The directors of SG immediately prior to the effective time of the SG Merger will be the initial directors of the surviving corporation, and our officers immediately prior to the effective time of the SG Merger will be the initial officers of the surviving corporation. SG's articles of incorporation and by-laws will become the surviving corporation's articles of incorporation and by-laws. After the SG Merger, any vacancy in the surviving corporation's board of directors or in any of the surviving corporation's offices may be filled in the manner provided by Florida law and the surviving corporation's articles of incorporation and by-laws.

STOCK OPTIONS

         At the effective time, all options to purchase our common stock will immediately become vested. Each option (other than those held by the Principal Shareholders) with an exercise price less than $2.70 will be converted into cash in the amount of the merger consideration per share minus the exercise price per share. All other options (including those held by the Principal Shareholders) will terminate at the effective time.

CONVERSION OF COMMON STOCK

         Once the SG Merger is complete, the following will occur:

         - each share of our common stock (other than those owned by us, the Principal Shareholders or SG), that was issued and outstanding immediately prior to the effective time, will automatically be converted into the right to receive $2.70 in cash, without interest;

         - each share of our common stock held by our shareholders unaffiliated with SG, upon conversion into the right to receive the cash merger consideration, will no longer be outstanding and will automatically be cancelled and retired;


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


         - each share of our common stock owned by us, the Principal Shareholders or SG will be cancelled and retired and will cease to exist and no consideration will be paid for it;

         - each holder of a certificate formally representing shares of our pre-merger company will cease to have any rights, except the right to receive the merger consideration;

         - you will not be entitled to dissenters' rights under Florida law;

         - we will appoint a paying agent who will pay the merger consideration to you; and

         - we will send you a transmittal form and written instructions for exchanging your share certificates for the merger consideration. Do not send share certificates now.

REPRESENTATIONS AND WARRANTIES

         The SG Merger Agreement contains certain representations and warranties that we made to SG. Generally, these representations and warranties are typical for transactions such as this SG Merger and include representations and warranties relating to:

         -        our corporate existence, good standing and authority;

         -        our capitalization;

         -        certain information about our subsidiary;

         -        copies of our corporate documents;

         - our belief that entering into the SG Merger Agreement and the SG Merger will not violate our organizational documents, the law or certain agreements to which we are a party, or give any other person rights against us that such person would not otherwise have;

         - our having filed all required documents with the Securities and Exchange Commission and our representation that such documents comply with the law;

         -        the nature of litigation with which we are involved;

         -        payment of our taxes;

         - the accuracy of our financial statements and other public filings with the Securities and Exchange Commission;

         - certain matters involving our compliance with ERISA, OSHA and environmental laws;

         - the manner in which we have conducted our business since the end of our last fiscal year;

         - the absence of any brokers retained by us other than Adams, Harkness & Hill;

         -        our real properties;


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         -        our compliance with our contractual obligations;

         -        our intellectual property rights; and

         -        certain other technical and factual items relevant to the SG
                  Merger.

         Many of the representations and warranties that we make in the SG Merger Agreement are qualified by a materiality standard. This standard requires the representations and warranties to which it applies to be true except in the cases where their failure to be true would not have a "material adverse effect" on us and our subsidiary as a whole. The SG Merger Agreement defines a material adverse effect generally as any change or effect that itself or with a combination of changes or effects would be materially adverse to our business, operations, assets, liabilities, financial condition or results of operations or a material impairment on our ability to perform any of our obligations under the SG Merger Agreement or to effect the SG Merger.

         The SG Merger Agreement also contains representations and warranties that SG made to us. These relate to:

         -        SG's corporate existence, standing and authority;

         -        SG's capitalization;

         -        SG's authority to execute the SG Merger Agreement;

         - SG's belief that entering into the SG Merger Agreement and the SG Merger will not violate its organizational documents, the law or certain agreements to which it is a party, or give any other person rights against it that such person would not otherwise have;

         - the accuracy of the information SG provides to us or otherwise discloses to the Securities and Exchange Commission; and

         -        the absence of any brokers retained by SG.

COVENANTS

         We have made certain agreements with SG in the SG Merger Agreement relating to actions that we will or will not take between the date on which we signed the SG Merger Agreement and the effective time of the SG Merger (subject to certain limited exceptions set forth in the SG Merger Agreement). These agreements are customary in transactions such as the SG Merger. The agreements that we have made include but are not limited to:

         - we will not take certain extraordinary actions relating to our company or our business or which are inconsistent with actions that we take in the ordinary course of business without SG's consent;

         - we are required to take certain actions with respect to the preparation of this proxy statement and the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the SG Merger and in preparation for the special meeting;

         - we have agreed to notify SG if our board of directors receives a third party acquisition proposal for which we have furnished confidential information or otherwise commenced negotiations;

         - in the event that we intend to enter into an agreement with respect to a third party acquisition proposal that is superior to SG's proposal, we have agreed to notify SG of such intention and the


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


                  identity of the third party at least 24 hours prior to entering into any such agreement;

         - allowing representatives of SG to inspect our corporate records; and

         - committing us to use our reasonable best efforts to consummate the SG Merger.

         SG and the Principal Shareholders have made certain agreements with us in the SG Merger Agreement relating to actions that they will or will not take between the date on which we signed the SG Merger Agreement and the effective time of the SG Merger. The agreements that they have made include:

         - SG is required to take certain actions with respect to the preparation of this proxy statement and the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the SG Merger;

         - SG and the Principal Shareholders are required to vote the shares of our common stock held by them in favor of the adoption and approval of the SG Merger Agreement and the SG Merger;

         - committing SG to use its reasonable best efforts to consummate the SG Merger.

LITIGATION

            We and SG have agreed to participate jointly in the defense of any shareholder litigation against us or SG, as applicable, relating to the transactions contemplated by the SG Merger Agreement.

PUBLICITY; COMMUNICATIONS

            We and SG have agreed not to issue, without the approval of the other party, any press release or other public announcement with respect to the SG Merger Agreement or the SG Merger, except as and to the extent that it is required by applicable law. We and SG have also agreed to consult with each other before issuing any press release or making any public announcement with respect to the SG Merger Agreement and the SG Merger.

CONDITIONS TO THE SG MERGER

         The consummation of the SG Merger is subject to certain conditions contained in the SG Merger Agreement which if not waived must have occurred or be true. If those conditions have not occurred or are not true either SG and we or either SG or we are not obligated to effect the SG Merger. If we waive any of the conditions to the SG Merger, we will not re-solicit proxies.

         -        Conditions to Both Our and SG's Obligation to Consummate the
                  SG Merger:

                  - no injunction or other order, decree, statute, rule or regulation of any governmental authority can be in effect which prevents the consummation of the SG Merger or materially changes the terms of the SG Merger Agreement;

                  - the parties must have obtained all material consents, authorizations, orders or approvals of, and made all material filings or registrations with, governmental regulatory authorities necessary for the execution, delivery and performance of the SG Merger Agreement (except for the filing of the articles of SG Merger or documents that must be filed after the effective time); and

                  - the consummation of the SG Merger cannot violate any applicable law.


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


         -        Conditions to Our Obligation to Consummate the SG Merger:

                  - shareholders who hold a majority of the shares of our common stock not held by the Principal Shareholders and SG and their affiliates must have voted to approve the SG Merger Agreement and the SG Merger;

                  - SG's representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect and it must have performed all its obligations that must be performed before the effective time;

                  - from the date of the SG Merger Agreement through the effective time, SG must not have experienced any event that has had, or is reasonably likely to have, a material adverse effect on SG; and

                  - SG must deliver certain other documents and certificates.

         -        Conditions to SG's Obligation to Consummate the SG Merger:

                  - shareholders (including the Principal Shareholders and SG) who hold a majority of shares of our common stock must have voted to approve the SG Merger Agreement and the SG Merger;

                  - there must not be any governmental suit or other proceeding that would restrain or prohibit the SG Merger and related transactions or place certain limitations on us or SG;

                  - our representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect and we must have performed all our obligations that must be performed before the effective time;

                  - from the date of the SG Merger Agreement through the effective time, we must not have experienced any event or series of events that has had, or is reasonably likely to have, a material adverse effect on us;

                  - all of our directors (other than the Principal Shareholders) must have resigned as of the effective time; and

                  - we must deliver certain other documents and certificates.

TERMINATION

         The SG Merger Agreement may be terminated at any time prior to the effective time of the SG Merger, whether before or after you approve the SG Merger Agreement and the SG Merger, in any of the following ways:

         -        by our and SG's mutual consent;

         - by either SG or us (upon the recommendation of the special committee) if:

                  -- the SG Merger has not been consummated by July 31, 2002, and the delay is not a result of a breach of the SG Merger Agreement by the party seeking such termination;


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


                  -- the SG Merger Agreement and the SG Merger is not approved by the holders (including SG and the Principal Shareholders) of a majority of our common stock;

                  -- a court or a governmental authority has issued an order, decree or ruling either permanently restraining, enjoining or otherwise prohibiting the merger or any related transaction or altering the terms of the SG Merger in any significant respect.

         -        by us, prior to approval of our shareholders, if:

                  -- SG breaches any of its representations, warranties, covenants or agreements and such breach is not or cannot be cured within 20 days and has or is likely to have a material adverse effect on SG or its ability to perform its obligations under the SG Merger Agreement;

                  -- our board of directors, acting upon the recommendation of the special committee, withdraws, modifies or amends its approval or recommendation of the SG Merger Agreement and related transactions (or publicly announces that it will do so); or

                  -- our board of directors, acting upon the recommendation of the special committee, approves an acquisition proposal from a third party that is superior to SG's proposal described in this proxy statement, but only if we have first notified SG.

         -        by SG if:

                  -- we breach any of our representations, warranties, covenants or agreements and such breach is not or cannot be cured within 20 days and such breach has or is reasonably likely to have a material adverse effect on us or our ability to perform our obligations under the SG Merger Agreement;

                  -- our board of directors withdraws, modifies or amends in any respect adverse to SG its recommendation of the SG Merger Agreement and related transactions (or resolves to do so);

                  -- our board of directors approves, recommends or enters into an agreement with respect to or consummates a superior acquisition proposal (or resolves to do so); or

                  -- a third party commences a tender or exchange offer for 15% or more of our common stock and our board of directors has not recommended that you reject such tender or exchange offer.

EFFECT OF TERMINATION

         If the SG Merger Agreement terminates, each party's obligations to the other terminate, except for SG's confidentiality obligations, our agreement that SG and we will participate jointly in the defense of any shareholder litigation against SG or us relating to the SG Merger Agreement and related transactions, and our obligation to pay SG a termination fee in the event the SG Merger Agreement is terminated because of certain actions taken by our board in connection with a third party acquisition proposal.

EXPENSES; TERMINATION FEE

         Each of SG and we will pay our own fees and expenses in connection with the SG Merger and related transactions. We have, however, agreed to pay SG a termination fee of $1,679,100 if the SG Merger Agreement is terminated as a result of any of the following:


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


         - our board of directors withdraws, modifies or amends in any respect adverse to SG its recommendation of the SG Merger Agreement and related transactions (or resolves or publicly announces its intent to do so);

         - our board of directors approves, recommends or enters into an agreement with respect to or consummates a superior acquisition proposal (or resolves to do so); or

         - a third party commences a tender or exchange offer for 15% or more of our common stock and our board of directors has not recommended that you reject such tender or exchange offer.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

         SG shall, to the fullest extent permitted by law, cause the surviving corporation to honor all of our obligations to indemnify individuals who were directors and officers of our corporation prior to the SG Merger, with respect to acts and omissions occurring prior to the closing, following the closing of the SG Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. For a period of six years following the closing of the SG Merger and subject to the terms and conditions described in the SG Merger Agreement, the surviving corporation will maintain in effect a policy of directors' and officers' liability insurance on the same terms as our existing policy for the benefit of our directors and officers for acts and omissions occurring prior to the closing.

AMENDMENT

         The SG Merger may be amended by SG and us, in writing, at any time before or after you have approved the SG Merger Agreement and the SG Merger, except that after you approve the SG Merger Agreement and the SG Merger, we cannot amend the SG Merger Agreement if the proposed amendment would require your further approval under Florida law.

THE SG AMENDMENT

         The SG Amendment amends the SG Merger Agreement and provides, among other items, that the company's entering into the Syngistix Merger Agreement does not constitute a breach of the SG Merger Agreement and does not give SG the right to terminate the SG Merger Agreement or to collect the termination fee provided for in the SG Merger Agreement. In the SG Amendment we agreed to pay to SG its reasonably documented fees and expenses incurred in connection with the SG Merger Agreement. We have paid SG $_______ pursuant to this provision. This amount will be deducted from any termination fee payable to SG upon consummation of the Syngistix Merger.

         The SG Amendment further provides that the SG Merger Agreement will terminate immediately prior to the consummation by the company of the Syngistix Merger and the termination fee (less the amount previously paid to SG for the reimbursement of expenses as described above) shall immediately become due and payable. If, however, the Syngistix Merger Agreement is terminated for any reason, the SG Merger Agreement will remain in effect and SG will not be entitled to the remaining portion of the termination fee if the merger with SG is consummated. In addition, the SG Amendment amends the SG Merger Agreement by extending the date by which the SG Merger must be consummated from February 28, 2002 to July 31, 2002.

         Pursuant to the SG Amendment, the Principal Shareholders have agreed that at any meeting of stockholders of the company held before May 31, 2002, they will vote in favor of the Syngistix Merger and the Syngistix Merger Agreement.


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


                     OPINION OF ADAMS, HARKNESS & HILL, INC.

         The special committee retained Adams, Harkness & Hill to assist it in its evaluation of the proposed SG Merger and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our shareholders other than the Principal Shareholders and SG. Adams, Harkness & Hill was retained by the special committee because of (i) its expertise and experience in our industry; (ii) its reputation in the financial community;
(iii) its ability to meet the special committee's requirements of timeliness;
(iv) its lack of any previous business relationship with SG and the Principal Shareholders; and (v) the structure and amount of consideration to be paid for its services. Adams, Harkness & Hill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, negotiated underwriting and private placements of securities and for general corporate and other purposes.

         At the meeting of the special committee on October 24, 2001, Adams, Harkness & Hill rendered its fairness opinion that, as of that date, based upon and subject to the various considerations set forth in the fairness opinion, the cash consideration of $2.70 per share to be paid pursuant to the merger agreement to the holders of our common stock other than the Principal Shareholders and SG is fair, from a financial point of view, to such holders. The fairness opinion does not constitute a recommendation as to how any shareholder should vote with respect to the SG Merger and does not address any other aspect of the SG Merger. The description of the fairness opinion set forth in this proxy statement is a summary and you should refer to the full text of the fairness opinion a copy of which is attached hereto as Annex C. You are urged to read the fairness opinion in its entirety, as it sets forth the assumptions made, matters considered and limitations on the review undertaken by Adams, Harkness & Hill in developing its opinion. The original letter setting forth the fairness opinion will be available for inspection and copying at our principal executive offices during regular business hours by any interested shareholder or a representative of that shareholder, designated in writing.

         Pursuant to the terms of Adams, Harkness & Hill's engagement letter, we agreed to pay Adams, Harkness & Hill a retainer fee of $75,000 and a fee of $250,000 upon the delivery of the fairness opinion, regardless of the conclusions expressed therein. We also agreed to reimburse Adams, Harkness & Hill for all reasonable travel and other out-of-pocket expenses arising in connection with its engagement. Additionally, we agreed to indemnify Adams, Harkness & Hill and its affiliates to the fullest extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from their willful or reckless misconduct or gross negligence. We also agreed that if we engaged in a transaction in which the consideration per share paid to shareholders exceeded $3.08, we would pay Adams, Harkness & Hill an additional fee equal to 3% of such excess amount. We further agreed to pay Adams, Harkness & Hill $100,000 if we entered into a merger agreement with Syngistix, such amount to be creditable against any amount payable pursuant to the preceding sentence.

         The special committee did not place any limitation upon Adams, Harkness & Hill with respect to the procedures followed or factors considered in rendering the fairness opinion. The following is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in developing its fairness opinion. To assess the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

         - relative company valuations and historical and, when available, projected financial performance of publicly-owned companies deemed, on the basis of similar operating and financial characteristics, to be peers of the company (collectively, the "Peer Group");

         - absolute and relative per share stock price performance of the company;

         - relative company valuations and the premiums, either absolute or implied, to the market price these valuations represented, associated with selected precedent change of control transactions involving companies engaged in businesses similar to our company's business; and


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


         - a liquidation analysis assuming an arms-length liquidation of our company's business and net assets.

         Adams, Harkness & Hill did not utilize a discounted cash flow analysis in developing its fairness opinion because, after review of the company's projections of continued operating losses and estimates of future cash requirements, combined with its assessment of the company's and the Peer Group's cost of capital, it concluded that cash flow would be negative for the periods analyzed and, therefore, the results of such an analysis would not be meaningful.

         The material actions undertaken by Adams, Harkness & Hill included:

         - review of publicly-available business and financial information, including but not limited to our recent filings with the Securities and Exchange Commission;

         - review of internal financial information prepared by our management concerning the current status of our business and its historical financial performance, including interim financial performance data not yet disclosed to the public;

         - review of internal financial information prepared by our management concerning our projected performance assuming the SG Merger is not completed;

         - discussions with members of our senior management, including the Principal Shareholders, concerning our historical and current financial condition and operating results, as well as our future prospects, as reflected by the management projections included herein;

         - discussions with the special committee concerning the evaluation by the board of directors of various prior and prospective means of enhancing shareholder value, including prior unsuccessful attempts to identify potential acquirers of our company;

         - discussions with the Principal Shareholders concerning the SG Merger and their intentions and objectives regarding the company's future;

         - comparison of the historical market per share prices and trading activity of our common stock with those of the Peer Group;

         - comparison of our financial position, operating results and capital resources with those of the Peer Group;

         - comparison of the proposed financial terms of the SG Merger with the terms of certain other change of control transactions and transactions involving management shareholders;

         -        review of the SG Merger Agreement;

         - review of relevant industry market research studies, investment research reports of our competitors and key economic and market indicators, including interest rates and general stock market performance; and

         - contacting 17 software companies to solicit and qualify their interest in a negotiated business combination involving the company.

         Other than as set forth above, Adams, Harkness & Hill did not review any additional information in preparing its fairness opinion that was material to its analysis. In rendering its fairness opinion, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly-available or provided to it by, or on behalf of, the company, and did not independently verify such information.

         Adams, Harkness & Hill assumed, with the special committee's consent, that:

         - all of our material assets and liabilities, contingent or otherwise, known or unknown, are as set forth in our financial statements;

         - obtaining any regulatory and other approvals and third party consents required for consummation of the SG Merger would not have a material effect on the SG Merger; and

         - the SG Merger would be consummated in accordance with the terms set forth in the SG Merger Agreement.

         Adams, Harkness & Hill, with the special committee's consent, also assumed the management projections were reasonably prepared and based upon the best available estimates and good faith judgments of our management as to our future performance.

         In conducting its review, Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of our assets or liabilities, contingent or otherwise. The fairness opinion did not predict or take into account any possible economic, monetary or other changes that may occur, or information which may come available, after the date of the fairness opinion.

PUBLIC COMPANY PEER DESCRIPTION

         Our company is a provider of enterprise software solutions and services, primarily related to customer relationship management and supply chain and fulfillment management, to the multi-channel commerce industry. Adams, Harkness & Hill identified a group of publicly-traded companies in the software industry that it deemed comparable to our company based on comparable products and services. Adams, Harkness & Hill identified and evaluated 20 public companies in the software industry, but acknowledging the company's relatively small public market capitalization and the relative valuation discount generally associated with companies possessing small public market capitalization, focused its analysis on those nine companies possessing market capitalization less than $200 million.

         In analyses of established companies in more mature industries, Adams, Harkness & Hill would customarily evaluate the relative valuation of a particular company on the basis of its gross profit margin, operating profit margin, and the growth of absolute profits. However, due to the general performance of companies in the segments of the software industry in which the company competes and, specifically, the recent financial results of the company and the Peer Group, Adams, Harkness & Hill limited its comparison to certain financial measures and metrics of the company with those of the Peer Group, including:

         Calendar Year 2001 Revenues (estimate) ("CY01E Revenue")

         Market Capitalization ("MC");

         Enterprise Value ("EV");

         Last Twelve Months Revenue ("LTM Revenue");

         MC / LTM Revenue ("MC / LTM Revenue"); and

         MC / CY01E Revenue ("MC / CY01E Revenue").

         All financial measures and metrics involving the Peer Group's common stock prices per share are as of the close of trading of October 22, 2001 and consist of:

                                             MARKET
                                        CAPITALIZATION(2)       ENTERPRISE VALUE(3)      LTM REVENUE(4)         CY01E REVENUE(4)
Blue Martini Software, Inc.                  $  73.66                $  19.28               $  84.69                $  64.76
Exchange Applications, Inc.                  $   8.87                $  32.04               $  53.34                $  50.00
EXE Technologies, Inc.                       $  90.24                $  53.08               $ 116.71                $ 100.23
Fundtech Ltd.                                $  69.74                $  14.26               $  50.23                $  46.70
Kana Software Inc.                           $ 166.42                $ 105.24               $  90.70                $ 114.68
Pegasystems Inc.                             $  81.69                $  57.10               $  87.19                $  87.00
Radiant Systems, Inc.                        $ 164.02                $ 128.70               $ 135.82                $ 131.90
SS&C Technologies, Inc.                      $  80.97                $  20.69               $  56.60                $  59.50
SVI Solutions, Inc.                          $  27.68                $  47.40               $  29.52                    NA(5)
Mean                                         $  84.81                $  53.09               $  78.31                $  81.80
Median                                       $  80.97                $  47.40               $  84.69                $  75.88
Ecometry Corporation                         $  33.43                  ($4.34)              $  36.77                $  27.50

-----------

1    All dollar amounts in millions.

2 Market Capitalization is the product of a company's common stock price per share multiplied by the number of shares issued and outstanding.

3 Enterprise Value is the sum of a company's market capitalization and that portion of debt representing permanent capital, less excess cash.

4 Historical LTM Revenue and estimates of CY01E Revenue for the Peer Group were obtained from Bloomberg L.P. and The Thomson Corporation (Thomson Financial Research & Analytics Group).

5    CY01E Revenue was not available for SVI Solutions, Inc.

         Based on its expertise in valuation of publicly-traded companies and, in particular, its research into the performance variables considered by investors when assessing relative value among the Peer Group, Adams, Harkness & Hill concluded that publicly-traded companies in the customer relationship management and supply chain management segments of the software industry are valued primarily on the bases of historical and projected revenue growth and overall size, both of which are reflected in the individual company's ratio of EV to LTM Revenue and EV to CY01E Revenue. Profit-based valuation methodologies are generally not applicable to companies in this segment, as most companies have not yet achieved consistent profitability.

         Since the company's EV was negative (due to its large cash balance), and therefore meaningless for analytical purposes, Adams, Harkness & Hill could not employ an EV-based valuation in this analysis. Accordingly, Adams, Harkness & Hill substituted MC/LTM Revenue and MC / CY01E Revenue to compare relative values. To calculate market capitalization for each company, Adams, Harkness & Hill used the closing price per share for each company on October 22, 2001, multiplied by the most recently disclosed number of diluted shares outstanding for each company.

         In order of descending MC / LTM Revenue, the Peer Group, excluding the company, ranked as follows:

                                                             MC/LTM
                                                             REVENUE
                                                             -------
                   Kana Software Inc.                         1.83x
                   SS&C Technologies, Inc.                    1.43x
                   Fundtech Ltd.                              1.39x
                   Radiant Systems, Inc.                      1.21x
                   SVI Solutions, Inc.                        0.94x
                   Pegasystems Inc.                           0.94x
                   Blue Martini Software, Inc.                0.87x
                   EXE Technologies, Inc.                     0.77x
                   Exchange Applications, Inc.                0.17x

                   Mean                                       1.06x
                   Median                                     0.94x

                   Ecometry Corporation                       0.51x

         Adams, Harkness & Hill noted the company's MC / LTM Revenue multiple was below both the mean and the median of the Peer Group. Adams, Harkness & Hill also noted, when the calculation was made using $33.4 million, representing the product of the $2.70 per share offered in the SG Merger and the company's 12.4 million shares outstanding, as the numerator, the multiple was 0.91x, which, also was below both the mean and the median of the Peer Group.

         In order of descending MC / CY01E Revenue, the Peer Group, excluding the company, ranked as follows:


                                                             MC/LTM
                                                             REVENUE
                                                             -------
                   Kana Software Inc.                          1.45x
                   SS&C Technologies, Inc.                     1.36x
                   Radiant Systems, Inc.                       1.24x
                   Blue Martini Software, Inc.                 1.14x
                   Pegasystems Inc.                            0.94x
                   EXE Technologies, Inc.                      0.90x
                   Exchange Applications, Inc.                 0.18x
                   SVI Solutions, Inc.                            NA

                   Mean                                        1.09x
                   Median                                      1.19x

                   Ecometry Corporation                        0.68x

         Adams, Harkness & Hill noted the company's MC / CY01E Revenue multiple was below both the mean and the median of the Peer Group. Adams, Harkness & Hill also noted, when the calculation was made using $33.4 million, representing the product of the $2.70 per share offered in the SG Merger and the company's 12.4 million shares outstanding, as the numerator, and $27.5 million, representing the company's CYO1E Revenue, as the denominator, the multiple was 1.22x, which exceeded both the mean and the median of the Peer Group.

         Adams, Harkness & Hill discussed with the special committee its conclusions that the per share trading value for the company, relative to the Peer Group, implied by the MC / LTM Revenue and MC / CY01E Revenue multiples, was negatively influenced by the following factors, among others:

         - fundamental financial factors, including historically slower growth of revenue and profits;

         - the relatively small size of the company, both in terms of revenues and market capitalization;

         - factors related to investors' expectations, particularly expected revenue growth, and understanding of our company's strategy and competitive position, especially in light of our company's Internet focus and COBOL orientation;

         - the limited amount of investment research coverage on the company, especially in light of the decision by the underwriters of the company's initial public offering (the predecessor firms to Deutsche Banc Alex. Brown Inc. and Soundview Technology Group) to discontinue such coverage;

         - the limited amount of broker/dealer market making for the company's common stock; and

         - the relatively high level of ownership and, therefore, implied control, of the Principal Shareholders.

STOCK PRICE PERFORMANCE ANALYSIS

         Adams, Harkness & Hill examined the following closing price data for our company's common stock:

         - Price performance from our company's initial public offering through October 22, 2001;

         - Price performance from October 25, 2000, through October 22, 2001, compared to the performance of the NASDAQ Composite, S&P 500 and Russell 2000 stock indices for the same period; and

         - Price performance from October 25, 2000, through October 22, 2001, compared to an index of the Peer Group.

         Based on the above analyses, Adams, Harkness & Hill observed that, from the closing market price on the date of the company's initial public offering on January 29, 1999, through the closing market price of October 22, 2001, the company's per share price decreased approximately 91%. During the same time period, the NASDAQ composite index decreased approximately 32%, the Russell 2000 index increased approximately 1%, and the S&P 500 composite index decreased approximately 15%. Adams, Harkness & Hill also observed that the company's closing share price had decreased approximately 55% for the period from October 25, 2000, through October 22, 2001, compared to a decrease of approximately 92% in an index made up of companies in the Peer Group for the same time period. During the same time period the NASDAQ composite index decreased approximately 47%, the Russell 2000 index decreased approximately 9%, and the S&P 500 composite index decreased approximately 20%.

PRECEDENT TRANSACTION ANALYSIS

         Adams, Harkness & Hill assessed the relative valuation, associated with selected publicly-disclosed change of control transactions it deemed relevant as of the date of announcement of such transactions. Adams, Harkness & Hill reviewed eight transactions announced between March 2000 and July 2001 that involved the acquisition of the equity shares of publicly-traded companies for which share price data was available. The following table sets forth a summary of the ratio of transaction value to LTM Revenue associated with such transactions compared to the ratio implied by the SG Merger:

                                                                                      TARGET                  PREMIUM
                                                                       ANNOUNCED       LTM     TRANSACTION   TO CLOSING
                                                          DATE        TRANSACTION    REVENUE    VALUE/ LTM    PRICE 20
     TARGET NAME                 ACQUIRER NAME          ANNOUNCED   VALUE(1) ($MM)    ($MM)       REVENUE    DAYS PRIOR
     -----------                 -------------          ---------   --------------   -------   -----------   ----------
EShare Communications, Inc.  Divine, Inc.                07/09/01        $ 57          $74         0.8x         95%
Broadbase Software, Inc.     Kana Software, Inc.         04/09/01          NM(2)       $55          NM         (66)%
Brightware, Inc.             Fire Pond, Inc.             01/30/01          NM(3)       $11          NM        Private
PrimeResponse Inc.           Chordiant Software, Inc.    01/08/01        $ 65          $31         2.1x         11%
NetCreations, Inc.           SEAT Pagine Gialle S.p.a.   12/21/00(4)     $ 79          $55         1.4x         11%
NetCreations, Inc.           DoubleClick Inc.            10/03/00(4)     $161          $55         2.9x        (50)%
Pilot Software, Inc.         Accrue Software, Inc.       08/10/00        $ 21(5)       $15         1.4x       Private
Inference Corp.              Egain Communications Corp.  03/15/00        $ 66          $23         2.9x         73%
                                                             MEAN:       $107          $40         1.9x         12%
                                     VALUES IMPLIED BY THE MERGER:         NM(6)       $29(7)       NM         108%

------------------

1 Transaction value is similar to EV (i.e., is the sum of a company's market capitalization and that portion of debt representing permanent capital, less excess cash), but market capitalization is replaced in the calculation of transaction value by the total value of the consideration paid for the target company's equity capital. Values shown were calculated by Adams, Harkness & Hill, based on published reports and available information.

2 At the time of announcement, Kana Software proposed issuing shares valued at roughly $75.5 million. However, Broadbase Software had cash of approximately $130 million at the time of the announcement.

3 At the time of the announcement, Chordiant Software proposed issuing shares and options valued at roughly $37.0 million. However, PrimeResponse had cash of approximately $40 million at the time of the announcement.

4 The transaction value shown reflects approximately $30 million of cash held by NetCreations at the time of the announcement. On December 21, 2000, NetCreations announced its intention to terminate its agreement with DoubleClick and to accept an all-cash acquisition proposal from SEAT Pagine Gialle, which valued NetCreations' equity at approximately $109 million. At the time of the termination, the value of the all-stock transaction with DoubleClick had declined to approximately $59 million.

5 The transaction value shown is as of the date of the announcement of the transaction, which was concurrent with the closing, as Pilot Software was privately-held.

6 The transaction value implied by the merger is negative and, therefore, meaningless for purposes of this analysis.

7 Our company's LTM Revenues were calculated for the quarter ended September 30, 2001.

         Adams, Harkness & Hill noted that the terms of the SG Merger implied a negative transaction value and that, as such, the ability to compare relative values with and among the precedent transactions was problematic. Adams, Harkness & Hill noted that two of the precedent transactions had negative transaction values as a result of the respective target company's cash balance exceeding the equity value of the respective transaction. Adams, Harkness & Hill discussed with the special committee the implications of such a negative transaction value, including the implication in such instances that the acquiring company, in valuing the company to be acquired, was assuming that the acquired company would continue to consume cash for some meaningful period after the transaction was completed.

         Adams, Harkness & Hill discussed with the special committee its concern that, even though the majority of the precedent transactions were announced after the second calendar quarter of 2000, a point representing the beginning of a significant and prolonged decline in per share value among publicly-held software vendors, many of the transactions were announced at relatively high valuations that did not reflect at the time of their announcement this decline in value across the software industry. Adams, Harkness & Hill noted the majority of transactions over the last two years in the software industry segments in which the company competes involved the acquisition of companies with a significant portion of their business directed toward the Internet and, as such, the valuations at which these transactions were announced reflected this direction and the enthusiasm investors had at the time for Internet-oriented businesses. Adams, Harkness & Hill further noted many Internet-oriented companies that had been acquirers during this period (e.g., DoubleClick Inc. and Kana Software, Inc.) had themselves seen their valuations decline significantly.

         Adams, Harkness & Hill advised the special committee that, even though the precedent transaction data did not support a specific comparison of the SG Merger to the precedent transactions, it had concluded that from its analysis of the precedent transactions and its familiarity with the current merger and acquisition environment that the terms of the SG Merger, specifically the valuation of $2.70 per share, compared favorably with the terms and valuations associated with the precedent transactions.

         Adams, Harkness & Hill utilized in developing its fairness opinion a comparison of the premiums implied by the $2.70 per share offered in the SG Merger to historical share prices of the company's common stock to premiums from historical share prices associated with the precedent transactions. Adams, Harkness & Hill discussed with the special committee the absolute magnitude of the premiums implied by the $2.70 per share offered in the SG Merger, noting the $2.70 per share represented a premium of 78.8% to the closing share price of the company's common stock on October 22, 2001. Similarly, the $2.70 per share offered in the SG Merger represented a premium of 107.7% to the closing share price of September 25, 2001, representing four trading weeks prior to October 22, 2001. Adams, Harkness & Hill noted, while the $2.70 offered in the SG Merger represented a discount of 16.9% to the closing share price of October 20, 2000 (representing the last trading day one calendar year prior to October 22, 2001), the $2.70 offered in the SG Merger represented a premium of 24.4% to the volume weighted average price for that same one year period.

LIQUIDATION ANALYSIS

         Adams, Harkness & Hill assessed the historical book value of the assets, both tangible and intangible, on our balance sheet as of September 30, 2001 and assumed that cash, net of payables and expenses, would be distributed to our shareholders. Adams, Harkness & Hill valued individual asset classes under the assumption that, net of associated liabilities, these assets could be sold on an arms-length basis and in a reasonable period of time. This approach focuses on the net liquidation value of certain balance sheet items and the possible sale proceeds from the disposal of certain distinct operations. Based on its discussions with service firms engaged in the liquidation of businesses and its familiarity with the stand alone value of intellectual property such as software code, Adams, Harkness & Hill assigned discounts to book value based on asset categories. Property and equipment was valued at 30% of book value and accounts receivable and certain intellectual property were valued at 50% of book value.

         After assessment of our operations and the likelihood of sale of any particular asset, Adams, Harkness & Hill concluded that, other than cash and cash equivalents totaling approximately $37 million, the annuity value of the revenue stream derived from customer service and support contracts with existing customers was the asset with the highest potential value in a liquidation. Based on its analysis of this revenue stream and its discussions with certain value-added resellers and systems integrators familiar with the customer relationship management software segment, Adams, Harkness & Hill concluded the annuity value of this revenue stream was approximately $3.4 million. Adams, Harkness & Hill then estimated the potential expenses that would be incurred in a liquidation. Such expenses include, without limitation, lease termination payments, employee severance and litigation costs associated with the termination of accounts and contracts and the collection of accounts receivables. While quantifying such potential payments in inherently speculative, Adams, Harkness & Hill considered the fact that approximately $6 million of rent payments remain payable under the company's lease for its offices in Delray Beach, Florida and estimated severance costs associated with a liquidation to be approximately $3 million. The costs of legal fees in connection with a liquidation were estimated to be approximately $1 million.

         Adams, Harkness & Hill then totaled the asset categories, and deducted liabilities and assumed expenses and cash charges associated with such a liquidation and concluded that the range of pre-tax value to be realized on a per share basis ranged from approximately $2.30 to approximately $2.90. Adams, Harkness & Hill advised the special committee of the difficulty of a liquidation and the unpredictability of the costs of liquidation due to, among other things, severance payments, lease termination payments, litigation costs associated with the termination of accounts and the inability to collect accounts receivable. Although cash and cash equivalents would be realized in the event of a liquidation, Adams, Harkness & Hill emphasized the low probability of realizing an attractive valuation for the company's customer support business because a majority of the company's support contracts relate to the company's primary product which is written in COBOL, an outmoded computer programming language that is difficult to maintain. Therefore, a buyer of this asset would face the risk that customers fail to renew service contracts and instead upgrade their software.

SOLICITATION OF POTENTIAL ACQUIRERS AND MERGER PARTNERS

         Adams, Harkness & Hill identified a large group of potential acquirers of our company based on its familiarity with the customer relationship management, enterprise resource management and supply chain management segments of the software industry, as well as extensive discussions with company management and Sharon Gardner who had contacted approximately 50 potential buyers of our company between March 2001 to June 2001. With the permission of the special committee, Adams, Harkness & Hill contacted the 17 parties that it deemed most likely to have an interest in a negotiated business combination with the company. Of the 17 parties contacted by Adams, Harkness & Hill, seven had not been contacted previously by Sharon Gardner. Such a limited solicitation of potential acquirers was not a methodology Adams, Harkness & Hill used in developing its fairness opinion, per se, but the responses to such solicitation did contribute to substantiating the assumptions it made and conclusions at which it arrived.

         Initial contact with potential acquirers or merger partners was made without specifically revealing the identity of the company, although the company's public company status, operating background and markets served were disclosed to each potential acquirer or merger partner. Based on a satisfactory expression of interest by a contacted party, Adams, Harkness & Hill arranged for a non-disclosure agreement to be executed and, upon such execution, distributed a package of publicly-available materials describing the company to that contacted party. Adams, Harkness & Hill subsequently discussed with each interested party their interest and qualified their ability to proceed in a timely fashion with due diligence, their own evaluation of the opportunity and, if appropriate, negotiation of a transaction with the company.

         Of the 17 parties contacted by Adams, Harkness & Hill, three expressed sufficient interest to execute a non-disclosure agreement. Of these three, only one party engaged in any degree of substantive due diligence, ultimately determining it was not interested in proceeding with evaluation of the opportunity.

         Adams, Harkness & Hill advised the special committee of the responses from those parties declining initial interest and those parties to whom the company had been identified and to whom information had been distributed. In summary, the reasons for declining to pursue a transaction with the company were:

         - the depressed state of the software industry in general and, specifically, the marked decline in performance of companies in the customer relationship management segment of the software industry made managers of these companies reluctant to consider any near-term acquisition or merger activity;

         - the unfavorable view held by many of the parties contacted, whose software has been written in contemporary open programming languages (e.g., C++ and Java), that the company's key applications, written in the COBOL programming language for the Hewlett Packard 3000 mini-computer product line, would require a prohibitively high commitment of development time and expense to make the applications compliant and interoperable with those vendors' existing applications;

         - the unfavorable view held by many vendors of customer relationship management, enterprise resource management and supply chain management software of the market segments served by the company, specifically the Internet retailing segment and related segments (e.g., fulfillment houses), as unattractive due to the number of recent business failures; and

         - the company's recent financial losses and cash consumption and the assumed prospect for continued losses and cash consumption.

SUMMARY OF ADAMS, HARKNESS & HILL VALUATION ANALYSES

         The foregoing summary does not purport to be a complete description of the analyses performed by Adams, Harkness & Hill. The preparation of a fairness opinion is a complex process. Adams, Harkness & Hill believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its opinion. Adams, Harkness & Hill did not attempt to assign specific weights to particular analyses. Any estimates contained in Adams, Harkness & Hill's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Adams, Harkness & Hill does not assume responsibility for their accuracy. Taken together, the information and analyses employed by Adams, Harkness & Hill lead to its overall opinion that the consideration to be received in the SG Merger is fair, from a financial point of view, to the company's shareholders, other than the Principal Shareholders and SG.

                           RAYMOND JAMES PRESENTATION

         On July 25, 2001 representatives from Raymond James & Associates, Inc. ("Raymond James") presented a preliminary analysis of the valuation of the company to the company's board of directors. Raymond James' preliminary analysis included a valuation of the company using the following methodologies: (i) liquidation analysis, (ii) comparison to precedent merger and acquisition transactions, (iii) discounted cash flow analysis, and (iv) comparison to public companies in the same or similar segments of the market as the company. This analysis produced a broad range of values depending on the methodology used. The Raymond James presentation was based on the company's June 30, 2001 financial statements and certain projections provided by company management. The following description of the conclusions reached by Raymond James and certain of the assumptions in which such conclusions were based was prepared by the company based on the materials distributed by Raymond James to the company's board of directors on July 25, 2001 (the "Raymond James Presentation"). The summary was not prepared by or approved by Raymond James. The Raymond James
Presentation is included as an exhibit to the company's Schedule 13E-3 filed concurrently with this proxy. This summary does not purport to be a complete description of the Raymond James Presentation. Raymond James has indicated that the statements included in this proxy statement contain numerous inaccuracies and mischaracterizations as to the scope and intent of the July 25, 2001 presentation but has not responded to a request to correct the disclosure.

         Raymond James filed a demand for arbitration against the company with the American Arbitration Association claiming breach of contract. Raymond James claims that it is owed $750,000 in connection with services it believes it should have been retained to perform in connection with company's proposed merger transaction with SG. The company believes that Raymond James' claims are without merit and intends to defend the proceeding vigorously.

LIQUIDATION ANALYSIS

         Raymond James concluded that the value of each share of the company's common stock if the company were to liquidate was $2.63. Raymond James valued accounts receivable at 50% of book value, inventory at 50% of book value, pre-paid expenses and other current assets at 10% of book value and property and equipment at 50% of book value. Raymond James did not assign any value to the revenue stream derived from the company's customer service and support contracts with its existing customers. Raymond James estimated the costs of a liquidation to be approximately $5.5 million. Raymond James did not include potential employee severance costs in such estimation.

COMPARISON WITH RECENT MERGER & ACQUISITION ACTIVITY

         Raymond James analyzed recent merger and acquisition activity with regard to (i) software companies and (ii) recent "going private" transactions across all industries. Raymond James' analysis focused on Total Enterprise Value/Revenue ("TTM/Revenue") and Purchase Price of Equity/Tangible Book Value ("PPE/TBV"). As a result of this analysis, Raymond James concluded that when comparing the company with precedent merger and acquisition transactions of software companies, the value of the company's common stock was $17.39 per share using a TTM/Revenue calculation and $28.38 per share using a PPE/TBV calculation. Raymond James concluded that the value of the company's common stock was $4.90 per share using a TTM/Revenue calculation and $7.35 per share using a PPE/TBV calculation when comparing the company with precedent "going private" transactions.

DISCOUNTED CASH FLOW ANALYSIS

         Raymond James valued the company using a discounted cash flow analysis. Using preliminary projections supplied by the company, Raymond James concluded that the company's cash flow would be negative through 2004. Using this methodology, Raymond James concluded that the value of the company's common stock was between $3.59 and $5.14 per share depending on the discount rate applied to the analysis and the estimated terminal value of the company.

PEER GROUP COMPARISON

         Raymond James' final analysis was a comparison of the company to other companies in the same or similar sectors of the market as the company. Using this analysis, Raymond James concluded that the value of the company's common stock was between $8.35 and $11.02 per share.

                    OUR MANAGEMENT'S FORECAST - THE SG MERGER

         We do not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with our possible sale to SG, during August 2001 our management prepared and provided to Adams, Harkness & Hill the projections set forth below in order to assist in its preparation of a fairness opinion to the special committee in connection with the SG Merger. The projections have been included herein solely because Adams, Harkness & Hill considered them in rendering its fairness opinion. The special committee has reviewed the projections and determined that Adams, Harkness & Hill's reliance on them was reasonable.

         The primary assumptions underlying our management's forecasts are as follows:

     For 2001

     -   Actual results through June 30, 2001
     -   Q3 New Customer Systems Sales forecast      - $1,189,314
     -   Q3 Existing Client Systems Sales forecast   - $1,502,214
     -   Q4 New Customer System Sales forecast       - $1,134,954
     -   Q4 Existing Client System Sales forecast    - $1,709,023

     - Support and Services revenues estimated based on existing commitments and estimated demand
     - Costs of sale for hardware and third party software based on estimated margins. Cost of sales salaries are based on established budgets
     -    General and Administrative expenses are based on established budgets
     - General and Administrative expenses include estimated merger expenses of $1,000,000
     -    Sales and Marketing expenses are based on established budgets
     -    Research and development expenses are based on established budgets
     - Income tax benefit is based on an estimated benefit of 20% of net consolidated losses

     For 2002

     - New Customer System Sales are based on 30 implementations at an average sale price of $250,000 for a total of $7,500,000
     -    Existing Client software sales are estimated to be $4,000,000
     - Existing Client 3rd party hardware and software sales are estimated to increase by 5% over 2001 for a total of $4,638,616
     - Support revenues were estimated by annualizing fourth quarter 2001 estimated support fees and factoring new client sales as well as software license upgrades, offset by client attrition
     -    Services revenues are estimated to increase by 5% over 2001 levels
     - Costs of sale for hardware and third party software are based on estimated margins. Cost of sales salaries are based on a 10% reduction from fourth quarter 2001 levels
     - General and Administrative expenses are based on a 10% reduction from 2001 levels
     - Sales and Marketing expenses are based on a 10% reduction from 2001 levels
     - Research and development expenses are based on a 10% reduction from 2001 levels
     - International subsidiary revenues were separately budgeted and assume a 20% decrease from 2001
     - International subsidiary expenses were separately budgeted and are based on 110% of subsidiary revenues
     - No income tax benefits are assumed for 2002 losses due to the uncertainty of realizing such benefits

         The projections below were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission, or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither our independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or other form of assurance with respect to these projections or their achievability, and assume no responsibility for, and disclaim any association with them. The inclusion of these projections in this document should not be regarded as a representation by us, any members of our management team, our board of directors, the special committee, SG, the Principal Shareholders, Adams, Harkness & Hill or any of their advisors, agents or representatives that these projections are or will prove to be correct. Projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond our control. As a result, there can be no assurance that any of these projections will be realized.

         The projections below are or involve forward-looking statements and, as discussed below, are based upon a variety of assumptions. These assumptions involve judgments with respect to future economic, competitive, industry and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors are described under "Cautionary Statement Regarding Forward-Looking Statements -- The SG Merger." In addition, with respect to the SG Merger, the following factors, among others, could cause actual events to differ materially from those described herein: inability to satisfy various conditions to the closing of the SG Merger, including failure of our stockholders to approve the SG Merger; the costs related to the SG Merger; and the effect of the SG Merger on vendor, supplier, customer or other business relationships. All of the above matters are difficult to predict and many are beyond our control. Accordingly, there can be no assurance that any of the projections are indicative of our future performance or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Regarding Forward-Looking Statements -- The SG Merger" on page ___.

         The inclusion of the projections herein should not be interpreted as an indication that any of the company, SG, the Principal Shareholders or Adams, Harkness & Hill or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the predictions should not be relied upon as such. None of the company, SG, the Principal Shareholders or Adams, Harkness & Hill or their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the company compared to information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. For comparative purposes only, the projections provided by the company to Raymond James in June 2001, to Adams, Harkness & Hill in August 2001 and October 2001 and to Syngistix in January 2002 are also provided. The projections provided to Raymond James and to Adams, Harkness & Hill changed because, due to the passage of time, management had greater visibility as to the results of 2001 and the potential results of 2002.

                                                                      PROJECTIONS FOR FISCAL YEAR PROVIDED TO
                                                                      SYNGISTIX (JANUARY 2002):
                                                                      ---------------------------------------
                                                                                                     2002E
                                                                                                 ------------
Total Revenue ...................................................                                $ 32,870,352
Gross Margin.....................................................                                $ 17,423,173
Operating Income.................................................                                $ (1,225,152)
Net Income (Loss)................................................                                $   (544,695)



                                                                      PROJECTIONS FOR FISCAL YEAR PROVIDED TO
                                                                      ADAMS, HARKNESS & HILL (OCTOBER 2001):
                                                                      ---------------------------------------
                                                                          2001E                      2002E
                                                                      -------------              ------------
Total Revenue ...................................................     $  27,484,929              $ 30,324,186
Gross Margin.....................................................     $  11,980,928              $ 14,570,432
Operating Income.................................................     $ (10,766,480)             $ (3,995,532)
Net Income (Loss)................................................     $  (7,207,802)             $ (2,765,018)



                                                                      PROJECTIONS FOR FISCAL YEAR PROVIDED TO
                                                                      ADAMS, HARKNESS & HILL (AUGUST 2001):
                                                                      ---------------------------------------
                                                                          2001E                      2002E
                                                                      -------------              ------------
Total Revenue ...................................................     $  29,905,908              $ 30,324,186
Gross Margin.....................................................     $  11,180,616              $ 14,570,432
Operating Income.................................................     $  (8,577,815)             $ (3,995,532)
Net Income (Loss)................................................     $  (5,445,123)             $ (2,765,018)



                                                                      PROJECTIONS FOR FISCAL YEAR PROVIDED TO
                                                                      RAYMOND JAMES (JUNE 2001):
                                                                      ---------------------------------------
                                                                          2001E                      2002E
                                                                      -------------              ------------
Total Revenue ...................................................     $  32,269,537              $ 40,062,824
Gross Margin.....................................................     $  13,613,303              $ 18,896,992
Operating Income.................................................     $  (6,019,576)             $  1,735,887
Net Income (Loss)................................................     $  (2,501,554)             $   (197,751)

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS --
                                  THE SG MERGER

         This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to us that are based on the beliefs of management as well as assumptions made by and information currently available to us. Forward-looking statements include statements concerning projected financial data, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the SG Merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events, including the completion of the SG Merger, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others:

         - the failure of shareholders to approve the SG Merger Agreement and the SG Merger;

         - the unpredictability of revenues due to the large dollar amounts of our individual license transactions and the lengthy and unpredictable sales cycles for these transactions;

         - our dependence on the development, introduction and client acceptance of new and enhanced versions of our software products;

         - our ability to control costs, including costs associated with our infrastructure and increased research and development expenses;

         -        our dependence on new product development;

         - uncertainties regarding the outcome of the pending class action litigation against us;

         - our reliance on a combination of trade secrets, copyright and trademark law, nondisclosure agreements and technical measures to protect our proprietary technology;

         - our ability to sell our products in new markets within the direct commerce industry;

         - our dependence on proprietary technology licensed from third parties;

         - our ability to continue to resell a variety of hardware and software developed and manufactured by third parties;

         - our ability to maintain margins on the sale of hardware and software developed and manufactured by third parties;

         - significant competition in the software and direct commerce industry and competitive pricing for our products;

         -        customer concentration;

         - fluctuations in demand for our products which are dependent upon the condition of the software and direct commerce industries;

         -        our ability to collect receivables;

         - economic effects of the September 11, 2001 terrorist attacks in New York, near Washington, D.C. and in Pennsylvania, the possibility of future attacks and the uncertain effect of the country's military involvement resulting from such attacks; and

         - other risks and uncertainties described in this proxy statement and other documents filed with the Securities and Exchange Commission.

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy. Further information about the risks of forward-looking statements applicable to us can be found in [OUR FORM 10-Q FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000], both of which have been incorporated herein by reference and attached as Annex D and Annex E, respectively, to this proxy statement.

                               THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

         We are furnishing this proxy statement in connection with a special meeting of our shareholders to be held on [__________________] [__], 2002 at 10:00 a.m. local time at the Embassy Suites, 661 Northwest 53rd Street, Boca Raton, Florida 33487, to allow our shareholders to consider and vote on a proposal to approve the Syngistix Merger and Syngistix Merger Agreement and the SG Merger and the SG Merger Agreement. A copy of the Syngistix Merger Agreement is attached to this proxy statement as Annex A and a copy of the SG Merger Agreement and SG Amendment are attached to this proxy statement as Annex B. If the Syngistix Merger Agreement is approved by our shareholders and the other conditions to the Syngistix Merger are satisfied or waived, Citrus will be merged with and into us and all shares currently held by our shareholders will be converted into the right to receive $2.90 in cash, without interest. If the conditions to the Syngistix Merger Agreement are not satisfied or waived and the SG Merger and SG Merger Agreement is approved by our shareholders and the other conditions to the SG Merger are satisfied or waived, SG will merge with and into us and all shares currently held by our shareholders (other than the Principal Shareholders and SG) will be converted into the right to receive $2.70 in cash, without interest. The SG Merger will only occur if the conditions to close the Syngistix Merger do not occur and the Syngistix Merger Agreement is terminated.

         OUR SHAREHOLDERS MAY VOTE TO APPROVE BOTH THE SYNGISTIX MERGER AND THE SG MERGER, ONLY ONE OF THEM, OR NEITHER OF THEM. IF THE CLOSING CONDITIONS TO THE SYNGISTIX MERGER (INCLUDING THE APPROVAL OF OUR SHAREHOLDERS) ARE SATISFIED OR WAIVED, THE SYNGISTIX MERGER WILL OCCUR AND THE SG MERGER WILL NOT OCCUR. IF THE CLOSING CONDITIONS TO THE SYNGISTIX MERGER ARE NOT SATISFIED OR WAIVED AND THE SYNGISTIX MERGER DOES NOT OCCUR AND THE CLOSING CONDITIONS TO THE SG MERGER ARE SATISFIED OR WAIVED, THE SG MERGER WILL OCCUR.

         We are also soliciting proxies to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting and such other matters as may properly come before the special meeting or any adjournment of the special meeting. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment. If the special committee believes that it is in the best interest of the shareholders to waive certain conditions to either the Syngistix Merger Agreement or the SG Merger Agreement, such conditions will be waived. We will not re-solicit proxies if any of the conditions are waived.

         Representatives of our independent auditors are not expected to be present at the special meeting.

         THE SPECIAL COMMITTEE, THE BOARD, WITH MESSRS. SMITH AND GARDNER ABSTAINING, AND THE FULL BOARD UNANIMOUSLY, HAVE ADOPTED AND APPROVED THE SYNGISTIX MERGER AGREEMENT AND THE SYNGISTIX MERGER AND RECOMMEND A VOTE FOR APPROVAL OF THE SYNGISTIX MERGER AGREEMENT AND THE SYNGISTIX MERGER.

         THE SPECIAL COMMITTEE, THE BOARD, WITH MESSRS. SMITH AND GARDNER ABSTAINING, AND THE FULL BOARD UNANIMOUSLY, HAVE ADOPTED AND APPROVED THE SG MERGER AGREEMENT AND THE SG MERGER AND RECOMMEND A VOTE FOR APPROVAL OF THE SG MERGER AGREEMENT AND THE SG MERGER.

REQUIRED VOTES

         The affirmative vote of at least a majority of the outstanding shares entitled to vote thereon (including shares held by SG (if any) and the Principal Shareholders) is required to approve the Syngistix Merger Agreement and the Syngistix Merger and the SG Merger Agreement and SG Merger. In addition, it is a condition to our obligation to consummate the SG Merger that the holders of a majority of our outstanding shares of common stock other than the Principal Shareholders and SG and their affiliates vote to approve the SG Merger Agreement. We may waive this condition.

         As of [________________], 2002, the Principal Shareholders were the beneficial owners of approximately 35% of the outstanding shares of our common stock, of which all shares are eligible to vote at the special meeting. The Principal Shareholders have agreed to vote these shares favor of the approval of the Syngistix Merger and the Syngistix Merger Agreement and the SG Merger and the SG Merger Agreement.

         As of [_________________], 2002, our directors and executive officers other than the Principal Shareholders beneficially owned less than 1% of our outstanding common stock, excluding options to purchase common stock. All of our directors and executive officers who own common stock have indicated that they intend to vote to approve the Syngistix Merger Agreement and the Syngistix Merger and the SG Merger Agreement and the SG Merger.

         VOTING AND REVOCATION OF PROXIES

         Shares that are entitled to vote and are represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares represented by the proxy will be voted for the proposals to approve the Syngistix Merger Agreement and the Syngistix Merger and the SG Merger Agreement and the SG Merger and for the proposal to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting. The board is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by the proxy are voted at the special meeting by:

         -        attending and voting in person at the special meeting,

         - giving notice of revocation of the proxy at the special meeting, or

         - delivering to our secretary a written notice of revocation or a duly executed proxy relating to the same shares and matters to be considered at the special meeting bearing a date later than the proxy previously executed.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM; VOTING AT THE SPECIAL MEETING

         Only holders of shares on the record date will be entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, there were outstanding and entitled to vote [_________] shares. Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. The presence, in person or by proxy, at the special meeting of the holders of at least a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business.

         Abstentions will be counted as present for the purpose of determining whether a quorum is present but will not be counted as votes cast in favor of either merger. Abstentions, therefore, will have the same effect as a vote against both mergers.

         Brokerage firms who hold shares in "street name" for customers will not have the authority to vote those shares with respect to the mergers if such firms have not received voting instructions from a beneficial owner. The failure of a broker to vote shares in the absence of instructions (a "broker non-vote") will be counted as present for the purpose of determining whether a quorum is present but will not be counted as votes cast in favor of either merger. Broker non-votes, therefore, will have the same effect as a vote against both mergers.

ADJOURNMENTS

         Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice (other than by the announcement made at the special meeting) by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to approve and adopt the Syngistix Merger Agreement and the Syngistix Merger and the SG Merger Agreement and the SG Merger. The board of directors unanimously recommends that you vote in favor of the proposal to grant discretionary authority to adjourn the meeting.

APPRAISAL RIGHTS

         Pursuant to the Florida Business Corporation Act, because our shares are listed on the Nasdaq National Market, shareholders do not have appraisal rights whether they vote for or against the mergers.

SOLICITATION OF PROXIES

         We will bear the cost of soliciting proxies from shareholders. In addition to soliciting proxies by mail, our officers and directors and employees, without receiving additional compensation, may solicit proxies by telephone, facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them. We have retained D.F. King & Co., Inc., at an estimated cost of approximately $10,000, plus reimbursement of expenses, to assist us in the solicitation of proxies.

                   CERTAIN INFORMATION CONCERNING OUR COMPANY


SELECTED HISTORICAL FINANCIAL DATA

         We are providing the following historical financial information to aid you in your analysis of the financial aspects of either merger.

         The following selected financial data is only summary and should be read with our financial statements and the notes to those statements and our "management's discussion and analysis of financial condition and results of operations" contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000 and our Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2001 attached as Annex D and Annex E, respectively, to this proxy statement and incorporated by reference herein. The statement of operations data for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 and the balance sheet data at December 31, 2001, 2000, 1999, 1998 and 1997, are derived from our financial statements which have been audited by our independent auditors, KPMG, LLP (except for the December 31, 2001 financial statements which have not yet been audited). KPMG has not opined or consented to the pro forma data. Please note that historical results are not necessarily indicative of the results to be expected in the future. See Annex D and Annex E hereto.

                                                                 YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------------
                                               2001           2000          1999         1998          1997
                                             ---------     ---------     ---------     ---------     ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
   OPERATIONS DATA:
Revenue ................................        26,265        45,616        46,598        33,702        18,652
Cost of sales and services .............        14,965        25,301        22,544        17,780        11,889
                                             ---------     ---------     ---------     ---------     ---------
Gross Profit ...........................        11,300        20,315        24,054        15,922         6,763
Operating expenses .....................        21,570        23,823        17,067        11,222         8,060
                                             ---------     ---------     ---------     ---------     ---------
(Loss) income from operations ..........       (10,270)       (3,508)        6,987         4,700        (1,297)
Other (expense) income, net ............         1,107         2,299         1,584        (1,697)       (2,071)
                                             ---------     ---------     ---------     ---------     ---------
(Loss) Income before provision
   for income taxes ....................        (9,163)       (1,209)        8,571         3,003        (3,368)
Income Tax benefit (expense) ...........         1,651          (375)       (3,048)           --            --
                                             ---------     ---------     ---------     ---------     ---------
Net (loss) income ......................     $  (7,512)    $  (1,584)    $   5,523     $   3,003     $  (3,368)
                                             =========     =========     =========     =========     =========

Net (loss) income per share:
   Basic ...............................     $   (0.61)    $   (0.13)    $    0.48     $    0.57     $   (0.64)
                                             =========     =========     =========     =========     =========
   Diluted .............................     $   (0.61)    $   (0.13)    $    0.44     $    0.50     $   (0.64)
                                             =========     =========     =========     =========     =========

Weighted average shares used in
  calculating net income per share:

   Basic ...............................        12,394        12,372        11,622         5,263         5,263
                                             =========     =========     =========     =========     =========
   Diluted .............................        12,394        12,372        12,426         8,131         5,263
                                             =========     =========     =========     =========     =========

                                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                               2001           2000          1999          1998          1997
                                             ---------     ---------     ---------      --------      --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA DATA
    (UNAUDITED):
    Income (loss before income tax
       expense benefit .................                                 $   8,571         3,003        (3,368)
Pro forma income tax (expense)
    benefit (2) ........................                                    (3,378)       (1,215)          948
                                                                         ---------      --------      --------
Pro forma net income (loss) (2) ........                                 $   5,193      $  1,788      $ (2,420)

BALANCE SHEET DATA:
    Cash and cash equivalents ..........    $ 35,755       $ 36,827      $  39,246      $   1,577     $    169


------------------

(1) The fair value of the conversion features of the Convertible Debentures was determined to be $3.5 million based on the difference between the stated interest rates and the estimated market rate of such Convertible Debentures on the date of issuance. The amount is included in additional paid-in capital in the accompanying consolidated balance sheet, with the resulting original issue discount on the convertible debt being amortized from the date of issuance (December 19, 1994) to the date the security first became convertible (June 30, 1997). This interest expense is a non-cash item.

(2) Prior to completing our initial public offering of common stock and as a result of our election to be treated as an S Corporation before that time for income tax purposes, we were not subject to federal or certain state income taxes. Upon our voluntary revocation of our S Corporation status effective January 1, 1999, we became subject to federal and certain state income taxes at applicable rates for a C Corporation. The unaudited pro forma income tax (expense) benefit presented in the consolidated statements of operations represents the estimated taxes that would have been recorded had we been a C Corporation for income tax purposes for each of the periods presented.


RECENT DEVELOPMENTS [TO BE UPDATED TO INCLUDE UPDATES SINCE 12/31/01]

         On November 9, 2001, we sold the assets of our domestic subsidiary, NewHaven Software Corporation, in exchange for a promissory note in the amount of $200,000, plus interest, to be paid quarterly over four years, commencing July 1, 2002.

         On November 9, 2001, we sold the shares of our United Kingdom subsidiary, Smith-Gardner & Associates Limited, for (pound)1 to Anthony C. Glover, its former managing director. On that date, we executed a distribution agreement with Smith-Gardner pursuant to which we will receive royalties for sales of our products. We have retained the intellectual property rights to all products to be sold.

         During the second quarter of 2001, we ceased operations in Australia. We have no future plans to market or sell our products in Australia or the Pacific Rim and our Australian subsidiary was dissolved December 21, 2001 to take advantage of income tax losses resulting from the forgiveness of intercompany debt.

PRICE RANGE OF SHARES; DIVIDENDS; AND STOCK REPURCHASES

         In February 1999, we completed an initial public offering of 4,410,000 shares of common stock at $12.00 per share. Our aggregate net proceeds from the initial public offering, after deducting underwriting discounts and commissions and other expenses, were approximately $44 million.

         Our common stock began trading on the NASDAQ National Market under the symbol "SGAI" on January 29, 1999. On December 4, 2000, we changed our name from Smith-Gardner & Associates, Inc. to Ecometry Corporation and continued trading on the NASDAQ National Market under the new symbol of "ECOM". Market price information is not available prior to January 1999. The following table sets forth the range of high and low bid prices for our common stock for the period from January 2000 through February 19, 2002, as reported by NASDAQ. The quotes represent "Inter-dealer" prices without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

                                                                                     HIGH             LOW
                                                                                     ----             ---
Year Ended December 31, 2000
      First Quarter...........................................................     $ 23.375         $ 15.875
      Second Quarter..........................................................     $ 18.000         $  3.688
      Third Quarter...........................................................     $  5.938         $  2.750
      Fourth Quarter..........................................................     $  4.047         $  1.375

Year Ended December 31, 2001
      First Quarter...........................................................     $  3.750         $  1.531
      Second Quarter..........................................................     $  2.040         $  1.188
      Third Quarter...........................................................     $  1.790         $  1.200
      Fourth Quarter..........................................................     $  2.640         $  1.300

Year Ended December 31, 2002
      First Quarter (through February 19, 2002)...............................     $  3.100         $  2.610

         On ______, 2002, we had issued and outstanding 12,422,474 shares of common stock. On such date, there were [ ] holders of record of our common stock. Such number includes shareholders of record who hold stock for the benefit of others. On October 25, 2001, the trading day immediately prior to the announcement of the SG Merger Agreement, the last reported sales price per share as reported on Nasdaq was $1.50.

         The payment of dividends is within the discretion of the board of directors. We have not declared or paid cash dividends on our common stock since our initial public offering. It is the present intention of the board of directors to retain all future earnings for use in our business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

         On August 19, 2000, Allan J. Gardner, one of the Principal Shareholders, purchased 25,000 shares of our common stock in the open market at a price of $4.639 per share.

OPTIONS HELD BY EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES

                                                                                          CASH PAYMENT       CASH
                                                                                            ASSUMING        PAYMENT
                                                                                           COMPLETION       ASSUMING
                                                               SHARES        EXERCISE     OF SYNGISTIX     COMPLETION
                           NAME                                COVERED         PRICE         MERGER       OF SG MERGER
                           ----                                -------       --------     ------------    ------------
Wilburn W. Smith(1)...................................          42,500        $ 17.35         $     0        $     0
Allan J. Gardner(1)...................................          42,500        $ 17.35         $     0        $     0
James J. Felcyn, Jr.(2)...............................           5,000        $ 15.78         $     0        $     0
                                                                 5,000(3)     $  1.75         $ 5,750        $ 4,750
                                                                15,000        $ 13.13         $     0        $     0
Robert Kneip(2).......................................          15,000        $  9.31         $     0        $     0
                                                                 5,000(3)     $  1.75         $ 5,750        $ 4,750
Francis H. Zenie(2)...................................          15,000        $ 12.00         $     0        $     0
                                                                 5,000        $ 15.78         $     0        $     0
                                                                 5,000(3)     $  1.75         $ 5,750        $ 4,750
Joy Crenshaw..........................................           2,222(4)     $  2.53         $   822        $   378
                                                                 6,205        $ 12.00         $     0        $     0
                                                                50,000        $  4.53         $     0        $     0
John Marrah...........................................         200,000        $  8.69         $     0        $     0
                                                                50,000        $  5.38         $     0        $     0
Martin Weinbaum.......................................           7,876(5)     $  2.53         $ 2,914        $ 1,339
                                                                72,453        $ 12.00         $     0        $     0
                                                                70,000        $ 15.78         $     0        $     0
                                                                40,000        $  4.38         $     0        $     0


------------------

(1)      Principal Shareholder
(2)      Special committee member
(3) 3,750 of these options will vest upon completion of either merger, resulting in the receipt of $4,312.50 if the Syngistix Merger is completed or $3,562.50 if the SG Merger is completed.
(4) Three of these options will vest upon completion of either merger, resulting in the receipt of $1.11 if the Syngistix Merger is completed or $.51 if the SG Merger is completed.
(5) Six of these options will vest upon completion of either merger, resulting in the receipt of $2.22 if the Syngistix Merger is completed or $1.02 if the SG Merger is completed.

         All of the above listed outstanding options will be fully vested immediately prior to the effective time of the Syngistix Merger or the SG Merger.

                     CERTAIN BENEFICIAL OWNERSHIP OF SHARES

         The following table sets forth certain information as of [_______] 2002 regarding the beneficial ownership of common stock by (i) each shareholder known to us to beneficially own more than five percent (5%) of the outstanding shares of common stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table of our annual proxy statement; and (iv) all directors and executive officers as a group. The percentage of beneficial ownership for each person or entity in the table is based on 12,422,474 shares of common stock outstanding as of _________, 2002, including for each person or entity any shares of common stock which may be acquired by such person or entity within 60 days upon exercise of outstanding options, warrants or other rights to acquire shares of common stock. Unless otherwise indicated, the address of each of the individuals listed below is 1615 South Congress Avenue, Delray Beach, Florida 33445-6368.


                                                                                       SHARES BENEFICIALLY OWNED
                                                                                     -----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                                  NUMBER               PERCENT
------------------------------------                                                 ---------             -------
Allan J. Gardner (1)........................................................         2,196,250(2)           17.6%
Wilburn W. Smith (1)........................................................         2,171,250(2)           17.4%
John Marrah (3).............................................................           114,000                 *
Martin Weinbaum (4).........................................................           107,263                 *
James J. Felcyn, Jr. (5)....................................................            11,250                 *
Francis H. Zenie (6)........................................................            15,000                 *
Robert C. Kneip (7).........................................................             5,000                 *
The Bear Stearns Companies Inc. (8).........................................           624,750               5.0%
Bear, Stearns & Co. Inc. (8)................................................           624,750               5.0%
All directors and executive officers as a group (8 persons) (9) ............         4,642,668              36.4%


------------------
*        Less than 1% of outstanding shares.

(1) Includes 21,250 shares of common stock subject to options exercisable within 60 days.

(2)      Expected to be contributed to SG prior to the SG Merger if applicable.

(3) Includes 112,500 shares of common stock subject to options which are or become exercisable within 60 days.

(4) Includes 107,263 shares of common stock subject to options which are or become exercisable within 60 days.

(5) Includes 11,250 shares of common stock subject to options which are or become exercisable within 60 days.

(6) Includes 15,000 shares of common stock subject to options which are or become exercisable within 60 days.

(7) Includes 5,000 shares of common stock subject to options which are or become exercisable within 60 days.

(8) According to a Schedule 13D filed by Bear, Stearns & Co. Inc. and The Bear Stearns Companies Inc., the parent company of Bear, Stearns & Co. Inc. The Schedule 13D indicates that each reporting entity may be deemed to beneficially own the same 624,750 shares of Common Stock. According to the Schedule 13D, the principal place of business of Bear, Stearns & Co. Inc. is 245 Park Avenue, New York, NY 10167.

(9) Includes 316,168 shares of common stock subject to options which are or become exercisable within 60 days.

                 CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

GENERAL

         We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by either the Syngistix Merger or the SG Merger, or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the Syngistix Merger or the SG Merger. It is a condition to Syngistix's obligation to close the Syngistix Merger that we have obtained all consents and approvals required pursuant to certain of our contracts. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the Syngistix Merger or the SG Merger pending the outcome of any such action or the receipt of any such approval (subject to the applicable party's right to decline to close the Syngistix Merger or the SG Merger if certain conditions to closing are not satisfied or waived. See "The Syngistix Merger Agreement -- Conditions to the Syngistix Merger" and "The SG Merger Agreement -- Conditions to the SG Merger" on pages 38-39 and 62-63.). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to our business, or that certain parts of our businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

HART-SCOTT-RODINO

         Neither the Syngistix Merger nor the SG Merger will require a filing or approval under the Hart-Scott-Rodino Act.

LITIGATION

         On November 13, 2001, a shareholder class action lawsuit was filed against Ecometry and certain Ecometry officers and directors alleging that the proposed transaction between SG and Ecometry is unfair to Ecometry's common shareholders. The lawsuit was filed in the Circuit Court for Palm Beach County, FL and is docketed as Wilson v. Ecometry Corp. et al., Case No. CA 01-11707 AF. Among other things, the complaint alleged that the defendants breached duties owed to the common shareholders to maximize the value received by the shareholders. The complaint sought a court order stopping the SG Merger from going forward and requiring the company to follow other procedures allegedly designed to elicit other potential bidders and obtain the highest possible price for the company. Because, among other things, the SG Merger had been negotiated by the special committee, and because the special committee had bargained for and obtained from SG a variety of shareholder protections that, among other things, enabled the special committee to negotiate and consummate a transaction superior to the SG Merger if one or more other parties expressed interest in acquiring the company after public announcement of the SG Merger, Ecometry regarded the complaint to be without merit and intended to defend it vigorously.

         Following Ecometry's public announcement of the proposed SG Merger on October 26, 2001, Ecometry received a merger proposal from Syngistix. Over a period of several weeks the special committee and the company negotiated with Syngistix and ultimately agreed to the Syngisitx Merger announced publicly on January 28, 2002. During those negotiations, the company and the special committee were at all times mindful of the pending class action litigation and its allegations questioning the vigorousness and reasonableness of the company's efforts in negotiating the SG Merger. The special committee's negotiating efforts resulted in an offer from Syngistix of $2.90 per share of Ecometry's common stock (an increase of $0.20 per share as compared to the price offered pursuant to the SG Merger Agreement).

         After the announcement that the company had agreed to the Syngistix Merger, the company and the plaintiff in the litigation reached an agreement in principle on February 11, 2002, to settle the litigation. That agreement in principle is conditioned on the execution, filing, and final court approval of a definitive settlement agreement, among other conditions. Under the agreement in principle, among other terms, the plaintiff and the class will dismiss with prejudice any and all claims that were brought or could have been brought in the class action litigation and will unconditionally release such claims as against the defendants. In addition, plaintiff's counsel will receive a payment from the company in the amount of $100,000 in respect of counsel's fees and expenses incurred in connection with prosecuting the class action suit, which will be paid upon a court order finally approving the settlement becoming non-appealable and otherwise final. Although the company continues to believe that the litigation was without merit, it also believes that resolving the litigation now, and thereby avoiding the uncertainties and additional expenses of the litigation process (including any appeals), is in the company's best interests.

         On December 11, 2001, the investment banking firm of Raymond James & Associates ("Raymond James"), Inc. filed a demand for arbitration against the company with the American Arbitration Association claiming breach of contract. Raymond James claims that is owed $750,000 in connection with services it believes it should have been retained to perform in connection with the company's proposed merger transaction with SG. The company believes that Raymond James' claims are without merit an intends to defend the proceeding vigorously. Among other things, the company believes that it had no obligation under its agreement with Raymond James to retain Raymond James for the transaction with SG, that the agreement between Ecometry and Raymond James was terminated and that the agreement is otherwise void and unenforceable as a matter of law.













                              ACCOUNTING TREATMENT

         The Syngistix Merger or the SG Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the applicable merger.

                           ESTIMATED FEES AND EXPENSES

         The following is an estimate of expenses incurred or to be incurred in connection with the transactions described in this proxy statement.

         Legal and accounting................................  $   450,000
         Filing fees.........................................  $     6,000
         Printing and mailing fees...........................  $    15,000
         Financial advisors fees.............................  $   425,000
         Proxy solicitation fees.............................  $    15,000
         Miscellaneous.......................................  $    89,000
                                                               -----------
         TOTAL:..............................................  $ 1,000,000

                              INDEPENDENT AUDITORS

         The consolidated financial statements and the related financial statement schedules as of [December 31, 2000 and 1999 and for each of the three fiscal years in the period ended December 2000] incorporated by reference into this proxy statement have been audited by KPMG LLP, independent auditors, as stated in their reports, which are included and incorporated by reference in this proxy statement. It is not expected that representatives of KPMG LLP will be present at the special meeting.

                              SHAREHOLDER PROPOSALS

         If either of the Syngistix Merger or the SG Merger is consummated, we will be a privately-held corporation and you will no longer be able to participate in any future meetings of our shareholders. However, if both the Syngistix Merger and the SG Merger are not consummated, our public shareholders will continue to be entitled to attend and participate in our shareholders' meetings. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the Securities and Exchange Commission, any shareholder who wishes to present a proposal at the next Annual Meeting of Shareholders, in the event both the Syngistix Merger and the SG Merger are not consummated, and who wishes to have the proposal included in our proxy statement for that meeting, must have delivered a copy of the proposal to us no later than November 26, 2001. In order for proposals by the shareholders not submitted in accordance with Rule 14a-8 to have been timely delivered within the meaning of Rule 14a-4(c) under the Exchange Act, the proposal must have been submitted so that it was received no later than February 11, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents previously filed by us with the Securities and Exchange Commission are incorporated by reference in this proxy statement and are deemed to be a part hereof:

         [- Ecometry Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

         - Ecometry Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001.]

         [OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2001 ARE ENCLOSED WITH THIS PROXY STATEMENT. SEE ANNEX D AND ANNEX E HERETO.] Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

         We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to Martin K. Weinbaum, Ecometry Corporation, 1615 South Congress Avenue, Delray Beach, Florida 33445-6368; telephone number: (561) 265-2700.

                              AVAILABLE INFORMATION

         We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by us with the Commission are also available at the website of the Commission at www.sec.gov.

         Because the SG Merger is a "going private" transaction, our company, SG, Wilburn W. Smith and Allan J. Gardner have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the SG Merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our shareholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Martin K. Weinbaum, Ecometry Corporation, 1615 South Congress Avenue, Delray Beach, Florida, 33445-6368, or from the Commission as described above.

         Our common stock is listed on the Nasdaq National Market (ticker symbol: ECOM), and materials may also be inspected at:

         The National Association of Securities Dealers, Inc.
         1735 K Street, N.W.
         Washington, D.C. 20006

         Upon consummation of either the Syngistix Merger or the SG Merger, the surviving corporation will seek to cause the shares to be delisted from trading on the Nasdaq National Market and to terminate the registration of our common stock under the Exchange Act, which will relieve us of any obligation to file reports and forms, such as an Annual Report on Form 10-K, with the Commission under the Exchange Act.

         A copy of the written opinion of Adams, Harkness & Hill, the financial advisor to the special committee and the board, is attached as Annex C to this proxy statement. The opinion is also available for inspection and copying during regular business hours at our principal executive offices by any interested shareholder of ours or the representative of any shareholder who has been so designated in writing.

         You should rely only on the information contained in this proxy statement to vote on the Syngistix Merger Agreement and the Syngistix Merger and the SG Merger Agreement and the SG Merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated [___________ ], 2002. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to shareholders shall not create any implication to the contrary.

                                 OTHER BUSINESS

         We know of no other business to be acted upon at the special meeting. However, if any other business properly comes before the special meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the special meeting, please sign the proxy and return it in the enclosed envelope.

                                          By order of the Board of Directors,



                                          Martin K. Weinbaum
                                          Secretary

[______________] [__], 2002

                              ECOMETRY CORPORATION

             SPECIAL MEETING OF SHAREHOLDERS OF ECOMETRY CORPORATION
                           TO BE HELD ON [ ] [ ], 2002

   THIS PROXY IS SOLICITED ON BEHALF OF THE SPECIAL COMMITTEE OF THE BOARD OF
                      DIRECTORS AND THE BOARD OF DIRECTORS

         The undersigned, revoking all prior proxies, hereby appoints Martin K. Weinbaum and James J. Felcyn, Jr., and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote as designated herein, all shares of common stock of Ecometry Corporation which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of Ecometry Corporation to be held at 10:00 a.m. local time, on [ ] [ ], 2002, at the Embassy Suites, 661 Northwest 53rd Street, Boca Raton, Florida 33487, and at all adjournments thereof, upon matters set forth in the Notice of Special Meeting of Shareholders and Proxy Statement dated [ ] [ ], 2002, a copy of which has been received by the undersigned. Any and all proxies heretofore given are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE SYNGISTIX MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR THE APPROVAL OF THE SG MERGER AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREBY. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                (Continued and to be signed on the reverse side)

(See Reverse Side)                                           (See Reverse Side)

                              ECOMETRY CORPORATION
                           1615 SOUTH CONGRESS AVENUE
                        DELRAY BEACH, FLORIDA 33445-6368

                      PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE SYNGISTIX MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, FOR THE APPROVAL OF THE SG MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR THE GRANT OF DISCRETIONARY AUTHORITY TO VOTE IN FAVOR OF ANY POSTPONEMENT OR ADJOURNMENTS OF THE MEETING. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.


                  1) To consider and vote on a proposal to approve the merger agreement, dated as of January 25, 2002, between us and Citrus Merger Corp., Syngistix, Inc. and, with respect to Section 7.6(b)(i) thereof only, Core Technology Fund IV, LLC, as amended from time to time, and the transactions contemplated thereby, including the merger of Citrus Merger Corp. with and into us (the "Syngistix Merger"), with Ecometry Corporation as the surviving company and with each outstanding share of our common stock being converted into the right to receive $2.90 in cash.

                        FOR             AGAINST           ABSTAIN

                        [ ]               [ ]               [ ]


                  2) To consider and vote on a proposal, which would take effect only if the Syngistix Merger does not occur, to approve the merger agreement, dated as of October 25, 2001, between us and SG Merger Corp. and, with respect to Section 5.2(c) thereof only, Wilburn W. Smith and Allan J. Gardner, as amended on January 25, 2002 and as may be further amended from time to time, and the transactions contemplated thereby, including the merger of SG Merger Corp. with and into us, with Ecometry Corporation as the surviving company and with each outstanding share of our common stock, other than shares held by SG Merger Corp., Wilburn W. Smith and Allan J. Gardner, being converted into the right to receive $2.70 in cash.

                        FOR             AGAINST           ABSTAIN

                        [ ]               [ ]               [ ]


                  3) Grant of discretionary authority to vote in favor of any postponements or adjournments of the meeting, if necessary.

                        FOR             AGAINST           ABSTAIN

                        [ ]               [ ]               [ ]

                  Mark box at right if you plan to attend the Special Meeting.
                  [ ]

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING PROPOSALS.

Please sign exactly as your name(s) appear(s) on the books of Ecometry Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title. If a partnership, the signature should be by an authorized partner or other person.


PLEASE BE SURE TO SIGN AND DATE THIS PROXY.        Date:
                                                         -----------------------

------------------------------------------         -----------------------------
Shareholder sign here                              Co-owner sign here